Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

UTZ BRANDS, INC.,

IDAHO USA, INC.,

IDAHO MERGER SUB, INC.

and

INTERSNACK GROUP GMBH & CO. KG

Dated as of July 20, 2026

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Family Stockholders

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 20, 2026, is by and among Utz Brands, Inc., a Delaware corporation (the “Company”), Idaho USA, Inc., a Delaware corporation (“Acquiror”), Idaho Merger Sub, Inc., a Delaware corporation and direct or indirect wholly-owned Subsidiary of Acquiror (“Merger Sub”), and Intersnack Group GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“Parent”). Parent, Acquiror, Merger Sub and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions contained herein, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation;

WHEREAS, in connection with the Merger, (a) each share of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock” or “Class A Shares”) issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares, any Dissenting Shares and any Remainder Shares) will be automatically converted into the right to receive the Merger Consideration and (b) each share of Class V Common Stock, par value $0.0001 per share, of the Company (the “Class V Common Stock” or “Class V Shares” and, together with the Class A Common Stock, the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time shall be canceled for no consideration, in each case, upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has established a special committee of the Company Board of Directors, consisting only of directors that the Company Board of Directors determined to each be a “disinterested director” (as defined in Section 144 of the DGCL) with respect to the transactions contemplated by this Agreement and the other Transaction Agreements (the “Special Committee”) to, among other things, (a) consider and evaluate the advisability of a potential sale of up to 100% of the issued and outstanding shares of capital stock of the Company or any similar transaction involving a material strategic acquisition or potential sale of the Company, by merger or otherwise; (b) review, evaluate, investigate, pursue and negotiate (or oversee and direct the negotiation of) the structure, form, terms and conditions of any such potential transaction and the form, terms and conditions of any definitive agreements or documents in connection therewith; (c) determine whether any such potential transaction is advisable, fair to and in the best interests of the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate); (d) make one or more recommendations, as appropriate, to the Company Board of Directors as to what action should be taken by the Company Board of Directors, if any, with respect to any such potential transaction, including regarding the approval (or rejection) of such potential transaction and its recommendation for the Company’s stockholders; and (e) take such other actions as the Special Committee may deem to be necessary, appropriate or advisable;

WHEREAS, the Special Committee, after due and careful consideration, and in consultation with the Special Committee’s tax, legal and financial advisors, has unanimously (a) determined that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) are fair to, advisable and in the best interests of, the Company and the Unaffiliated Company Stockholders and “unaffiliated security holders” as defined in Rule 13e-3 of the Exchange Act, (b) recommended that the Company Board of Directors approve, authorize, adopt and declare advisable this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) and determine that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders and “unaffiliated security holders” as defined in Rule 13e-3 of the Exchange Act and (c) recommended that, subject to Company Board of Directors approval, the Company Board of Directors submit this Agreement and the other Transaction Agreements to the stockholders of the Company for their approval and adoption and recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization (the “Special Committee Recommendation”);

WHEREAS, the Company Board of Directors (acting on the Special Committee Recommendation), after due and careful consideration, and in consultation with the Special Committee’s tax, legal and financial advisors, has unanimously of all voting adopted resolutions that (a) determined that this Agreement, the other Transaction Agreements, and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) are fair to and in the best interests of the Company and its stockholders, including the Unaffiliated Company Stockholders and “unaffiliated security holders” as defined in Rule 13e-3 of the Exchange Act, (b) approved, authorized, adopted and declared advisable this Agreement, the other Transaction Agreements, and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) and (c) resolved to recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization (the “Company Recommendation”) and to include such recommendation in the Proxy Statement;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board of Directors”) has unanimously approved the Merger, the TRA Payment and the Recapitalization and authorized (a) the execution and delivery by Acquiror of this Agreement and the other Transaction Agreements to which it is a party, (b) the performance by Acquiror of its covenants and agreements contained herein and in the other Transaction Agreements to which it is a party and (c) the consummation of the Merger, the TRA Payment and the Recapitalization upon the terms and subject to the conditions contained herein and in the other Transaction Agreements;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement, the other Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger, the TRA Payment and the Recapitalization upon the terms and subject to the conditions contained herein and in the other Transaction Agreements, (b) determined that this Agreement, the other Transaction Agreements to which it is a party, and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) are fair to, advisable and in the best interests of, Merger Sub and Acquiror, its sole stockholder, (c) approved, authorized, adopted and declared advisable this Agreement, the other Transaction Agreements to which it is a party, and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) and (d) resolved to recommend that Acquiror, as the sole stockholder of Merger Sub, vote in favor of the approval and adoption of this Agreement, the other Transaction Agreements to which it is a party, and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company, Parent, Acquiror and Merger Sub to enter into this Agreement, (a) each of the Continuing Stockholders (and certain family members and other affiliated persons or entities of such persons that are stockholders of the Company) is entering into a voting agreement with Parent, Acquiror and the Company (the “Voting Agreement”), pursuant to which each such person is agreeing to vote all of the Company Shares beneficially owned by it in favor of the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, at the Company Special Meeting, (b) the Company, Company LLC, the Continuing Stockholders and the TRA Representative (as defined therein) are entering into Amendment No. 2 to the Tax Receivable Agreement (the “TRA Amendment”), providing for the termination of the Tax Receivable Agreement, effective as of and concurrently with the Closing, in exchange for the payment by wire transfer of immediately available funds at the Closing by the Surviving Corporation to the Continuing Stockholders of an aggregate amount of $44,000,000 (collectively, the “TRA Payment”), with the allocation of the TRA Payment payable to Series U and to Series R set forth in the TRA Amendment, (c) the Company, Utz Brands Holdings, LLC, a Delaware limited liability company and a Subsidiary of the Company (“Company LLC”), and the Continuing Stockholders are entering into that certain Amendment No. 1 to Third A&R Company LLC Operating Agreement simultaneously herewith, (d) Parent, Acquiror, the Company, Company LLC and the Continuing Stockholders are entering into an implementation agreement (the “Implementation Agreement”), pursuant to which (among other things): (i) the Company, Company LLC and the Continuing Stockholders are entering into the Fourth A&R Company LLC Operating Agreement, (ii) each of the Continuing Stockholders and Company LLC are entering into a common unit purchase agreement (the “Purchase Agreement”), simultaneously herewith, with the Purchase (as defined below) thereunder occurring substantially concurrently with the Closing and immediately following the TRA Payment, pursuant to which, among other things, the Continuing Stockholders will purchase, in the aggregate, from the Surviving Corporation 2,315,790 Company LLC Units equivalent in value to $33,000,007.50, based on a per-Common Unit price of fourteen dollars and twenty-five cents ($14.25) (the “Purchase”), and (iii) Company LLC and the Company are entering into a redemption agreement (the “Redemption Agreement”), simultaneously herewith, with the Redemption (as defined below) thereunder occurring substantially concurrently with the Closing and immediately following the Purchase, pursuant to which, among other things, Company LLC will redeem from the Surviving Corporation a number of Company LLC Units in exchange for cash (and, if applicable, a note) (the “Redemption”) such that, following the Closing, the Purchase and the Redemption, the Continuing Stockholders in the aggregate, on the one hand, and the Surviving Corporation, on the other hand, will each own fifty percent (50%) of the issued and outstanding equity interests of Company LLC (the Purchase and the Redemption, collectively, the “Recapitalization”) and (e) Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), has delivered, in the Implementation Agreement, a consent under Section 2.2 of the Investor Rights Agreement, consenting in its capacity as Seller Representative (as defined therein) to the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, and the Continuing Members have delivered, in the Implementation Agreement, consents under the Amended Company LLC Operating Agreement (as defined below), and such consents have not been modified or revoked and are in full force and effect (such consents, the “Family Consent”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Specified Definitions. As used in this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are no less favorable (other than in any immaterial and non-substantive respect) to the Company than those that are contained in the Confidentiality Agreement (except that any standstill restrictions, restrictions on who can be considered representatives thereunder and restrictions on communications with the Family Stockholders need not be included) and that does not prohibit the Company from providing to Acquiror, its Affiliates or their respective Representatives the information required to be provided pursuant to Section 6.3.

“Acquiror Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that prevents, materially delays or materially impairs the ability of Parent, Acquiror or Merger Sub to consummate the Merger, the TRA Payment, the Recapitalization, the Debt Financing or the other transactions contemplated by this Agreement, any of the other Transaction Agreements, or the Debt Financing Documents.

“Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership interests or other ownership interests, by Contract or otherwise. For purposes of this Agreement and any other Transaction Agreement, the Family Stockholders shall not be considered Affiliates of the Company and its Subsidiaries or of Parent, Acquiror, Merger Sub or any of their respective Subsidiaries, and the Company and its Subsidiaries shall not be considered Affiliates of the Family Stockholders or of Parent, Acquiror, Merger Sub or any of their respective Subsidiaries.

“Amended Company LLC Operating Agreement” means (a) prior to the date hereof, the Existing Company LLC Operating Agreement and (b) on and after the date hereof and through and until the payment of the TRA Payment substantially concurrently with the Closing, the Existing Company LLC Operating Agreement, as amended by Amendment No. 1 to Third A&R Company LLC Operating Agreement, but prior to the effectiveness of Closing Provisions of the Fourth A&R Company LLC Operating Agreement pursuant to the terms thereof following the payment of the TRA Payment substantially concurrently with the Closing.

“Amendment No. 1 to Third A&R Company LLC Operating Agreement” means that certain Amendment No. 1 to Third A&R Company LLC Operating Agreement, dated and effective as of the date hereof, by and among the Company, Company LLC and the Continuing Stockholders.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and the Law on the Protection of Economic Competition of 2001 (as amended) of Ukraine.

“Bankruptcy and Equity Exception” means limitations on enforceability arising from (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; or (b) Laws governing specific performance, injunctive relief, and other equitable remedies.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or Düsseldorf, Germany, or Governmental Entities in the State of Delaware, are authorized or required by Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Available Software” shall mean any software which is off-the-shelf, generally commercially available pursuant to standard shrink wrap, click through or other non-negotiable licensing terms, used by the Company or any of its Subsidiaries with little or no configuration.

“Company ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of November 21, 2017, among UQF and Golden Flake Snack Foods, Inc., each as a borrower, the parents party thereto, Bank of America, N.A., as administrative agent and the lenders party thereto (as amended by that certain Incremental Amendment to Credit Agreement, dated as of September 3, 2019; as amended by the Incremental and Extension Amendment to Credit Agreement, dated as of April 1, 2020; as amended by that certain Amendment No. 3 to Credit Agreement, dated as of July 23, 2020; as amended by that certain Amendment No. 4 to Credit Agreement, dated as of December 18, 2020; as amended by that certain Amendment No. 5 to Credit Agreement, dated as of June 1, 2021; as amended by that certain Amendment No. 6 to Credit Agreement, dated as of July 5, 2022; as amended by that certain Amendment No. 7 to Credit Agreement, dated as of September 22, 2022; as amended by that certain Amendment No. 8 to Credit Agreement; as amended dated as of July 20, 2023; as amended by that certain Amendment No. 9 to Credit Agreement, dated as of April 17, 2024; and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date).

“Company Associate” means each employee, officer, director, individual consultant, individual independent contractor or other individual service provider of or to the Company or any of its Subsidiaries.

“Company Benefit Plan” means each compensation or employee benefit plan, program, agreement or other arrangement, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary of the Company, or to which the Company or any Subsidiary of the Company contributes or is obligated to contribute on behalf of any current or former Company Associate (or their respective beneficiaries) or with respect to which the Company or any Subsidiary of the Company has any current or contingent Liability; provided that in no event shall a Company Benefit Plan include any arrangement operated, funded, or sponsored by a Governmental Entity or to which the Company or any Subsidiary of the Company is required to maintain or contribute under applicable Law.

“Company Credit Agreements” means collectively or individually as the context may require, (a) the Company Term Loan Agreement, (b) the Company ABL Credit Agreement and (c) the Real Estate Term Loan Agreement.

“Company ESPP” means the Utz 2021 Employee Stock Purchase Plan.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1(a) (Organization) (first and third sentences only), Section 4.1(b) (Organization) (solely with respect to the Company Organizational Documents, the Company LLC Organizational Documents and the UQF Organizational Documents), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Finders or Brokers) and Section 4.22 (State Takeover Statutes).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (a) was not known to or reasonably expected by the Special Committee as of or prior to the date of this Agreement and (b) does not relate to any Company Takeover Proposal or Company Superior Proposal or expected receipt of a Company Takeover Proposal or Company Superior Proposal; provided, however, that in no event shall any of the following constitute, or be taken into account in determining the existence of, a Company Intervening Event: (i) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions for any period, or changes after the date of this Agreement in the market price or trading volume of the Class A Common Stock (provided that the underlying causes of such fact, to the extent not otherwise excluded from this definition of “Company Intervening Event,” may be taken into account in determining the existence of a Company Intervening Event) or (ii) the reasonably foreseeable consequences of the announcement of this Agreement.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no Effect arising out of or in connection with or resulting from any of the following, shall constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (i) changes after the date hereof in GAAP (or authoritative interpretation or enforcement thereof), (ii) changes after the date hereof in Laws (or authoritative interpretation or enforcement thereof), (iii) changes after the date hereof in global, national or regional political conditions (including cyber-attacks, acts of terrorism or sabotage, the outbreak of war or other armed hostilities or the escalation of any of the foregoing), (iv) any epidemics or pandemics (including COVID-19 and any measures taken by Governmental Entities in connection therewith) and any hurricane, flood, tornado, earthquake or other natural disaster, act of god or force majeure event, (v) actions or omissions required of the Company or any of the Company’s Subsidiaries by this Agreement or the Implementation Agreement or any action or omission taken at the written request of Acquiror, (vi) (A) the execution, announcement, performance or existence of this Agreement or any of the other Transaction Agreements or any of the transactions contemplated hereby or thereby, including the announcement of the identity of Parent or Acquiror, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, employees, labor organizations or creditors of the Company or any of its Subsidiaries (provided that this clause (vi)(A) shall not apply to any representation or warranty in Section 4.3(e), Section 4.3(f) or Section 4.12(h) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby), or (B) any communication by Acquiror or any of its Affiliates regarding plans or proposals, with respect to the Company and its Subsidiaries, (vii) any breach of this Agreement or any other Transaction Agreement by Parent, Acquiror or Merger Sub, (viii) (A) a change, in and of itself, in the trading price or volume of the Class A Shares, (B) the failure, in and of itself, to meet internal or external budgets, forecasts, projections, estimates or predictions or analysts’ expectations or projections for any future period, or (C) any change in any credit rating or analysts’ recommendations or ratings with respect to the Company or any of its securities (provided that the underlying causes of such change or failure described in any of the foregoing clauses (A), (B) and (C) may be taken into account in determining the existence of a Company Material Adverse Effect to the extent not otherwise excluded by another clause of this definition), (ix) changes after the date hereof in the global securities, credit or other financial markets or in general economic, business or market conditions, including any disruption thereof or any change in prevailing interest rates, (x) conditions generally affecting the U.S. economy or the industries in which the Company and its Subsidiaries operate (including changes to commodity prices), (xi) any seasonal fluctuations in the business of the Company and its Subsidiaries materially consistent with historical seasonal patterns, (xii) any Legal Proceeding threatened, initiated or brought by any current or former holders of Company Common Stock or any other securities of the Company or any of the Company’s Subsidiaries against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to this Agreement or any of the other Transaction Agreements or the transactions contemplated hereby or thereby or (xiii) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement or with the express prior written consent of Parent or Acquiror, or the failure of the Company or any of its Subsidiaries to take any action that is expressly prohibited by this Agreement; except, with respect to clauses (i), (ii), (iii), (iv), (ix) and (x) of this definition, to the extent that the effects of such change are disproportionately adverse to the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

“Company Option” means any option to purchase Class A Common Stock granted under the Company Stock Plan.

“Company Registrations” means all Patent Rights and all registrations and applications for Trademarks, Copyrights, and Internet domain names that constitute Company Intellectual Property.

“Company Restricted Stock Unit” means any restricted stock unit or performance share unit, payable in shares of Class A Common Stock or whose value is determined with reference to the value of shares of Class A Common Stock, granted under the Company Stock Plan.

“Company Stock Plan” means the Utz 2020 Omnibus Equity Incentive Plan, as amended.

“Company Superior Proposal” means a bona fide, written Company Takeover Proposal that did not result from a material breach of Section 6.3 (a) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, fifty percent (50%) or more of the outstanding Company Common Stock or fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole, and (b) that the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (in accordance with Section 6.3(f)), after consultation with the Special Committee’s outside financial advisor(s) and outside legal counsel, taking into account the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, and after giving effect to any changes to this Agreement proposed by Acquiror in response to such Company Takeover Proposal (in accordance with Section 6.3(f)) and all other financial, legal, regulatory, Tax and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, as the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, deems relevant, is more favorable from a financial standpoint to the Unaffiliated Company Stockholders than the Merger and the transactions contemplated by the other Transaction Agreements (including the TRA Payment and the Recapitalization).

“Company Takeover Proposal” means any proposal or offer from any person (other than Parent or any of its direct or indirect Subsidiaries), with respect to, or providing for, in a single transaction or a series of related transactions, (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries as a result of which persons other than the holders of Company Common Stock immediately prior to such transaction would own twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company (or any resulting company from such transaction) representing twenty percent (20%) or more of the voting power of the Company (or such resulting company), in either case immediately following such transaction, (b) any acquisition of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing twenty percent (20%) or more of the voting power of the Company, (c) any acquisition (including the acquisition of stock or other equity securities in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company, (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing twenty percent (20%) or more of the voting power of the Company or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is twenty percent (20%) or more.

“Company Term Loan Agreement” means that certain First Lien Term Loan Credit Agreement, dated November 21, 2017, among UQF, as the borrower, Company LLC, as parent, Bank of America, N.A., as administrative agent, and the lenders party thereto (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of July 23, 2020; as amended by that certain Amendment No. 2 to Credit Agreement, dated as of January 20, 2021; as amended by that certain Amendment No. 3 to Credit Agreement, dated as of June 22, 2021; as amended by that certain Amendment No. 4 to Credit Agreement, dated September 22, 2022; as amended by that certain Amendment No. 5 to Credit Agreement, dated as of April 17, 2024; as amended by that certain Amendment No. 6 to Credit Agreement, dated as of January 29, 2025; and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date).

“Continuing Stockholders” means Series U and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R”), together with each other person who holds Class V Shares as of the applicable time of determination (it being understood that transfers of Class V Shares are not permitted under the applicable Transaction Agreements without the prior written consent of Parent and the Company).

“Contract” (including, its correlative meaning, “Contractual”) means any written contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“Data Security Laws” means all applicable Laws relating to privacy, security or the processing of Personal Information.

“Debt Financing Documents” means the Debt Financing Letters, the Topco Financing Documents and the Opco Financing Documents.

“Debt Financing Sources” means the Opco Debt Financing Sources and the Topco Debt Financing Sources.

“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of Hazardous Materials (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials).

“ERISA” means the Employee Retirement Income and Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business.

“Existing Company LLC Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 28, 2020, by and among Company LLC, the Company and the Continuing Stockholders, prior to giving effect to the Amendment No. 1 to Third A&R Company LLC Operating Agreement.

“Family Stockholders” means (a) the Continuing Stockholders and their Affiliates, (b) the parties to the Voting Agreement (other than Acquiror and the Company) and their respective Affiliates, (c) the persons identified on Exhibit C attached hereto and any trusts or similar estate planning vehicles for the sole benefit of the persons identified on Exhibit C and (d) members of the Immediate Family of the persons set forth on Exhibit C attached hereto.

“Food Law” means (a) the Federal Food, Drug and Cosmetic Act, as amended (the “FDCA”), and all implementing regulations; (b) the Fair Packaging and Labeling Act; (c) the Organic Food Production Act of 1990, as amended, and the regulations adopted thereunder by the National Organic Standards Board; (d) the Federal Trade Commission Act; (e) the Public Health Security and Bioterrorism Preparedness and Response Act of 2002; (f) the Food Allergen Labeling and Consumer Protection Act of 2004; (g) the Food Safety Modernization Act,

including all rules regarding hazard analysis and preventative controls, supplier verification and sanitary transportation; (h) the Sanitary Food Transportation Act, as amended, including the rules and regulations promulgated thereunder; and (i) all other Laws, regulations and requirements enforced by the United States Food and Drug Administration (“FDA”), the United States Department of Agriculture (“USDA”), the United States Federal Trade Commission (“FTC”), or any similar state or foreign Governmental Entity regarding food quality and safety, including, but not limited to, Laws relating to food additives, food allergens, food contact substances, hazard analysis and preventive controls, supplier verification and the formulation, testing, manufacturing, sanitation, transportation, import, export, recordkeeping, registration, packaging, storage, monitoring, shelf-life, distribution, marketing or advertising of food products.

“Fourth A&R Company LLC Operating Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Company LLC, dated as of the date hereof, by and among the Company, Company LLC and the Continuing Stockholders, with (a) Section 2.8 thereunder being effective immediately upon execution thereof and (b) the remaining provisions thereunder to be effective immediately following the TRA Payment substantially concurrently with the Closing (clause (b), the “Closing Provisions”).

“Fraud” means, with respect to any Party, actual and intentional fraud under Delaware law with respect to the making of the representations and warranties of such Party expressly set forth herein (as qualified by the applicable disclosure schedules), and shall exclude constructive fraud, negligent misrepresentation, equitable fraud, promissory fraud, unfair dealing fraud, fraud premised on constructive knowledge or negligence.

“Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitrator or mediator, regulatory authority, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO, including Food Regulatory Entities.

“Hazardous Materials” means (a) any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law or (ii) can form the basis of any liability under any Environmental Law relating to pollution, waste or the environment; and (b) any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, GenX and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials.

“Immediate Family” shall mean, with respect to a natural person, such person’s spouse or civil partner and any lineal descendant or ascendant (including by blood or adoption) to any such person.

“Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding (i) obligations of such person incurred in the ordinary course of business and (ii) trade accounts payable in the ordinary course of business of such person), (d) all lease obligations of such person that are required to be capitalized in accordance with GAAP as in effect on the date hereof on the books and records of such person, (e) all Indebtedness of others (excluding the Company and any of its Subsidiaries) secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (f) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangements (valued at the termination value thereof), (g) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon and not repaid or reimbursed, and (h) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than the Company and any of its Subsidiaries; provided that Indebtedness shall not include any intercompany indebtedness between or among Company LLC and its wholly-owned Subsidiaries.

“Intellectual Property” means any and all intellectual or industrial property rights subsisting anywhere in the world, whether registered or unregistered, including rights in or to the following: (a) patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (“Patent Rights”); (b) trademarks and service marks, brand names, logos, trade dress, corporate names and doing business designations, including all goodwill therein, and all registrations and applications for registration of the foregoing (“Trademarks”); (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, and all works of authorship (“Copyrights”); (d) Internet domain names and social media addresses; (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, formulas, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; (f) rights to use any individual person’s name or likeness; (g) rights in software; and (h) other proprietary rights relating to any of the foregoing.

“Inventory” shall mean, collectively, all finished goods, raw materials, packaging supplies and work-in-process owned by the Company or any of its Subsidiaries.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of August 28, 2020, by and among the Company, Series U, Series R and the other persons party thereto, as amended by Amendment No. 1 to the Investor Rights Agreement, dated as of October 21, 2021, and Amendment No. 2 to the Investor Rights Agreement, dated as of October 30, 2024.

“IT Systems” means all information technology systems and infrastructure, software, databases, hardware, devices, networks and equipment and similar or related information technology assets and systems, including all servers, workstations, routers, hubs, switches, data lines, desktop applications, server-based applications and mobile applications, in each case owned, used or held for use in the business of the Company and its Subsidiaries.

“Key Marks” means the Trademarks “UTZ”, “BOULDER CANYON”, “ON THE BORDER” and “ZAPP’S”, and any associated designs.

“knowledge” means, (a) with respect to the Company and its Subsidiaries, the actual knowledge, following reasonable inquiry of such individual’s direct reports, of the individuals listed on Section 1.1(a) of the Company Disclosure Schedule and (b) with respect to Parent, Acquiror or Merger Sub, the actual knowledge, following reasonable inquiry of such individual’s direct reports, of the individuals listed on Section 1.1 of the Acquiror Disclosure Schedule.

“Laws” means all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Entities.

“Legal Proceeding” means any claim, action, suit, litigation, arbitration, proceeding or governmental or administrative investigation, audit, inquiry or action by or before any Governmental Entity.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“made available” means, with respect to any information, document or material, that such information, document or material was (a) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) after June 30, 2023 and prior to the date hereof or (b) made available on or prior to 12:00 p.m. New York time on the day immediately preceding the date hereof for review by Acquiror or its Representatives in the electronic data room hosted by Datasite under the title “Stellar” (the “VDR”).

“NYSE” means the New York Stock Exchange.

“Opco Debt Financing Sources” means the entities that are party to the Opco Debt Financing Commitment Letter and any other entity (other than, in each case, Acquiror, any of its Affiliates, the Company or any of its Subsidiaries) that has committed to provide, underwrite or arrange or act as an administrative or facility agent in respect of all or any part of the Opco Debt Financing (including any credit facilities or debt securities being issued in lieu of any portion of the Opco Debt Financing) in connection with the Merger or other transactions contemplated by this Agreement or the other Transaction Agreements, including any arranger, agent, lender, initial purchaser, underwriter or investor that is a party to any commitment letter, engagement letter, joinder agreement, purchase agreement, indenture, credit agreement or other definitive agreement entered into pursuant thereto or relating thereto, together with its Affiliates, and its and their former, current, and future respective officers, directors, employees, agents, Representatives, members, managers, general or limited partners, shareholders, controlling persons, successors and assigns.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, award or settlement of, with or by a Governmental Entity, whether civil, criminal or administrative.

“Parent Existing Credit Agreement” means that certain Credit Facility Agreement, dated as of September 12, 2025, between Parent and certain other persons from time to time party thereto, as borrowers and guarantors, Commerzbank Aktiengesellschaft, HSBC Continental Europe S.A., Germany and Skandinaviska Enskilda Banken AB (PUBL) Frankfurt Branch, as co-ordinators, bookrunners and mandated lead arrangers, the financial institutions from time to time party thereto and HSBC Continental Europe S.A., Germany, as facility agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time as not prohibited by this Agreement.

“Parent Existing Promissory Notes” means the six loan agreements evidenced by promissory notes (Schuldscheindarlehen), each dated May 21, 2026, entered into by, among others, Parent as borrower, Intersnack Deutschland SE and KP Snacks Limited as guarantors, and HSBC Continental Europe S.A., Germany, as lender, in an aggregate principal amount of EUR 700,000,000, in each case as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, to the extent not prohibited by this Agreement.

“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent for greater than thirty (30) days or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, fire, health and Environmental Laws and similar regulations, which do not materially affect the use of the properties or the assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, social security and other similar legislation, (e) Liens relating to intercompany borrowings among a person and its direct or indirect Subsidiaries, (f) purchase money Liens securing payments under capital lease financings, purchase money financings and similar obligations entered into or incurred in the ordinary course of business, (g) other than with respect to Company Owned Real Property or Company Leased Real Property, Liens arising under and the other terms and conditions set forth in, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and containing terms consistent with arm’s length transactions of a similar type, (h) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (i) any right, interest, title or Lien of a landlord or sublandlord of any Company Leased Real Property or in the property being leased, provided any such Lien relates to the fee interest (and not the leasehold interest) of a Company Leased Real Property, (j) easements, covenants, conditions, restrictions and other similar matters affecting title to any Company Owned Real Property or Company Leased Real Property which do not materially impair the use of the properties or the assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (k) Liens securing Indebtedness that is secured as of the date of this Agreement (and any refinancing Indebtedness thereof incurred in accordance with this Agreement) and Liens securing any working capital lines of credit and cash pooling arrangements, (l) Liens granted which will be discharged in connection with the Closing in accordance with the Payoff Letters or securing indebtedness that are reflected in the Company SEC Documents filed prior to the date hereof, (m) Liens resulting from applicable securities Laws, (n) Liens in connection with accounts receivable purchase programs, (o) Liens arising under the Company Organizational Documents, the Company LLC Organizational Documents (other than the Closing Provisions of the Fourth A&R Company LLC Operating Agreement), the UQF Organizational Documents or the Investor Rights Agreement as in effect as of the date hereof and (p) Liens set forth on, or arising under the Contracts set forth on, Section 1.1(b) of the Company Disclosure Schedule.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Information” means any information or data that can, alone or in combination with other information or data, identify, relate to, describe, be associated with or be reasonably capable of being associated with a particular individual, or that constitutes “personal information,” “personal data,” “personally identifiable information,” “sensitive personal information,” “personal biometric information” or other corollary terms under Data Security Laws.

“Proxy Statement” means the proxy statement of the Company related to the solicitation of votes in favor of the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, at the Company Special Meeting.

“Real Estate Term Loan Agreement” means that certain Loan Agreement, dated October 12, 2022, among UQF, Kennedy Endeavors, LLC and Condor Snack Foods, LLC, each as a borrower, City National Bank, a national banking association, as administrative agent, and the lenders party thereto, as amended, amended and restated, refinanced, supplemented or otherwise modified.

“Redemption Note Cap” has the meaning set forth in the Redemption Agreement.

“Redemption Shortfall Amount” has the meaning set forth in the Redemption Agreement.

“Related Party” means, with respect to the Company or its Subsidiaries: (a) any director (or managerial equivalent) or executive officer of the Company or its Subsidiaries; (b) the Continuing Stockholders; (c) Dylan Lissette, Immediate Family members of Dylan Lissette and any trusts or similar estate planning vehicles for the benefit of any such persons; or (d) Affiliates of any person described in the immediately preceding clauses (a), (b) or (c).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the (indoor or outdoor) air, soil, surface water, groundwater.

“Reportable Food Registry” means the mechanism established by section 1005 of the Food and Drug Administration Amendments Act of 2007 that requires the filing of a report when there is a reasonable probability that the use of, or exposure to, an article of food will cause serious adverse health consequences or death to humans or animals.

“Representatives” means, with respect to any person, such person’s Subsidiaries and such person’s and its Subsidiaries’ respective directors, officers, employees, agents, attorneys, accountants, financial advisors, investment bankers and other representatives (in each case, acting at such first person’s direction or on such first person’s behalf); provided, however, that the Family Stockholders and their respective Representatives shall not be considered Representatives of the Company or any of its Subsidiaries or of Parent, Acquiror, Merger Sub or of any of their respective Representatives for any purpose under this Agreement or any other Transaction Agreement.

“Restricted Person” means any person identified on the U.S. Department of Commerce’s Entity List, Denied Persons List, Unverified List or Military End User List, or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia, and, until July 1, 2025, Syria).

“Sanctioned Person” means any person subject to Sanctions, including as a result of being (a) listed in any list of sanctioned persons, including, but not limited to, those maintained by the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), the United Nations Security Council, the United Kingdom, or the European Union; (b) located, organized or resident in a Sanctioned Jurisdiction; or (c) directly or indirectly owned fifty percent (50%) or more or controlled (as defined under relevant Sanctions), individually or in the aggregate, by one or more persons described in the foregoing clause (a) or (b).

“Sanctions” means the economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States government (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State); the Government of Canada (including, but not limited to, Global Affairs Canada, the Minister of Foreign Affairs, Public Safety Canada and the Department of Justice Canada), the United Nations Security Council; the European Union, any European Union member state; and the United Kingdom.

“Schedule 13E-3” means the Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the transactions contemplated by this Agreement and the other Transaction Agreements.

“SEC” means the U.S. Securities and Exchange Commission.

“SRO” means any self-regulatory organization of any nature, including any United States or foreign securities exchange, futures exchange, commodities exchange or contract market and any advertising or industry self-regulatory organization.

“Subsidiaries” means, with respect to any Party, any corporation, partnership, joint venture or other legal entity of which such Party (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other equity interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act. For the avoidance of doubt, the Parties agree that Company LLC and its Subsidiaries are Subsidiaries of the Company for purposes of this Agreement.

“Tax” (including, its correlative meaning “Taxes”) means all federal, state, local or foreign tax, custom, impost, levy, duty, fee or other assessment or charge of any nature whatsoever imposed by any Governmental Entity (including any income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, premium, license, recording, occupation, environmental, abandoned or unclaimed property, real or personal property and estimated tax, alternative or add-on minimum tax, customs duty or other tax), together with any interest, penalties, fines or additional amounts imposed with respect thereto.

“Tax Receivable Agreement” means the tax receivable agreement, dated as of August 28, 2020, among the Company, Company LLC, Series U, Series R and the TRA Representative (as defined therein), as amended by Amendment No. 1 effective as of January 3, 2022, and the TRA Amendment.

“Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed, or supplied or required to be supplied, with respect to Taxes, including any amendments thereof.

“Top Customers” means the largest ten (10) customers of the Company and its Subsidiaries, taken as a whole, based on dollar value of sales to such customers by the Company and its Subsidiaries, taken as a whole, during the twelve (12) months ended December 28, 2025.

“Top Suppliers” means the largest ten (10) suppliers of products or services to the Company and its Subsidiaries, taken as a whole, based on expenditures of the Company and its Subsidiaries, taken as a whole, during the twelve (12) months ended December 28, 2025.

“Topco Debt Financing Sources” means the entities that are party to the Topco Debt Financing Commitment Letter and any other entity (other than Acquiror or any of its Affiliates) that has committed to provide, underwrite or arrange or act as an administrative or facility agent in respect of all or any part of the Topco Debt Financing (including any credit facilities or debt securities being issued in lieu of any portion of the Topco Debt Financing) in connection with the Merger or other transactions contemplated by this Agreement and the other Transaction Agreements, including any arranger, agent, lender, initial purchaser, underwriter or investor that is a party to any commitment letter, engagement letter, joinder agreement, purchase agreement, indenture, credit agreement or other definitive agreement entered into pursuant thereto or relating thereto, together with its Affiliates, and its and their former, current and future respective officers, directors, employees, agents, Representatives, members, managers, general or limited partners, shareholders, controlling persons, successors and assigns.

“Topco Financing Documents” means that certain credit facility agreement and all other definitive financing documentation related thereto, in each case entered into pursuant to the Topco Debt Financing Commitment Letter.

“Trade Control Laws” means any applicable import, customs, export, reexport and retransfer, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Entity, including but not limited to: (a) the U.S. Export Administration Regulations and the U.S. International Traffic in Arms Regulations; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; (c) customs laws administered by U.S. Customs and Border Protection; and (d) any other similar export, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable.

“Transaction Agreements” means this Agreement, the Implementation Agreement, the Purchase Agreement, the Redemption Agreement, the Voting Agreement, Amendment No. 1 to Third A&R Company LLC Operating Agreement, the Fourth A&R Company LLC Operating Agreement and the TRA Amendment.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Unaffiliated Company Stockholders” means the holders of the outstanding Class A Shares, excluding (a) Parent, Acquiror and Merger Sub and their respective controlled Affiliates (if applicable), (b) the Continuing Stockholders, (c) the parties to the Voting Agreement (other than Acquiror and the Company) and their respective controlled Affiliates, (d) the persons identified on Exhibit C attached hereto and (e) any person that the Company Board of Directors has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

“UQF” means Utz Quality Foods, LLC, a Delaware limited liability company and a wholly-owned direct Subsidiary of Company LLC.

“Willful Breach” means a material breach that is the result of a willful or intentional act or failure to act by a person that would, or reasonably would be expected to, result in a breach of this Agreement or any Transaction Agreement.

Section 1.2 Defined Terms. The following terms are defined in this Agreement in the sections indicated below:

Acquiror	Preamble
Acquiror Approvals	Section 5.2(b)
Acquiror Board of Directors	Recitals
Acquiror Disclosure Schedule	Article V
Adverse Recommendation Change	Section 6.3(e)
Agreement	Preamble
Book-Entry Shares	Section 3.1(a)(i)
Burdensome Condition	Section 6.5(b)
Business Product	Section 4.9(a)
Canceled Shares	Section 3.1(a)(ii)
Capitalization Date	Section 4.2(b)
Certificate	Section 3.1(a)(i)
Certificate of Merger	Section 2.3
Chosen Courts	Section 9.5(a)
Citi	Section 4.20
Class A Common Stock	Recitals
Class A Shares	Recitals
Class B Common Stock	Section 4.2(a)
Class V Common Stock	Recitals
Class V Shares	Recitals
Clearance Date	Section 6.6(d)
Closing	Section 2.2
Closing Date	Section 2.2
Collective Bargaining Agreement	Section 4.19(a)(xv)
Company	Preamble
Company Approvals	Section 4.3(e)
Company Board of Directors	Recitals
Company Bylaws	Section 4.1(b)
Company Certificate	Section 4.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Financial Statements	Section 4.4(b)
Company Indemnified Parties	Section 6.9(a)
Company Intervening Event Recommendation Change	Section 6.3(g)
Company Leased Real Property	Section 4.17
Company LLC	Recitals
Company LLC Organizational Documents	Section 4.1(b)

Company LLC Partnership	Section 4.15(e)
Company LLC Units	Section 4.2(c)
Company Material Contract	Section 4.19(a)(xv)
Company Organizational Documents	Section 4.1(b)
Company Owned Real Property	Section 4.17
Company Permits	Section 4.7(b)
Company PSU	Section 3.3(c)
Company Real Property Leases	Section 4.17
Company Recommendation	Recitals
Company Related Parties	Section 8.3(d)
Company SEC Documents	Section 4.4(a)
Company Securities	Section 4.2(f)
Company Shares	Recitals
Company Special Meeting	Section 6.6(e)
Company Stockholder Approval	Section 4.3(d)
Company Subsidiary Organizational Documents	Section 4.1(b)
Company Takeover Transaction	Section 8.3(a)
Confidentiality Agreement	Section 6.2(b)
Continuing Employee	Section 6.4(a)
Current Insurance	Section 6.9(c)
D&O Insurance	Section 6.9(c)
Debt Financing	Section 5.4(a)
Debt Financing Commitment Letters	Section 5.4(a)
Debt Financing Letters	Section 5.4(a)
Debt Financing Sources	Section 6.17(d)
Delaware Secretary	Section 2.3
DGCL	Recitals
DGCL 262	Section 3.1(b)
Director RSU	Section 3.3(b)
Dispositions	Section 6.1(a)(vi)
Dissenting Shares	Section 3.1(b)
Effect	Section 1.1
Effective Time	Section 2.3
Exchange Act	Section 4.3(e)
Family Consent	Recitals
Final Purchase Date	Section 3.3(d)
Food Permits	Section 4.9(b)
Food Regulatory Entities	Section 4.9(b)
GAAP	Section 4.4(b)
HSR Act	Section 4.3(e)
Implementation Agreement	Recitals
IRS	Section 4.12(a)
Legal Restraint	Section 7.1(b)
Letter of Transmittal	Section 3.2(d)
Licensed IP	Section 4.16(b)(i)
Maximum Amount	Section 6.9(c)

Merger	Section 2.1
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(a)(iv)
non-GMO	Section 4.9(e)
Opco Debt Financing	Section 5.4(a)
Opco Debt Financing Commitment Letter	Section 5.4(a)
Opco Debt Financing Letters	Section 5.4(a)
Option Cash Payment	Section 3.3(a)
Original 754 Election	Section 4.15(g)
Outside Date	Section 8.1(b)
Parent	Preamble
Parent Audited Financial Statements	Section 5.10(a)
Parties	Preamble
Party	Preamble
Payment Agent	Section 3.2(a)
Payment Fund	Section 3.2(b)
Payoff Letters	Section 6.13(a)
Preferred Stock	Section 4.2(a)
Prohibited Modifications	Section 6.17(c)
Purchase	Recitals
Purchase Agreement	Recitals
Qualified Plan	Section 4.12(c)
RBC	Section 4.21
Recapitalization	Recitals
Redemption	Recitals
Redemption Agreement	Recitals
Regulatory Approvals	Section 7.1(c)
Regulatory Filings and Consents	Section 4.3(e)
Related Party Contract	Section 4.23
Remainder Shares	Section 3.1(a)(iii)
Required Amount	Section 5.4(c)
Restricted Cash Award	Section 3.3(c)
Rice Partnership	Section 4.15(f)
Sarbanes-Oxley Act	Section 4.4(a)
Securities Act	Section 4.3(e)
Series R	Section 1.1
Series U	Recitals
Special Committee	Recitals
Special Committee Recommendation	Recitals
Surviving Corporation	Section 2.1
Surviving Corporation Benefit Plans	Section 6.4(b)
Termination Fee	Section 8.3(d)
Topco Debt Financing	Section 5.4(a)
Topco Debt Financing Commitment Letter	Section 5.4(a)
Topco Debt Financing Letters	Section 5.4(a)

TRA Amendment	Recitals
TRA Payment	Recitals
U.S. grown	Section 4.9(e)
UQF Interests	Section 4.2(d)
UQF Organizational Documents	Section 4.1(b)
Voting Agreement	Recitals

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly-owned direct or indirect Subsidiary of Acquiror.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10018 at 10:00 a.m., New York City time, on the fifth (5th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or, if permissible, waived (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing), unless another time, date or place is agreed upon in writing by the Company and Acquiror; provided, that in no event shall the Closing occur prior to the earlier of September 30, 2026 and the fifth (5th) Business Day after the Opco Debt Financing has been obtained, without the prior written consent of Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company, Merger Sub or Acquiror under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed upon by the Company and Acquiror and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and Liabilities and duties of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5 Organizational Documents of the Surviving Corporation. Subject to Section 6.9, at the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to conform to Exhibit A;

(b) the bylaws of the Surviving Corporation shall be amended and restated to conform to Exhibit B; and

(c) the name of the Surviving Corporation shall be “Utz Brands, Inc.”

Section 2.6 Officers and Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time, or such other individuals designated by Acquiror prior to the Effective Time, shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or Merger Sub Common Stock:

(i) Conversion of Class A Common Stock. Subject to Section 3.1(b), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares, Dissenting Shares and Remainder Shares) shall be automatically converted into the right to receive $14.25 in cash, without interest, net of applicable withholding taxes (the “Merger Consideration”). From and after the Effective Time, all such shares of Class A Common Stock (including all uncertificated shares of Class A Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Class A Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such shares of Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions declared in accordance with the terms of Section 6.1(a)(ii) with a record date prior to the Closing Date to which holders of Company Common Stock as of such record date become entitled and that remain unpaid as of the Closing Date upon the surrender or conversion of such shares of Class A Common Stock in accordance with Section 3.2.

(ii) Cancellation of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company shall no longer be outstanding and shall automatically be canceled and shall cease to exist (the “Canceled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Certain Parent and Subsidiary Owned Shares. Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect Subsidiary of the Company or by Parent or any of its Subsidiaries (including Acquiror and its Subsidiaries) shall remain outstanding at the Effective Time (“Remainder Shares”) and shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(i).

(iv) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(v) Cancellation of Class V Common Stock. Each share of Class V Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled for no consideration. From and after the Effective Time, all such shares of Class V Common Stock (including all uncertificated shares of Class V Common Stock represented by book-entry form and each certificate that, immediately prior to the Effective Time, represented any such shares of Class V Common Stock) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such shares of Class V Common Stock shall cease to have any rights with respect thereto.

(b) Shares of Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record or beneficial owner who did not vote in favor of the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be (x) in the case of Class A Common Stock, converted into the right to receive the Merger Consideration and (y) in the case of Class V Common Stock, canceled for no consideration, but instead at the Effective Time, in each case, shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that, at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided that if any such holder or beneficial owner shall fail to perfect or otherwise shall effectively waive, withdraw or otherwise lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been (x) in the case of Class A Common Stock, converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration as provided in Section 3.1(a)(i) and (y) in the case of Class V Common Stock, canceled for no consideration. The Company shall give prompt written notice to Acquiror of any demands received by the Company for fair value of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to DGCL 262 and any alleged appraisal rights, and Acquiror shall have the opportunity to participate in, and direct all negotiations and proceedings with respect to, such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Class A Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, recapitalization, split-up, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change and provide the holders of shares of Class A Common Stock with the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Dividends Declared Prior to Closing. Parent acknowledges and agrees on its behalf and on behalf of the Surviving Corporation that if prior to the Closing Date, the Company has declared and set a record date for a dividend permitted by this Agreement pursuant to Section 6.1(a)(ii), and the Closing Date occurs after the record date for such dividend and prior to the payment date for such dividend, that such dividend (and any applicable dividend equivalent rights to the extent any holder of a Company equity award was entitled to such rights under the terms of a Company equity award as in effect on the date the Company declared the applicable dividend) shall be paid to holders of record as of such record date on the scheduled payment date.

Section 3.2 Exchange of Certificates.

(a) Appointment of Payment Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company to act as payment agent (the “Payment Agent”), the identity and terms of appointment of which to be reasonably acceptable to the Company, to receive payment of the Merger Consideration in the Merger and (ii) enter into an agreement relating to the Payment Agent’s responsibilities under this Agreement reasonably acceptable to the Company.

(b) Deposit of Merger Consideration. At or prior to the Effective Time and the filing of the Certificate of Merger, Acquiror shall deposit, or cause to be deposited, and Parent shall cause Acquiror to deposit, or cause to be deposited, with the Payment Agent, by wire transfer of immediately available funds, cash sufficient to pay the aggregate Merger Consideration payable in the Merger at such time as is necessary for the payment to holders of Class A Common Stock (the “Payment Fund”). The Payment Fund shall be for the benefit of the former holders of Class A Common Stock that are entitled to receive the Merger Consideration. For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no stockholder of the Company shall perfect any right to appraisal of such stockholder’s shares of Class A Common Stock. In the event the Payment Fund is insufficient to make the payments contemplated by Section 3.1, Parent shall deposit, or cause to be deposited, with the Payment Agent by wire transfer of immediately available funds, an amount in cash such that the Payment Fund becomes sufficient to make such payments.

(c) The Payment Agent shall invest any cash included in the Payment Fund as directed by Acquiror; provided, however, that (i) no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Acquiror shall promptly deposit, or cause to be deposited, with the Payment Agent, by wire transfer of immediately available funds, an amount in cash equal to the amount of such losses, for the benefit of the holders of the Class A Common Stock at the Effective Time, which additional funds will be deemed to be part of the Payment Fund and be held and disbursed in the same manner as funds initially deposited with the Payment Agent to make the payments contemplated by this Article III, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively. Any interest or other income resulting from such investments shall be paid to Acquiror or its designee, upon demand. Any interest or income produced by such investments will be payable to Merger Sub or Acquiror, as Acquiror directs. Acquiror or Merger Sub, as Acquiror directs, shall be treated as the owner of the Payment Fund for all Tax reporting purposes, and any interest or other income earned from the Payment Fund shall be treated as the income of Merger Sub or Acquiror, as applicable. The Payment Agent shall report such interest or other income as required by applicable Law. Acquiror shall cause the Payment Fund to be (i) held for the benefit of the holders of the Class A Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1. Parent shall direct the Payment Agent to hold the Payment Fund for the benefit of the former holders of Class A Common Stock that are entitled to receive the Merger Consideration. The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(d) Exchange Procedures. As promptly as reasonably practicable after the Effective Time and in any event within two (2) Business Days following the Closing Date, Acquiror shall cause the Payment Agent to mail to each holder of a Certificate that immediately prior to the Effective Time represented shares of Class A Common Stock that were converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.2(e)) to the Payment Agent and shall be in customary form and have such other provisions as Acquiror shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration.

(e) Surrender of Certificates. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof as provided in this Section 3.2(e) or Section 3.2(j)) to the Payment Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Payment Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates have been converted pursuant to this Agreement promptly following the later to occur of (i) the Effective Time or (ii) the Payment Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. In the event of a transfer of ownership of shares of Class A Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such shares of Class A Common Stock may be paid to such a transferee if such Certificate is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Payment Agent that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(f) Book-Entry Shares. Any holder of Book-Entry Shares converted into the right to receive the Merger Consideration pursuant to this Agreement shall not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1. In lieu thereof, as promptly as practicable following the Effective Time (and in no event more than two (2) Business Days thereafter), the Payment Agent shall issue and deliver the Merger Consideration to each holder of Book-Entry Shares that immediately prior to the Effective Time represented shares of Class A Common Stock that were converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration, and the Book-Entry Shares shall be canceled, and unless reasonably requested by the Payment Agent, without such holder being required to deliver a Certificate or any letter of transmittal, “agent’s message” or other documents to the Payment Agent. No interest shall be paid or shall accrue on the cash payable in respect of any Book-Entry Share.

(g) No Further Ownership Rights in Class A Common Stock. The cash paid in accordance with the terms of this Article III in respect of any shares of Class A Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Class A Common Stock (subject to DGCL 262). From and after the Effective Time, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration (subject to DGCL 262) and any dividends or other distributions declared in accordance with the terms of Section 6.1(a)(ii) with a record date prior to the Closing Date to which holders of shares of Class A Common Stock as of such record date become entitled and that remain unpaid as of the

Closing Date into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.1(b) or 3.2(e), as applicable, in each case without interest or duplication. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Class A Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Class A Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Class A Common Stock converted pursuant to this Agreement are presented to the Surviving Corporation, Acquiror or the Payment Agent for any reason, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to DGCL 262 in the case of Dissenting Shares.

(h) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Acquiror or a Subsidiary of Acquiror designated by Acquiror, upon written demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration without any interest thereon. Any portion of the aggregate Merger Consideration made available to the Payment Agent pursuant to Section 3.2(b) to pay for Company Shares for which appraisal rights have been perfected shall be delivered to Acquiror promptly (and in any event within two (2) Business Days) following Acquiror’s demand to the Payment Agent therefor.

(i) No Liability. None of Parent, Acquiror, the Company, Merger Sub, the Payment Agent or any of their respective Affiliates shall be liable to any person in respect of any portion of the Payment Fund or portion of the aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any other provision of this Agreement notwithstanding, any portion of the aggregate Merger Consideration that remains undistributed to the holders of Certificates and Book-Entry Shares as of the date on which the aggregate Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Payment Agent, the making by such person of an indemnity in such amount as Acquiror or the Payment Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Payment Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(h), Acquiror) shall deliver or cause to be delivered, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to such shares of Class A Common Stock represented by such Certificate.

Section 3.3 Company Incentive Awards.

(a) Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (i) shall be deemed to be fully vested, (ii) shall be cancelled and converted into the right of the holder to receive from the Surviving Corporation or its Subsidiaries, at or promptly after the Effective Time (but in no event later than ten (10) Business Days following the Closing Date), an amount, in cash, without interest, equal to the product of (A) the total number of shares of Class A Common Stock subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Class A Common Stock of such Company Option (the “Option Cash Payment”) and (iii) from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Options shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment in accordance with this Section 3.3(a). For the avoidance of doubt, in the event that the per share exercise price of any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled as of the Effective Time without payment therefor and shall have no further force or effect and the applicable holder shall cease to have any rights with respect thereto.

(b) Each Company Restricted Stock Unit held by any director of the Company who is not an employee of the Company or any Affiliate of the Company that is outstanding as of immediately prior to the Effective Time (each, a “Director RSU”) (i) shall be deemed to be fully vested and (ii) shall be cancelled and converted into the right of the holder to receive from the Surviving Corporation or its Subsidiaries, at or promptly after the Effective Time (but in no event later than ten (10) Business Days following the Closing Date, subject to Section 409A of the Code) an amount, in cash, without interest, equal to the sum of (x) the product of (A) the number of shares of Class A Common Stock subject to such Director RSU immediately prior to the Effective Time and (B) the Merger Consideration and (y) all cash dividend equivalents accrued or credited with respect to such Director RSUs.

(c) Each Company Restricted Stock Unit other than a Director RSU that is outstanding as of immediately prior to the Effective Time shall, at the Effective Time, be converted into the contingent right of the holder thereof to receive from the Surviving Corporation or its Subsidiaries an amount, in cash, without interest, equal to the sum of (x) the product of (A) the number of shares of Class A Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time and (B) the Merger Consideration and (y) all cash dividend equivalents accrued or credited with respect to such Company Restricted Stock Units (a “Restricted Cash Award”); provided, for the avoidance of doubt, that for purposes of determining the number of shares of Class A Common Stock subject to any Company Restricted Stock Unit immediately prior to the Effective Time, with respect to any Company Restricted Stock Unit that vests based in whole or in part on the achievement of performance conditions (a “Company PSU”), such number shall be determined by the Company Board of Directors (or, if appropriate, any duly authorized committee thereof administering the Company Stock Plans) immediately prior to the Effective Time based on the actual level of performance as of immediately prior to the Effective Time. Each Restricted Cash Award shall continue to have, and shall be subject to, the same terms and conditions (excluding, for the avoidance of doubt, any performance conditions and additional dividend equivalent rights, which shall not apply following the Effective Time), including vesting terms and conditions (including any accelerated vesting upon a qualifying termination of employment), as applied to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time and shall be payable in cash within thirty (30) days following the vesting thereof.

(d) Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPP and applicable Law to, contingent on the Effective Time, (i) provide that (A) no new Purchase Period (as defined in the Company ESPP) will be commenced following the date of this Agreement under the Company ESPP, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP or any contributions other than previously elected payroll deductions during the current Purchase Period from those in effect as of the date of this Agreement, (C) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time and (D) each purchase right issued pursuant to the Company ESPP shall be fully exercised on the Final Purchase Date (with Class A Common Stock issued pursuant to such exercise treated in accordance with Section 3.1(a) and with any participant payroll deductions not applied to the purchase of Class A Common Stock returned to the participant); and (ii) terminate the Company ESPP effective as of immediately prior to the Effective Time. The “Final Purchase Date”” shall be the earlier of (x) the scheduled purchase date for such Purchase Period and (y) a date that is within ten (10) Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of Class A Common Stock returned to the participant),

(e) Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any duly authorized committee thereof administering the Company Stock Plans) shall adopt such resolutions to provide for the treatment set forth in this Section 3.3 in respect of the Company Options, the Company Restricted Stock Units and the Company ESPP, and all written communications and written notices to current or former Company Associates in respect of the treatment set forth in this Section 3.3 shall be subject to Acquiror’s prior review and comment, except such communications that (i) are administrative in nature or (ii) are consistent with the treatment set forth in this Section 3.3 or prior communications reviewed by Acquiror.

(f) At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments to the holders of Company Options and Director RSUs required under Section 3.3(a) and Section 3.3(b), and Acquiror shall cause the Surviving Corporation or its applicable Subsidiary to make such payments no later than ten (10) Business Days following the Closing Date.

Section 3.4 Further Assurances.

(a) If at any time after the Effective Time, Acquiror or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement and the other Transaction Agreements (including the consummation of the TRA Payment and the Recapitalization) at or after the Effective Time, then Parent, Acquiror, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement and the other Transaction Agreements (including the consummation of the TRA Payment and the Recapitalization); provided, however, that (i) this Section 3.4(a) shall not be interpreted to require any person to take any action or omit from taking any action that it is not required to take pursuant to the terms of Section 6.5; and (ii) no action taken pursuant to this Section 3.4(a) shall expand or modify the obligations of the Parties or their respective Subsidiaries beyond those expressly set forth in this Agreement and the other Transaction Agreements.

(b) In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 3.5 Withholding Rights. Each of Parent, the Company, Acquiror, Merger Sub, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any amounts otherwise payable pursuant to this Article III, such amounts required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld, and, if required, paid over to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed after June 30, 2023, and publicly available prior to the date hereof where the relevance of the information to a particular representation is reasonably apparent on its face (excluding any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” or any similarly titled captions and any other disclosures contained therein that are cautionary or forward looking in nature, except in each case for statements of historical fact contained therein) (provided that this clause (a) shall not be applicable to Sections 4.2(a) (Capital Stock), 4.2(b) (Capital Stock), 4.2(c) (Capital Stock), 4.2(d) (Capital Stock), 4.2(e) (Capital Stock), 4.2(g) (Capital Stock), 4.3 (Corporate Authority Relative to this Agreement; No Violation), 4.20 (Opinion of Financial Advisor), 4.21 (Finders or Brokers) and 4.22 (State Takeover Statutes)), or (b) the disclosure schedule delivered by the Company to Acquiror immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that disclosure in any section or subsection of the Company Disclosure Schedule shall apply only to the corresponding section or subsection of this Agreement except to the extent that the relevance of such disclosure to another section or subsection of this Article IV is reasonably apparent on the face of such disclosure; provided, further, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Schedule shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of Company LLC and UQF is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Company LLC and UQF has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company’s Subsidiaries other than Company LLC and UQF is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Acquiror prior to the date of this Agreement a true and complete copy of (i) the Company’s Certificate of Incorporation, as amended April 25, 2024 (the “Company Certificate”) and Bylaws, as amended as of the date hereof (the “Company Bylaws”) (together, the “Company Organizational Documents”), (ii) the certificate of formation of Company LLC, the Amended Company LLC Operating Agreement and the Fourth A&R Company LLC Operating Agreement (collectively, the “Company LLC Organizational Documents”), and (iii) the certificate of formation, dated as of September 16, 2016 and effective as of September 18, 2016, and limited liability company agreement of UQF, dated as of September 19, 2016 (together, the “UQF Organizational Documents”), in each case, as amended and in effect through the date hereof. The Company Organizational Documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company that would be required to be identified in the Company’s Annual Report on Form 10-K pursuant to Section 601(b)(21) of Regulation S-K of the SEC (collectively, the “Company Subsidiary Organizational Documents”) are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of their provisions, except, in the case of the Company’s Subsidiaries (other than each of Company LLC and UQF), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), (ii) 1,000,000,000 shares of Class A Common Stock, (iii) 2,000,000 shares of Class B Non-Voting Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and (iv) 61,249,000 shares of Class V Common Stock.

(b) At the close of business on July 15, 2026 (the “Capitalization Date”): (i) 88,613,213 shares of Class A Common Stock were issued and outstanding; (ii) no shares of Class B Common Stock were issued and outstanding; (iii) 55,349,000 shares of Class V Common Stock were issued and outstanding; (iv) no shares of Company Common Stock were held by the Company or any of its Subsidiaries in its or their treasury; (v) no shares of Preferred Stock were issued and outstanding; (vi) 649,930 shares of Class A Common Stock were underlying outstanding and unexercised Company Options; (vii) 3,275,946 shares of Class A Common Stock were underlying Company Restricted Stock Units (if applicable, assuming performance is calculated at the maximum level of performance); (viii) 861,655 shares of Class A Common Stock were reserved for future issuance under the Company ESPP; (ix) 2,009,189 shares of Class A Common Stock were otherwise reserved for issuance pursuant to the Company Stock Plan; and (x) 55,349,000 shares of Class A Common Stock were reserved for future issuance upon the exchanges of Company LLC Units (as defined below) pursuant to the Company Organizational Documents and the Company LLC Organizational Documents (other than the Closing Provisions of the Fourth A&R Company LLC Operating Agreement). Except as set forth in the preceding sentence, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. From and after the Capitalization Date until and including the date hereof, the Company (A) has not issued any shares of its capital stock (other than pursuant to the Company ESPP, in respect of the exercise of Company Options or upon the settlement of Company Restricted Stock Units or issuances required under Sections 4.1(e) and 4.6 of the Amended Company LLC Operating Agreement), (B) has not granted any options, warrants, restricted stock, restricted stock units or stock appreciation rights or entered into any other agreements or commitments to issue any shares of its capital stock and (C) has not granted any other awards in respect of any shares of its capital stock or split, combined or reclassified any of its shares of capital stock. All of the outstanding Company Shares are, and all Company Shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

(c) At the close of business on the Capitalization Date, (i) the Company owns (beneficially and of record) 88,613,213 common units of limited liability company interests of Company LLC (the “Company LLC Units”), free and clear of all Liens (other than immaterial Liens and restrictions pursuant to applicable federal, state and other securities laws or under the Amended Company LLC Operating Agreement) and (ii) there were 143,962,213 Company LLC Units outstanding and the membership transfer books and records of Company LLC reflect that the Continuing Stockholders owned in the aggregate, 55,349,000 Company LLC Units. Except as set forth in the preceding sentence, at the close of business on the Capitalization Date, no Company LLC Units or other voting securities of or equity interests in Company LLC were issued, reserved for issuance or outstanding, other than for issuances of Company LLC Units to the Company in connection with a corresponding issuance of Class A Shares as required by Section 4.3 of the Company Certificate and Sections 4.1(e) and 4.6 of the Amended Company LLC Operating Agreement. From and after the Capitalization Date, Company LLC (A) has not issued any Company LLC Units (other than for issuances of Company LLC Units to the Company in connection with a corresponding issuance of Class A Shares as required by Section 4.3 of the Company Certificate and Sections 4.1(e) and 4.6 of the Amended Company LLC Operating Agreement), (B) has not granted any options, warrants or restricted units or entered into any other agreements or commitments to issue any equity interests of Company LLC and (C) has not granted any other awards in respect of its equity interests or split, combined or reclassified the Company LLC Units. All of the outstanding Company LLC Units are, and all Company LLC Units that may be issued prior to the Effective Time will be, when issued, duly authorized and validly issued and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of Company LLC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company LLC Units may vote.

(d) Company LLC owns all of the issued and outstanding equity interests of UQF (beneficially and of record), being 100% of the membership interests of UQF (the “UQF Interests”), free and clear of all Liens (other than immaterial Liens and restrictions pursuant to applicable federal, state and other securities laws). Except as set forth in the preceding sentence, no UQF Interests or other voting securities of or equity interests in UQF are issued, reserved for issuance or outstanding. From and after the date hereof, UQF (A) has not issued any UQF Interests, (B) has not granted any options, warrants or restricted units or entered into any other agreements or commitments to issue any equity interests of UQF and (C) has not granted any other awards in respect of its equity interests or split, combined or reclassified the UQF Interests. All of the outstanding UQF Interests are, and all UQF Interests that may be issued prior to the Effective Time will be, when issued, duly authorized and validly issued and not subject to preemptive rights and held beneficially and of record by Company LLC.

(e) The Company has made available to Acquiror a true, correct and complete list, as of the Capitalization Date, of (i) the name of each holder of Company Options and Company Restricted Stock Units, (ii) the number of outstanding Company Options and Company Restricted Stock Units held by such holder (if applicable, at target and maximum levels of performance), (iii) the grant date of each such Company Option and Company Restricted Stock Unit, (iv) the exercise price of each Company Option and (v) the expiration date of each Company Option.

(f) Except for the Company Options, Company Restricted Stock Units, the Company ESPP (and the options thereunder), issuances of Company LLC Units to the Company in connection with a corresponding issuance of Class A Shares as required under Section 4.3 of the Company Certificate and Section 4.1(e) of the Amended Company LLC Operating Agreement, and issuances of Class A Shares upon the exchanges of Company LLC Units pursuant to the Company Organizational Documents and the Company LLC Organizational Documents (other than the Closing Provisions of the Fourth A&R Company LLC Operating Agreement), and except for changes since the Capitalization Date resulting from (x) the exercise of Company Options outstanding on such date, (y) the vesting and settlement of the Company Restricted Stock Units outstanding on such date and (z) the issuance of shares under the Company ESPP, as of the date hereof, there are no outstanding (A) shares of capital stock, voting securities, other ownership interests or other securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company or any of its Subsidiaries, (B) options, warrants, rights or other agreements, obligations or commitments requiring the Company or any of its Subsidiaries to issue any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company or any of its Subsidiaries (or, in each case, the economic equivalent thereof), (C) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries or (D) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other ownership interests in, the Company (the items in clauses (A), (B), (C) and (D), collectively with the capital stock of the Company or any of its Subsidiaries, being referred to collectively as “Company Securities”).

(g) Except pursuant to this Agreement, the other Transaction Agreements or any Organizational Documents of the Company or any of its Subsidiaries which have been made available to Parent and Acquiror, there are no (i) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities (other than (A) withholding obligations under Company Options or Company Restricted Stock Units and (B) obligations to acquire Company Shares in connection with the exercise of Company Options) or (ii) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company and its Subsidiaries have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” laws.

(h) As of the date hereof, all “significant subsidiaries” of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21.1 to the Company’s annual report on Form 10-K for its fiscal year ended December 28, 2025, and their respective jurisdictions of organization are listed in Section 4.2(h) of the Company Disclosure Schedule. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, and to the extent the following concepts are applicable thereto, validly issued, fully paid and nonassessable, and, in the case of Subsidiaries other than Company LLC, are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws). None of the Company or any of its Subsidiaries, directly or indirectly, owns any interest in any other person other than the Company’s Subsidiaries other than de minimis interests in any such person.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of the Company and Company LLC has the requisite corporate and limited liability, respectively, power and authority to enter into this Agreement (in the case of the Company) and the other Transaction Agreements to which it is a party and, subject to the receipt of the Company Stockholder Approval and assuming the validity of the Family Consent, to consummate the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization. The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company and Company LLC, as applicable, and the consummation of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, have been duly and validly authorized by the Company Board of Directors (acting on the Special Committee Recommendation) and the Special Committee and, as applicable, the managing member of Company LLC and, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary, assuming the accuracy of the representations and warranties in Section 5.7 and the validity of the Family Consent, no other corporate or limited liability proceedings on the part of the Company or Company LLC or vote of the Company’s stockholders or Company LLC’s equityholders (in their capacity as such and not as counterparties to the Transaction Agreements) are necessary to authorize the execution and delivery by the Company and Company LLC, as applicable, of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization. This Agreement and the Transaction Agreements to which the Company or Company LLC are a party have been duly executed and delivered by the Company and Company LLC, as applicable, and, assuming due authorization, execution and delivery by the other parties hereto or thereto (other than the Company, Company LLC and their Subsidiaries), each constitute a valid and binding agreement of the Company and Company LLC, as applicable, enforceable against the Company and Company LLC, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) At a meeting duly called, the Special Committee unanimously adopted resolutions that (i) determined that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) are fair to, advisable and in the best interests of, the Company and the Unaffiliated Company Stockholders and “unaffiliated security holders” as defined in Rule 13e-3 of the Exchange Act, (ii) recommended that the Company Board of Directors approve, authorize and declare advisable this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) and determine that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization), are fair to, and in the best interests of, the Company and its stockholders, including the Unaffiliated Company Stockholders and “unaffiliated security holders” as defined in Rule 13e-3 of the Exchange Act and (iii) recommended that, subject to Company Board of Directors approval, the Company Board of Directors submit this Agreement and the other

Transaction Agreements to the stockholders of the Company for their approval and adoption and recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization); provided that any change, modification, or rescission of such recommendation by the Special Committee in accordance with Section 6.3 shall not, in and of itself, be a breach of this representation.

(c) At a meeting duly called, the Company Board of Directors, acting on the Special Committee Recommendation, unanimously of all voting adopted resolutions that (i) determined that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) are fair to, and in the best interests of, the Company and its stockholders, including the Unaffiliated Company Stockholders and “unaffiliated security holders” as defined in Rule 13e-3 of the Exchange Act, (ii) approved, authorized, adopted and declared advisable this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization); provided that any change, modification or rescission of such recommendation by the Company Board of Directors or the Special Committee in accordance with Section 6.3 shall not, in and of itself, be a breach of this representation.

(d) Assuming the accuracy of the representations and warranties set forth in Section 5.7, the affirmative vote of (i) the holders of a majority of the issued and outstanding shares of Company Common Stock and (ii) a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL) (which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder), in each case, in favor of the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of Company capital stock (in their capacities as such) that is necessary under applicable Law or this Agreement and the Company Organizational Documents to approve and adopt this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, for the Company to engage in the transactions contemplated by this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization.

(e) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the filing of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto with the SEC, (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities and “blue sky” laws, (vi) the rules and regulations of NYSE, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other requisite clearances or approvals under any other applicable Antitrust Laws, (viii) the Company Stockholder Approval, (ix) the Family Consent, (x) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its Affiliates and (xi) the approvals set forth in Section 4.3(e) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity (the “Regulatory Filings and Consents”) is necessary, under applicable Law, for the consummation by the Company and Company LLC of the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, except for such Regulatory Filings and Consents that (A) are not required to be obtained or made prior to consummation of the Merger, the TRA Payment and the Recapitalization or (B) if not obtained or made have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The execution and delivery by each of the Company and Company LLC, as applicable, of this Agreement and the other Transaction Agreements to which it is a party does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the other Transaction Agreements to which it is a party will not (i) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, ability of a third party to make an adverse modification or acceleration of any obligation under, or require the consent of any other person under, or give rise by the terms thereof to the loss of a benefit under, any Company Material Contract, (ii) result in the creation of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (iii) conflict with or result in any violation of any provision of (A) the Company Organizational Documents, the Company LLC Organizational Documents or the UQF Organizational Documents or (B) any other Company Subsidiary Organizational Documents or (iv) conflict with or violate any applicable Laws except, in the case of clauses (i), (ii), (iii)(B) and (iv), as (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (2) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company and Company LLC to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization; provided that, for purposes of this Section 4.3(f)(i) and Section 4.3(f)(iv) no effect shall be given to any conflicts, violations, defaults, rights of termination, cancellation, first offer or first refusal, modifications, accelerations, consents or losses of benefit that arise solely as a result of the identity of, or any facts or circumstances solely relating to, Parent or any of its Affiliates provided, further that clause (2) shall not apply with respect to the representation and warranty in clause (iv).

Section 4.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished, as applicable, all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) since June 30, 2023 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, as supplemented, modified or amended since the time of filing, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, supplemented or modified, as of the date of the last such amendment, supplement or modification (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Company SEC Documents complied in all material respects with the requirements (A) of the Securities Act, (B) the Exchange Act and (C) the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and, in each case, the applicable rules and regulations promulgated thereunder and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since June 30, 2023 has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect, in the last three (3) years, to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, except as disclosed in the certifications filed with any Company SEC Document after June 30, 2023. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. The Company is in compliance in all material respects with the applicable listing and corporate governance rules of NYSE.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated income, results of operations, changes in financial position and cash flows and stockholders’ equity for the respective periods then ended, all in accordance with U.S. generally accepted accounting principles (“GAAP”), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q and subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries and (iv) comply in all material respects with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable. No financial statements of any person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Since January 1, 2023, and to the date of this Agreement, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy, promulgations by the Financial Accounting Standards Board or applicable Law.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

Section 4.5 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed, and since January 1, 2023, have been reasonably designed, to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) Since January 1, 2023, the Company has disclosed, based on the most recent evaluation of the Company’s internal control over financial reporting by its chief executive officer and chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act).

(c) Since June 30, 2023, neither the Company nor any of its Subsidiaries has received, in writing, any material complaint, allegation, assertion or claim alleging misconduct by the Company with respect to the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

Section 4.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), except for (a) Liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2025 (including Liabilities reflected, reserved against or expressly disclosed in any notes or schedules thereto), (b) Liabilities that are reflected or reserved against on the unaudited consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2026 (including Liabilities reflected, reserved against or expressly disclosed in any notes or schedules thereto), (c) Liabilities incurred in the ordinary course of business since March 29, 2026, and that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (d) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (e) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since June 30, 2023, have been, in compliance with all applicable Laws, except where such noncompliance (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company and Company LLC to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since June 30, 2023, neither the Company nor any of its Subsidiaries has (i) received any written notice or, to the knowledge of the Company, oral notice from any Governmental Entity regarding any actual or alleged failure by the Company to comply with any Law or (ii) provided any notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any Law.

(b) Except (x) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company and Company LLC to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, the Company and its Subsidiaries (i) hold, and have at all times since June 30, 2023, held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of, or issued by, all applicable Governmental Entities necessary for the lawful operation of the businesses of the Company and its Subsidiaries as is currently being conducted, including the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of the products of the Company or its Subsidiaries (the “Company Permits”), (ii) have paid all fees and assessments due and payable in connection therewith, (iii) are in compliance with the terms and requirements of all Company Permits and (iv) the consummation of the Merger, the TRA Payment and the Recapitalization and compliance with the provisions of this Agreement and the other Transaction Agreements will not result in any loss, suspension, limitation or impairment of any right of the Company or its Subsidiaries with respect to any Company Permits. All material Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any adverse modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened.

(c) Since June 30, 2023, none of the Company, its Subsidiaries, any of their respective directors or officers or, to the knowledge of the Company, any employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to governmental officials or employees or to political parties or campaigns from funds of the Company or any of its Subsidiaries or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries or to influence any act or decision of a government official or other person.

Section 4.8 Sanctions and Trade Control Laws.

(a) Neither the Company nor any of its Subsidiaries, directors, officers, employees or agents is or has been since April 24, 2019, a Sanctioned Person or a Restricted Person. Neither the Company nor any of its Subsidiaries has conducted any business or transactions with, in or involving any Sanctioned Jurisdiction or Sanctioned Person since April 24, 2019, in each case in violation of applicable Sanctions.

(b) Neither the Company nor any of its Subsidiaries has in the past five (5) years violated applicable Trade Control Laws in any material respect, and since April 24, 2019, has not violated any applicable Sanctions in any material respect.

(c) The Company and its Subsidiaries have in place written policies, controls and systems reasonably designed to ensure compliance with all applicable Trade Control Laws and Sanctions.

(d) In the past five (5) years with respect to Trade Control Laws and since April 24, 2019, with respect to Sanctions, neither the Company nor any of its Subsidiaries has (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any material noncompliance, (ii) been the subject of a past, current, pending or threatened investigation, inquiry or enforcement proceeding for a violation, or (iii) received any notice, request, penalty or citation for any actual or potential noncompliance.

Section 4.9 Regulatory Compliance. Without limiting Section 4.7, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Since June 30, 2023, the manufacture, packaging, labeling, import, export, advertising, marketing, handling, storage, transportation, sale and distribution of any products of the Company or any of its Subsidiaries (each, a “Business Product”), and any facility at which any Business Product is manufactured, packed, held, stored or distributed by or for the Company or any of its Subsidiaries, including, to the Company’s knowledge, facilities owned by co-packers, re-packagers or suppliers, has been in compliance with all Food Laws applicable to the Company or any of its Subsidiaries. Since June 30, 2023, none of the Company or its Subsidiaries has received any written notification of any pending or, to the knowledge of the Company, threatened, claim, suit, proceeding, hearing, action, audit, investigation, injunction, seizure or suspension from any Governmental Entity, including the FDA, USDA or FTC, or any third-party auditor, alleging potential or actual noncompliance by, or liability of, the Company or any of its Subsidiaries under any Food Law. Neither the Company, its Subsidiaries, nor any Business Product, is subject to any agreement, injunction, consent decree or any resolution related to any actual or alleged violation of any Food Law or that imposes any obligation on the Company, its Subsidiaries, or any Business Product.

(b) Each of the Company and its Subsidiaries holds such Company Permits of the FDA, the USDA, and any similar foreign or state Governmental Entities (collectively the “Food Regulatory Entities”) required for the conduct of its business as currently conducted (collectively, the “Food Permits”) and all such Food Permits are valid and in full force and effect. Each of the Company and its Subsidiaries has fulfilled and performed all of its obligations with respect to the Food Permits, and no event has occurred that allows, or with or without notice or lapse of time or both would, or would reasonably be expected to allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any Food Permit. Since June 30, 2023, each of the Company and its Subsidiaries has filed with all applicable Food Regulatory Entities all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments thereto, including Reportable Food Registry reports, and all other submitted data relating to the Company’s or any of its Subsidiaries’ products and services, as required by any Food Law or Food Permit and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission), and no written notice (or, to the knowledge of the Company, any oral notice) of deficiencies has been issued or asserted by any applicable Food Regulatory Entity with respect to any such reports, documents, forms, notices, applications, records, claims, submissions or any supplements or amendments thereto. Since June 30, 2023, the Company’s and its Subsidiaries’ products have been and are being marketed in accordance with the applicable Food Permits.

(c) Since June 30, 2023, the Company’s inventory of Business Products, including any inventory co-packaged or re-packaged by the Company’s suppliers: (i) complies in all respects with all Food Laws, (ii) has been manufactured, stored, held and delivered in accordance with applicable good manufacturing practices and sanitation requirements or similar practices that may be promulgated under applicable Food Laws, (iii) is not and will not be adulterated or misbranded within the meaning of the FDCA or any other Food Law, (iv) is not and will not be prohibited from being introduced into interstate commerce under the provisions of any Food Laws, and (v) does not and will not contain any prohibited or banned substances within the meaning of any Food Laws.

(d) Since June 30, 2023, all manufacturing operations conducted by or for the benefit of the Company and its Subsidiaries have been and are being conducted in compliance with applicable Food Laws. All facilities used by the Company or any of its Subsidiaries to manufacture, process, hold, distribute, or otherwise handle Business Products comply with all applicable Food Laws and hold all Food Permits necessary for the lawful operation of the Company’s business, and no such Food Permits have been suspended or revoked, nor have any such suspensions or revocations been threatened. Since June 30, 2024, neither the Company, its Subsidiaries, nor any Business Product has been the subject of (i) any FDA Form 483 or the equivalent USDA inspection reports reflecting observations, citations, notice of adverse finding or equivalent USDA notification (including notifications of license restrictions, suspension, revocation or termination, or that a product is dangerous, worthless, contaminated, harmful or unsatisfactory), notice of violation, untitled letter, warning letter or other correspondence or notice from the FDA, USDA or any other Food Regulatory Entity or any third-party auditor or (ii) a voluntary or involuntary recall, market withdrawal or replacement, safety alert or other notice or action relating to an alleged lack of safety or regulatory compliance. No such activities described in clause (ii) have been conducted by or on behalf of the Company or any of its Subsidiaries, or, to the knowledge of the Company, by or on behalf of any person as a result of any alleged defect or contamination in any Business Product. There have been no claims or other instances of the presence of or exposure to any food contaminants or adulterants, food-borne pathogens, food poisoning, pests or other similarly hazardous substance in or related to any Business Products. To the knowledge of the Company, there are no facts that are reasonably likely to cause (A) the recall, market withdrawal or replacement of any Business Products sold or intended to be sold by the Company or any of its Subsidiaries, (B) a change in the marketing classification or a change in the labeling of any such Business Product or (C) a termination or suspension of the marketing of any such Business Product. The Company and its Subsidiaries have made available to Acquiror every complaint and notice of alleged defect or adverse reaction that the Company and its Subsidiaries have received with respect to their products since June 30, 2023.

(e) All packages and labels used by, or on behalf of, the Company or any of its Subsidiaries have been and are in compliance with all Food Laws, including all nutrition labeling and allergen labeling regulations and requirements. Each Business Product manufactured, produced, packaged, labeled, distributed or sold by or on behalf of the Company or any of its Subsidiaries conforms to any promises, claims or affirmations of fact made on the container or label for such product or in connection with its distribution or sale (including all nutrition facts, ingredient statements, nutrient content claims, structure/function claims, health claims and to the extent that such products are being marketed as such, “non-GMO,” “fresh,” “organic,” “all natural,” “sustainable,” “U.S. grown,” “made with natural ingredients,” “gluten free,” “kosher,” “no corn syrup,” “no artificial colors, flavors or sweeteners,” “nutritious,” “healthy,” “100% juice” or with similar claims) and the Company possesses appropriate information to defend and substantiate all such claims. The Company has conducted all marketing and promotional activities for the Business Products in compliance with all applicable Food Laws.

(f) Since June 30, 2023, neither the Company nor, to the Company’s knowledge, any of its officers, employees or agents has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity (whether in any submission to such Governmental Entity or otherwise) or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, employees or agents, has been (i) disqualified, debarred or excluded by the FDA or any other Governmental Entity for any purpose, or (ii) charged with or convicted of any crime or engaged in any conduct for which disqualification, debarment or exclusion is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

Section 4.10 Investigations; Litigation. Except as (a) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company and Company LLC to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization: (i) there is no investigation or review pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, (ii) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is subject to ongoing obligations and (iii) there are no (A) Legal Proceedings or (B) subpoenas, civil investigative demands or other written requests for information relating to potential violations of Law, in the case of each of clauses (A) and (B), pending or, to the knowledge of the Company, threatened against or affecting any of their respective properties.

Section 4.11 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are, and since June 30, 2023, have been, in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations and compliance with the terms and conditions thereof), (b) there have been no Releases of Hazardous Materials by the Company or any of its Subsidiaries at any Company Leased Real Property or Company Owned Real Property (or, to the knowledge of the Company, any property formerly owned, leased or operated by the Company or its Subsidiaries or at any other location where any of their wastes have been transported to or disposed of) that have given rise to or would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries under applicable Environmental Laws, (c) no Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries that have resulted in or would reasonably be expected to result in Liabilities to the Company or its Subsidiaries under applicable Environmental Laws, (d) none of the Company or its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other person that has resulted in or would reasonably be expected to result in Liabilities to the Company and its Subsidiaries under applicable Environmental Laws or concerning Releases of Hazardous Materials, and (e) since June 30, 2023, neither the Company nor any of its Subsidiaries has received any unresolved claim, written notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or Liability under applicable Environmental Laws (including any such Liability or obligation arising under, retained or assumed by Contract or by operation of law). The Company has made available to Acquiror copies of all environmental reports, studies and assessments that are in the possession or reasonable control of the Company or any of its Subsidiaries pertaining to Releases of Hazardous Materials, compliance or noncompliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that contain information that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.12 Employee Benefit Plans; Employment Matters.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Acquiror: (i) the Company Benefit Plan document, if written (including all amendments and attachments thereto), (ii) a written summary of the material terms thereof, if the Company Benefit Plan is not in writing, (iii) all related trust documents, insurance Contracts or other funding arrangements, (iv) the two (2) most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), including all schedules and attachments thereto, (v) the most recent determination, opinion or advisory letter from the IRS, (vi) the current ERISA summary plan description and any summary of material modifications thereto, and (vii) all related, non-routine material filings and material, non-routine communications received from or sent to any Governmental Entity since January 1, 2023.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, (i) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made, deposited or paid in full and (ii) all reports, returns, notices and similar documents required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been timely filed or distributed. There are no pending or, to the knowledge of the Company and its Subsidiaries, threatened actions, disputes, suits, hearings or claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, in each case, which have been, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Company Benefit Plan is the subject of an examination, investigation or audit by a Governmental Entity. No Company Benefit Plan is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program, in each case, which would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c) The IRS has issued a favorable determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), and (i) such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened in writing) and (ii) to the knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely affect the tax-qualification of any Qualified Plan or related trust.

(d) Neither the Company nor any ERISA Affiliate, currently has, or has had at any time within the preceding six (6) years, an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or a plan subject to Title IV of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No Company Benefit Plan is a “multiple employer plan” that is subject to Section 413(c) of the Code or Sections 4063 or 4064 of ERISA, or a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(e) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable U.S. state Laws or applicable non-U.S. Laws.

(f) With respect to each Company Benefit Plan, in each case except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor its Subsidiaries have engaged in, and, to the knowledge of the Company, no other person has engaged in, any nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan.

(g) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company has incurred any Liability for any Tax or civil penalty under Chapter 43 of the Code that has not been satisfied in full.

(h) Except as contemplated in this Agreement, the execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, will not, either alone or in combination with another event, (i) entitle any current or former Company Associate to any severance or similar payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due or payable to any Company Associate, (iii) trigger any funding obligation under any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, or would reasonably be expected to, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up, or reimbursement of Taxes imposed under Sections 4999, 409A(a)(1)(B) or 457A of the Code.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States: (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iv) if required to be registered or approved by a non-U.S. governmental entity, has been registered or approved and has been maintained in good standing with the applicable regulatory authorities, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be likely to adversely affect any such approval or good standing.

(k) The Company and its Subsidiaries are not, and since January 1, 2023, have not been, party to, nor bound by, any Collective Bargaining Agreement, and no employees of the Company or its Subsidiaries are represented by any labor union, labor organization or works council. Since January 1, 2023, (i) there have been no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries, and (ii) there have been no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Since January 1, 2023, there has been no pending, or to the knowledge of the Company, threatened, strikes, lockouts, slowdowns, work stoppages, grievances, arbitrations, labor disputes or unfair labor practice complaints against the Company or any of its Subsidiaries.

(l) Since January 1, 2023, the Company and its Subsidiaries have been in compliance and have complied in all respects with all Laws regarding employment and employment practices, including all Laws respecting employment discrimination, terms and conditions of employment, health and safety, wages and hours, classification of employees and independent contractors, child labor, immigration, disability rights or benefits, equal opportunity, workers’ compensation, employee leave issues, unemployment insurance, automated employment decision tools and other artificial intelligence, affirmative action, plant closures and layoffs (including the WARN Act), and termination of employment, except where such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) There are no Legal Proceedings, suits, claims, investigations or other legal proceedings by or against the Company or its Subsidiaries pending, or threatened to be brought or filed, by or with any Governmental Entity or arbitral tribunal in connection with the employment or termination of employment of any employee or applicant to become an employee, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(n) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in material violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(o) Neither of the Company nor any of its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Subsidiaries that involves material allegations of sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at a level of Vice President or above, and, to the knowledge of the Company, since January 1, 2023, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (A) an officer of the Company or its Subsidiaries or (B) an employee of the Company or any of its Subsidiaries at a level of Vice President or above.

(p) As of the date hereof, to the knowledge of the Company, no officer or employee of the Company or any of its Subsidiaries at a level of Senior Vice President or above has provided the Company or any of its Subsidiaries with written notice of his or her intent to resign from or otherwise terminate his or her employment with the Company or any of its Subsidiaries.

Section 4.13 Absence of Certain Changes or Events.

(a) Since December 28, 2025 through the date of this Agreement, except as expressly contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since December 28, 2025, through the date of this Agreement, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Information Supplied; Proxy Statement and Schedule 13E-3. The information supplied or to be supplied by the Company expressly for inclusion in the Proxy Statement or the Schedule 13E-3, as applicable, will not, on the date that the Proxy Statement and Schedule 13E-3 is first mailed to the stockholders of the Company, and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Acquiror or any of its respective Affiliates or Representatives in writing expressly for inclusion (whether directly or incorporated by reference) therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.15 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it in accordance with applicable Law, and all such Tax Returns are true, correct and complete.

(ii) Each of the Company and its Subsidiaries has timely paid in full all Taxes required to be paid by it (whether or not shown on any Tax Return).

(iii) Neither the Company nor any of its Subsidiaries has waived or extended, or requested any waiver or extension for, any statute of limitations with respect to Taxes, and no power of attorney has been granted with respect to any matter relating to Taxes of any of the Company or any of its Subsidiaries that is currently in effect.

(iv) All assessments for Taxes due by the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded litigation have been timely paid in full or otherwise finally resolved.

(v) There are no audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of any Taxes or Tax matters (including Tax Returns) of the Company or any of its Subsidiaries.

(vi) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(vii) Each of the Company and its Subsidiaries has complied with all applicable Laws relating to the collection, withholding and remittance of Taxes (including information reporting requirements) and has duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over.

(viii) No written claim has been made by any Governmental Entity in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns or pay Taxes of a particular type claiming that any such entity is subject to taxation by that jurisdiction, required to file any Tax Returns or required to pay Taxes in such jurisdiction.

(ix) Other than with respect to the Tax Receivable Agreement, neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (B) is a party to, bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company or its Subsidiaries) or (C) has any Liability for Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Law), as transferee or successor.

(x) Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar or analogous provision of state, local or non-U.S. Law) or has been issued any private letter rulings, technical advice memoranda or similar agreement by any Governmental Entity, in any case, that would be binding upon the Company or any of its Subsidiaries after the Closing.

(xi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (A) change in or incorrect method of accounting pursuant to Section 481 of the Code (or any analogous or similar provision of state, local or non-U.S. Law) prior to the Closing, (B) installment sale, intercompany transaction or open transaction made or entered into prior to the Closing, or any “excess loss account,” existing as of immediately prior to the Closing, or (C) prepaid amount received on or prior to the Closing.

(xii) Neither the Company nor any of its Subsidiaries has or has ever had a permanent establishment and otherwise has not had an office or fixed place of business in a jurisdiction outside of the jurisdiction in which the Company or its Subsidiaries, respectively, are organized.

(xiii) Neither the Company nor any of its Subsidiaries is a party or subject to any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(b) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) occurring during the two (2) year period ending on the date of this Agreement.

(c) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or non-U.S. Law).

(d) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements prior to the date hereof are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date, are adequate to cover all material Taxes due and payable by the Company and its Subsidiaries for all periods through the Closing Date.

(e) Since on or before August 28, 2020, Company LLC (i) has been classified as a partnership for U.S. federal income tax purposes (the “Company LLC Partnership”); and (ii) has had in effect a valid election under Section 754 of the Code and in accordance with Treasury Regulations section 1.754-1(b).

(f) The Company LLC Partnership is a continuation under Section 708(a) of the Code of the former partnership for U.S. federal income tax purposes conducted by Rice Investments, LP, a Delaware limited partnership (the “Rice Partnership”) as a result of a restructuring that was effected on December 30, 2019.

(g) The Rice Partnership made a valid election under Section 754 of the Code and in accordance with Treasury Regulations section 1.754-1(b) for its 2017 taxable year (the “Original 754 Election”), and there has not since been a termination of either the Rice Partnership or the Company LLC Partnership under Section 708(b) of the Code.

(h) Neither the Rice Partnership nor the Company LLC Partnership has revoked the Original 754 Election under Treasury Regulations section 1.754-1(c).

Section 4.16 Intellectual Property; Data Privacy.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Company Registrations, including for each, as applicable, the application or registration number, the filing and registration or grant date, the legal and beneficial owner and the jurisdiction.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and its Subsidiaries (x) solely and exclusively own the Company Intellectual Property free and clear of all Liens other than Permitted Liens, and (y) have a valid license or other valid right to use all other Intellectual Property to the extent used or held for use in the business of the Company and its Subsidiaries as currently conducted (such Intellectual Property, the “Licensed IP”);

(ii) all Company Registrations are subsisting and, to the knowledge of the Company, valid and enforceable (and there currently is no complaint, claim or notice, or threat, and since June 30, 2023, there has been no complaint, claim or notice, or threat challenging the ownership, validity or enforceability of any Company Registrations);

(iii) all Company Intellectual Property will be owned (free and clear of all Liens other than Permitted Liens), and all Licensed IP will be available for use, by the Surviving Corporation and its Subsidiaries immediately following the Closing on substantially similar terms and conditions as it was owned or available for use by the Company and its Subsidiaries immediately prior to the Closing;

(iv) no person other than the Company and its Subsidiaries owns or has an exclusive license or other right to use any of the Key Marks in any jurisdiction (other than pursuant to manufacturing and distribution agreements with the Company entered into in the ordinary course of business and made available to Acquiror);

(v) the Company and its Subsidiaries have taken commercially reasonable measures to preserve their ownership of, and rights in, the Company Intellectual Property (including by obtaining assignments of Company Intellectual Property from persons who contribute or have contributed to the creation, invention or development of Company Intellectual Property, pursuant to written agreements or by operation of Law) and to maintain the confidentiality of trade secrets and other proprietary or confidential information included in the Company Intellectual Property, and no such trade secret or information has been disclosed to or accessed by any person other than pursuant to the terms of a valid, written confidentiality agreement with such person;

(vi) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate any Intellectual Property rights of any person, and since June 30, 2023, the Company and its Subsidiaries have not infringed, violated or misappropriated any Intellectual Property rights of any person or received in writing any complaint, claim, notice or threat of any of the foregoing (including any cease and desist letter or notification that a license is or may be required), and no Legal Proceeding has been brought or threatened in writing against the Company or its Subsidiaries, alleging any such infringement, violation or misappropriation;

(vii) to the knowledge of the Company, no person (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any of the Company Intellectual Property, and, since June 30, 2023, the Company and its Subsidiaries have not sent to or made against any person in writing any complaint, claim, notice or threat of any of the foregoing (including any cease and desist letter or notification that a license is or may be required), or brought or threatened in writing any Legal Proceeding, alleging any such infringement, violation or misappropriation;

(viii) no Company Intellectual Property is subject to any Legal Proceeding, nor is any Company Intellectual Property subject to any Order or Contract limiting, restricting or affecting the use, exploitation, registration, attempted registration, enforceability, transfer or licensing of the Company Intellectual Property;

(ix) the execution and delivery by the Company and Company LLC of this Agreement and the other Transaction Agreements to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in (x) a loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Surviving Corporation’s or its Affiliates’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business of the Company and its Subsidiaries or (y) to the knowledge of the Company, Acquiror or any of its Affiliates being required to grant to any person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property owned or controlled by Acquiror or any of its Affiliates as of the date hereof;

(x) since June 30, 2023, to the knowledge of the Company, (A) no third party has breached or gained unauthorized access to or use of the IT Systems in a manner which resulted in the unauthorized use, theft, rendering unavailable or not accessible, disclosure or transfer of any information or data contained therein or transmitted thereby (including Personal Information), (B) there has been no failure, malfunction or substandard performance of the IT Systems which has caused any material disruption to the business operations of the Company and its Subsidiaries and (C) no notice of any such unauthorized access, misuse, intrusion, breach or other incident has been made or was required by the Company or any of its Subsidiaries to any person or Governmental Entity under applicable Data Security Laws; and

(xi) each of the Company and its Subsidiaries complies (and since June 30, 2023, has complied) with all applicable Data Security Laws, the Company’s and its Subsidiaries’ privacy policies and contractual requirements relating to cybersecurity or the privacy, security or processing of Personal Information, and since June 30, 2023, no written claims, complaints, investigations or notices from any person or Governmental Entity have been asserted or threatened in writing against the Company or any of its Subsidiaries regarding any noncompliance with any of the foregoing.

Section 4.17 Property. With respect to the material real property owned by the Company or any Subsidiary of the Company (collectively, the “Company Owned Real Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) either the Company or a Subsidiary of the Company has good, marketable and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens and (b) neither the Company nor any Subsidiary of the Company has received written notice of any pending condemnation proceeding with respect to any Company Owned Real Property, and, to the knowledge of the Company, no such proceeding is threatened. Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease and sublease under which the Company or any of its Subsidiaries leases or subleases any real property for an annual rental amount in excess of $3,000,000 per year (such property subject to any such lease or sublease, the “Company Leased Real Property” and such leases and subleases are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.17 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Company Real Property Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each Company Real Property Lease is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, (b) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease and (c) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subleasing, licensing or otherwise granting any person any right to use or occupy any Company Owned Real Property or any Company Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no damage or destruction has occurred with respect to any of the Company Owned Real Property or the Company Leased Real Property that has not been repaired.

Section 4.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is sufficient to comply with applicable Law and all Company Material Contracts; (b) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect; (c) the Company and its Subsidiaries are in compliance with the terms and provisions of all such insurance policies; and (d) neither the Company nor any of its Subsidiaries is in breach or default under, has received any written notice of, or has taken any action or failed to take action that would, or would reasonably be expected to, individually or in the aggregate, permit cancellation, termination or modification of, any such insurance policies.

Section 4.19 Material Contracts.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries (or any of their respective properties or assets) is bound (in each case, other than any Company Benefit Plan):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any Contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act (other than offer letters or other terms of employment or any unwritten arrangement with any Company Associate);

(ii) any Contract that is material to the Company that (1) contains covenants that by their terms expressly limit in any material respect the ability of the Company or any of its Affiliates (including, following the Closing, Acquiror or any of its Affiliates): (A) to compete in any business or with any person or in any geographic area (including any non-compete provisions) (other than any Contract that provides exclusive territorial rights to independent operators, distributors, route operators, franchisees or similar commercial partners) or (B) to enforce in any material respect its rights under (x) any Company Material Contract or (y) under applicable Law, including any material covenant not to sue (other than any covenant not to sue entered into in connection with the settlement of litigation restricting the right of the Company or of any of its Subsidiaries to bring suit with respect to claims released thereunder for events occurring prior to the date of such release), (2) contains “most favored nations,” “most favored pricing” or similar terms or establishes an exclusive sale or purchase obligation with respect to any product or geographic area, in each case, that restricts or binds the Company or any of its Affiliates (including, following the Closing, Acquiror or any of its Affiliates), or (3) requires the Company or any of its Affiliates (including, following the Closing, Acquiror or any of its Affiliates) to purchase minimum quantities of any product or service or contains “take or pay,” volume requirements or similar provisions binding on the Company or any of its Affiliates (including, following the Closing, Acquiror or any of its Affiliates), except, in each case with respect to clauses (1) through (3), for any such Contract that may be canceled without penalty or other liability of the Company or any of its Affiliates upon notice of ninety (90) days or less;

(iii) any Contract that provides for or governs the formation, creation, operation, management or control of any strategic alliance or joint venture involving the sharing of profits or losses with any third party;

(iv) any Contract that (A) provides for the license or other grant of rights by or to the Company or any of its Subsidiaries of any Intellectual Property that is material to the business of the Company and its Subsidiaries, other than (x) non-exclusive licenses granted in the ordinary course of business by the Company or any of its Subsidiaries that are ancillary to the manufacture, sale or distribution of products to customers in the ordinary course of business, (y) licenses granted by the Company or any of its Subsidiaries to another Subsidiary of the Company, and (z) licenses granted to the Company or any of its Subsidiaries for Commercially Available Software which involve payments by the Company and its Subsidiaries of less than $500,000 per annum, or (B) materially limits the Company’s or its Subsidiaries’ ability to (or permits any other person to) use, register, license, enforce or otherwise exploit any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (including co-existence rights and covenants not to sue);

(v) any Contract with a Top Supplier (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(vi) any Contract with a Top Customer (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(vii) any Contract with consideration paid to or payable by the Company or any of the Company’s Subsidiaries of more than $5,000,000, in the aggregate, during the twelve (12) months ended December 28, 2025 (other than (A) Contracts for the lease of real property and (B) purchase orders, invoices or statements of work entered into in the ordinary course of business;

(viii) any Contract with any Company Associate that provides for severance, retention or stay bonus, advance notice of termination, change in control bonus, accelerated vesting, or any other amount or benefit that will be payable or due as a result of any of the transactions or events contemplated by this Agreement, in each case, other than the Company Stock Plan (or award agreements thereunder);

(ix) any Contract that involves any settlement, conciliation or similar agreement (A) that is with any Governmental Entity and (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity;

(x) any loan agreement, credit agreement, note, debenture, bond, indenture, security agreement, guarantee or other Contract pursuant to which any Indebtedness for borrowed money of the Company or any of its Subsidiaries (whether as creditor or debtor thereunder) may be incurred or is outstanding, or any guarantees by the Company or any of its Subsidiaries of any Indebtedness for borrowed money, in each case, for Indebtedness with a principal amount in excess of $250,000 individually (other than Contracts with independent operators, distributors, route operators, franchisees or similar commercial partners that include guarantees, keepwell arrangements, letters of credit, reimbursement obligations, or other credit support arrangements);

(xi) any Contract that provides for material “earn outs” or other material contingent payments by the Company or any of its Subsidiaries other than those with respect to which there are no outstanding obligations under such provisions (excluding obligations to indemnify directors and officers pursuant to acquisition agreements or, in the case of Contracts pursuant to which the Company or any Company Subsidiary sold an asset or business, obligations to indemnify for liabilities related to businesses retained by the Company or any Company Subsidiary or, in the case of Contracts pursuant to which the Company or any Company Subsidiary purchased assets or businesses, obligations to indemnify for liabilities related to such acquired business or assets);

(xii) any Contract that (A) was entered into on or after June 30, 2023 under which the Company or its applicable Subsidiary has material surviving obligations or (B) has not yet been consummated, in each case of clause (A) and (B) that provides for the acquisition or Disposition, directly or indirectly (by merger or otherwise), of a business or all, or substantially all, of the capital stock or other equity interests of a person or all, or substantially all, of the material assets or properties of a person, other than any such acquisition or Disposition for consideration (including any “earnouts” and contingent payments) that does not exceed $1,000,000 in the aggregate;

(xiii) any Contract that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of a third party;

(xiv) any Contract that expressly prohibits the payment of dividends or distributions in respect of, or the pledging of, any equity interest of, or the issuance of guarantees by, the Company or any of its Subsidiaries; or

(xv) any Contract that is a collective bargaining agreement, labor union contract, trade union agreement, works council agreement or other employee representative body agreement (each, a “Collective Bargaining Agreement”).

Each Contract of the type described in clauses (i) through (xv) above (or set forth in Section 4.19(a) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents (other than any such Contract filed as an exhibit to the Company SEC Documents that, as of the date hereof, has expired pursuant to its terms or has been disclosed prior to the date hereof in the Company SEC Documents (without giving effect to the date limitation in the definition thereof) as having been terminated)), other than a Company Benefit Plan or the Company Stock Plan, is referred to herein as a “Company Material Contract.” The Company has made available to Acquiror prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement (other than any unwritten arrangement with any Company Associate).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, (ii) no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with or without notice or lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect (in each case, subject to the Bankruptcy and Equity Exception), (iv) there are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract and (v) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the knowledge of the Company, is any such party threatening to do so.

Section 4.20 Opinion of Financial Advisor. The Special Committee has received the opinion of Citigroup Global Markets Inc. (“Citi”) to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid to the Unaffiliated Stockholders (as defined in such opinion) pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed, true, correct and complete copy of such opinion shall be delivered to Acquiror for informational purposes promptly (but, in any event, within two (2) Business Days) following the date of this Agreement.

Section 4.21 Finders or Brokers. Except for Citi and RBC Capital Markets, LLC (“RBC”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Merger who would be entitled to any fee or any commission in connection with or upon consummation of the Merger, the TRA Payment or the Recapitalization. The Company has provided to Acquiror complete and correct copies of all agreements under which fees and commissions that are or would be payable to Citi in connection with the consummation of the Merger, the TRA Payment or the Recapitalization are payable. The Company has made available to Acquiror complete and correct copies of all agreements under which fees and commissions that are or would be payable to RBC in connection with the consummation of the Merger, the TRA Payment or the Recapitalization are payable.

Section 4.22 State Takeover Statutes. Assuming the accuracy of the representation in the second sentence of Section 5.7, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) all potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Company Certificate or Company Bylaws.

Section 4.23 Related Party Agreements. No Related Party of the Company or any of its Subsidiaries is a party to any Contract with or binding upon Company or any of its Subsidiaries or by or to which any of its properties or assets is bound or subject, other than any of the foregoing entered into in the ordinary course of business, on terms similar to what would have been obtained in a comparable transaction entered into with an unaffiliated third party on an arm’s-length basis (each such Contract contemplated by this Section 4.23, a “Related Party Contract”).

Section 4.24 No Additional Representations or Warranties; Acknowledgment of Disclaimer.

(a) Except for the representations and warranties expressly set forth in this Article IV, the other Transaction Agreements to which the Company or Company LLC is a party or in a certificate delivered pursuant hereto or thereto, neither the Company nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Acquiror, Merger Sub or any of their Affiliates or Representatives, including, but not limited to, its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated hereby and by the other Transaction Agreements.

(b) The Company acknowledges and agrees that, (a) except for the representations and warranties of Parent, Acquiror and Merger Sub expressly set forth in Article V and the other Transaction Agreements to which any such person is a party or in a certificate delivered pursuant hereto or thereto, (i) none of Parent, Acquiror, Merger Sub or any of their Affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization and (ii) none of the Company or its Representatives is relying on any representation or warranty of Parent, Acquiror, Merger Sub or any of their Affiliates except for those expressly set forth in Article V and the other Transaction Agreements to which any such person is a party or in a certificate delivered pursuant hereto or thereto, and (b) no person has been authorized by Parent, Acquiror, Merger Sub or any of their Affiliates to make any representation or warranty relating to Parent, Acquiror, Merger Sub or any of their Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, and if made, such representation or warranty has not been and shall not be relied upon by the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUIROR AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent, Acquiror and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Acquiror Disclosure Schedule”) (provided that disclosure in any section or subsection of the Acquiror Disclosure Schedule shall apply only to the corresponding section or subsection of this

Agreement except to the extent that the relevance of such disclosure to another section or subsection of this Article V is reasonably apparent on the face of such disclosure; provided, further, that any listing of any fact, item or exception disclosed in any section of the Acquiror Disclosure Schedule shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), Parent, Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Parent is a German limited partnership (Kommanditgesellschaft) with a German limited liability company (Gesellschaft mit beschraenkter Haftung) as general partner (Gesellschaft mit beschraenkter Haftung & Compagnie Kommanditgesellschaft), Acquiror is a Delaware corporation and Merger Sub is a Delaware corporation. Parent is registered with the commercial register of the local court (Amtsgericht) of Dusseldorf, Germany, under register number HRA 20277. Acquiror is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Acquiror and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent, Acquiror and Merger Sub has the requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party by Parent, Acquiror and Merger Sub, as applicable, and the consummation by each of them of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, have been duly and validly authorized by the board of directors (or similar governing body) of Parent, the Acquiror Board of Directors and the board of directors of Merger Sub, and, subject to the approval of the adoption of this Agreement and the other Transaction Agreements to which Merger Sub is a party by the sole stockholder of Merger Sub, no other corporate or similar proceedings on the part of any of Parent, Acquiror or Merger Sub or vote of Parent’s or Acquiror’s stockholders is necessary to authorize the execution and delivery by Parent, Acquiror and Merger Sub of this Agreement, the other Transaction Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization). The board of directors of Merger Sub has unanimously (i) approved and declared advisable this Agreement, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization), the performance by Merger Sub of its covenants and agreements contained in this Agreement, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) upon the terms and subject to the conditions contained in this Agreement and such other Transaction Agreements;

(ii) determined that this Agreement, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization) are advisable and in the best interests of Merger Sub and its sole stockholder; (iii) resolved to submit this Agreement and the other Transaction Agreements to which it is a party to the sole stockholder of Merger Sub for its approval of the adoption hereof; and (iv) resolved to recommend the adoption of this Agreement and the other Transaction Agreements to which it is a party by the sole stockholder of Merger Sub. This Agreement and the Transaction Agreements to which Parent, Acquiror or Merger Sub is a party have been duly executed and delivered by each of Parent, Acquiror and Merger Sub, as applicable, and, assuming due execution and delivery by the other parties hereto and thereto (other than Parent, Acquiror and Merger Sub), constitutes a valid and binding agreement of Parent, Acquiror and Merger Sub, as applicable, enforceable against each of Parent, Acquiror and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities and “blue sky” laws, (v) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws, including the Law on the Protection of Economic Competition of 2001 (as amended) of Ukraine, (vi) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of the Company, the Family Stockholders or any of their respective Affiliates, (vii) the approvals set forth in Section 5.2(b) of the Acquiror Disclosure Schedule and (viii) the approval and adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement (collectively, the “Acquiror Approvals”), no Regulatory Filing or Consent is necessary, under applicable Law, for the consummation by Parent, Acquiror or Merger Sub of the transactions contemplated by this Agreement, the other Transaction Agreements, or the Debt Financing Documents, except for (A) such Regulatory Filings and Consents that are not required to be obtained or made prior to consummation of the Merger, the TRA Payment and the Recapitalization or (B) that if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(c) The execution and delivery by each of Parent, Acquiror and Merger Sub, as applicable, of this Agreement, the Transaction Agreements to which it is a party, and the Debt Financing Documents does not, and (assuming the Acquiror Approvals are obtained) the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions of this Agreement, the other Transaction Agreements to which it is a party, the Debt Financing Documents and the Parent Existing Credit Agreement will not (i) conflict with or result in any violation of any provision of Parent’s, Acquiror’s or Merger Sub’s constituent documents, (ii) conflict with or result in any violation of any provision of (x) the Parent Existing Credit Agreement or the Parent Existing Promissory Notes or (y) any other agreement governing Financial Indebtedness (as defined in the Parent Existing Credit Agreement) of Parent or any of its Subsidiaries in an aggregate principal amount under such agreement equaling or exceeding €25,000,000, (iii) conflict with or result in a violation of any material Contract to which Parent, Acquiror or Merger Sub or any of their respective Subsidiaries is a party or (iv) conflict with or violate any applicable Laws, except, in the case of clause (ii), (iii) or (iv), for such conflicts or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.3 Information Supplied. The information supplied or to be supplied by or on behalf of Parent, Acquiror and Merger Sub in writing expressly for inclusion in the Proxy Statement or the Schedule 13E-3, as applicable, will not, on the date that the Proxy Statement and Schedule 13E-3 is first mailed to the stockholders of the Company, and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Acquiror or Merger Sub with respect to statements made therein based on information supplied by the Company or its Affiliates or Representatives in writing expressly for inclusion therein.

Section 5.4 Financing.

(a) Parent has delivered to the Company a true and complete copy of (i)(A) the executed commitment letter (including all attachments thereto), dated as of the date hereof, from the Topco Debt Financing Sources party thereto (the “Topco Debt Financing Commitment Letter”), pursuant to which and subject to the terms and conditions thereof such Topco Debt Financing Sources have agreed to lend the amounts set forth therein (the “Topco Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement and the related fees and expenses and (B) the executed commitment letter (including all attachments thereto), dated as of the date hereof, from the Opco Debt Financing Sources party thereto (the “Opco Debt Financing Commitment Letter” and together with the Topco Debt Financing Commitment Letter, the “Debt Financing Commitment Letters”), pursuant to which and subject to the terms and conditions thereof such Opco Debt Financing Sources have agreed to lend the amounts set forth therein (the “Opco Debt Financing” and together with the Topco Debt Financing and the revolving loans available to the Parent pursuant to the Parent Existing Credit Agreement, the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement and the other Transaction Agreements (including a portion of the Recapitalization) and the related fees and expenses, and (ii)(A) any fee letters related to the Topco Debt Financing, redacted to remove fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic or commercially sensitive terms (so long as no redaction covers (x) terms that adversely affect the amount, conditionality, availability, enforceability or termination of the Topco Debt Financing Commitment Letter or the Topco Debt Financing or (y) terms that impose any other conditions (or otherwise adversely amend, modify or expand any such other conditions) to the funding of the Topco Debt Financing) (collectively, together with the Topco Debt Financing Commitment Letter, the “Topco Debt Financing Letters”) and (B) any fee letters related to the Opco Debt Financing, redacted to remove fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic or commercially sensitive terms (so long as no redaction covers (x) terms that adversely affect the amount, conditionality, availability, enforceability or termination of the Opco Debt Financing Commitment Letter or the Opco Debt Financing or (y) terms that impose any other conditions (or otherwise adversely amend, modify or expand any such other conditions) to the funding of the Opco Debt Financing) (collectively, together with the Opco Debt Financing Commitment Letter, the “Opco Debt Financing Letters” and collectively with the Topco Debt Financing Letters, the “Debt Financing Letters”).

(b) As of the date hereof, neither the Debt Financing Letters nor the Parent Existing Credit Agreement have been amended, restated, amended and restated, supplemented or otherwise modified, and no such amendment or modification is contemplated or under discussion by Parent or, to the knowledge of Parent, by the other parties thereto (other than, in the case of the Opco Debt Financing, to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Financing Letters as of the date of this Agreement and, in the case of the Parent Existing Credit Agreement, amendments not prohibited by this Agreement), and the commitments contained in the Debt Financing Commitment Letters and the Parent Credit Agreement have not been withdrawn, terminated, repudiated, amended, supplemented, modified or rescinded in any respect, and no such action is contemplated or under discussion by Parent, or to the knowledge of Parent, any other party thereto.

(c) As of the date hereof, each of the Debt Financing Letters and the Parent Existing Credit Agreement is in full force and effect and constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Acquiror, the other parties thereto, subject to the Bankruptcy and Equity Exception. Except as expressly set forth in the Debt Financing Commitment Letters delivered to the Company pursuant to this Section 5.4, there are no side letters or other contracts, agreements, arrangements or understandings (written or oral) directly or indirectly related to the Debt Financing, which could affect the conditionality, enforceability or termination provisions of, or reduce the aggregate principal amount of, the Debt Financing. There are no conditions precedent (including pursuant to any “market flex” provisions) related to the funding of (x) the Debt Financing (other than under the Parent Existing Credit Agreement), other than as expressly set forth in each of the Debt Financing Commitment Letters or (y) the Debt Financing under the Parent Existing Credit Agreement, other than as expressly set forth in the Parent Existing Credit Agreement. Subject to the terms and conditions of the Debt Financing Letters (taking into account the full amount of any “market flex” set forth therein) and the Parent Existing Credit Agreement, and assuming satisfaction of the conditions in Section 7.1 and Section 7.2, Acquiror and Parent will have, as of the Closing Date, sufficient funds to pay the aggregate Merger Consideration and all other payments required to be paid hereunder and in accordance with the other Transaction Agreements, including any Indebtedness of the Company or its Subsidiaries paid or payable at the Closing in accordance with the Transaction Agreements or that otherwise becomes due and payable as a result of the transactions contemplated by the Transaction Agreements (including, to the extent applicable, Indebtedness under the Company Credit Agreements and in respect of capital leases and other equipment financings), and to pay all fees and expenses related to the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements (collectively, the “Required Amount”).

(d) As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent under the Debt Financing Letters, on the part of Parent or any of its Subsidiaries (as defined in the Parent Existing Credit Agreement) under the Parent Existing Credit Agreement or, to the knowledge of Parent, any other party thereto under any term or condition of the Debt Financing Letters or the Parent Existing Credit Agreement, (y) result in any of the conditions to the funding of the Debt Financing not being satisfied on a timely basis or (z) otherwise result in the Debt Financing not being available in accordance with the terms of the Debt Financing Letters or the Parent Existing Credit Agreement, as applicable, on the Closing Date, and subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, Acquiror does not have any reason to believe that Parent will be unable to satisfy on a timely basis any of the conditions to the Debt Financing to be satisfied by it with respect to the Debt Financing Commitment Letters or the Parent Existing Credit Agreement, as applicable, or that the Debt Financing will not be available to Parent on the Closing Date. As of the date of this Agreement, no Debt Financing Source has notified Parent or the Acquiror of its intention to terminate any of the commitments in respect of the Debt Financing or not to provide all or any portion of the applicable Debt Financing. As of the date of this Agreement, no party to the Parent Existing Credit Agreement has notified Parent or the Acquiror of its intention to terminate any of the commitments in respect of the Parent Existing Credit Agreement or not to provide all or any portion of the commitments thereunder. Notwithstanding anything in this Agreement or any other Transaction Agreement, Parent, Acquiror and Merger Sub affirm that (i) obtaining the Debt Financing is not a condition to the Closing or the consummation of any of the transactions contemplated by any of the Transaction Agreements and (ii) Parent’s, Acquiror’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon Parent, Acquiror or Merger Sub obtaining the Debt Financing or any other financing. As of the date hereof, Parent has fully paid (or caused to be paid) all commitment fees or other fees that are due and payable and required to be paid prior to the date of this Agreement pursuant to the Debt Financing Letters and the Parent Existing Credit Agreement.

(e) Parent has delivered to the Company true, complete and correct copies of (i) the Parent Existing Credit Agreement, as in effect on the date hereof, together with all amendments, restatements, supplements, waivers and modifications thereto, (ii) the Compliance Certificate (as defined in the Parent Existing Credit Agreement) delivered pursuant to Section 22.3 of the Parent Existing Credit Agreement in respect of the fiscal quarter ended March 31, 2026, and (iii) the Parent Existing Promissory Notes, each as in effect on the date hereof. As of the date hereof, there are no Defaults (as defined in the Parent Existing Credit Agreement) or Events of Default (as defined in the Parent Existing Credit Agreement) that have occurred and are continuing. The Leverage Ratio (as defined in the Parent Existing Credit Agreement), after giving effect to the transactions contemplated hereby (including, for the avoidance of doubt, the incurrence of all amounts in connection with the Debt Financing), will not exceed 3.50:1.00.

Section 5.5 Acquiror; Merger Sub. Merger Sub is a wholly-owned direct or indirect Subsidiary of Acquiror. Since its date of formation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Acquiror is a direct or indirect Subsidiary of Parent. Since its date of formation, Acquiror has not carried on any business nor conducted any operations other than the execution of this Agreement and the other Transaction Agreements to which it is a party and the performance of its obligations hereunder and thereunder and matters ancillary thereto and the ownership of Merger Sub.

Section 5.6 Litigation. As of the date hereof, there are no (a) Legal Proceedings of any nature or (b) subpoenas, civil investigative demands or other requests for information relating to potential violations of Law, in each case of clause (a) and (b) pending or, to the knowledge of Acquiror, threatened against or relating to Parent, Acquiror, Merger Sub or any of their Affiliates, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the other Transaction Agreements, the Merger or the other transactions contemplated hereby or thereby, in each case threatened against or relating to Parent, Acquiror, Merger Sub or any of their Affiliates.

Section 5.7 Stock Ownership. As of the date hereof, none of Parent, Acquiror, Merger Sub or any of their respective controlled Affiliates (other than pursuant to an employee benefit, pension or similar plan) owns any shares of Company Common Stock. Each of Parent, Acquiror, Merger Sub and any of their respective “Affiliates” or “associates” (as such terms are defined in the Company Organizational Documents) is not, and at no time during the last three (3) years has been, an “interested stockholder” of the Company as defined in the Company Organizational Documents.

Section 5.8 Solvency. None of Acquiror, Parent or Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors, and immediately after giving effect to the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, including the payment of the Merger Consideration, then assuming (a) satisfaction of the conditions to Parent’s, Acquiror’s and Merger Sub’s obligation to consummate the Merger as set forth herein; (b) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to (x) any “Company Material Adverse Effect,” “materiality” or similar qualifiers and (y) the exclusion contained in clause (b) of Section 4.6); and (c) the preparation in good faith based upon assumptions that were and continue to be reasonable of any estimates, projections or forecasts of the Company and its Subsidiaries: (i) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they become due, (ii) the then-present fair value of the assets of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their existing debts (including the probable amount of all contingent liabilities) as such debts become due, (iii) the assets of the Surviving Corporation and its Subsidiaries shall have a fair value in excess of their debts (including the probable amount of all contingent liabilities) and (iv) the Surviving Corporation will not have unreasonably small capital to carry on its business as proposed to be conducted following the Closing Date.

Section 5.9 Absence of Certain Arrangements. As of the date hereof, other than this Agreement and the other Transaction Agreements, there are no Contracts or commitments to enter into any Contract between or among Parent, Acquiror, Merger Sub or any of their respective Affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the Merger or the other transactions contemplated hereby or the other Transaction Agreements or the transactions contemplated thereby or the operations of the Surviving Corporation after the Effective Time or any Family Stockholder. As of the date hereof, other than this Agreement, the other Transaction Agreements and the Debt Financing Commitment Letters, neither Parent nor any of its Affiliates has entered into any Contract or commitment to enter into any Contract pursuant to which (a) any stockholder of the Company (including the Family Stockholders) would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (b) any third party has agreed to provide, directly or indirectly, as of the date hereof, any capital (other than pursuant to the Debt Financing Commitment Letters and the Parent Existing Credit Agreement) to Parent, Acquiror, Merger Sub or the Company to finance in whole or in part any of the transactions contemplated by the Transaction Agreements or (c) any stockholder of the Company agrees to vote to approve and adopt this Agreement or the other Transaction Agreements or approve the Merger or agrees to vote against any Company Takeover Proposal.

Section 5.10 Financial Statements.

(a) Parent has provided to the Company prior to the date hereof the audited consolidated financial statements and group management report of Parent and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2025 (the “Parent Audited Financial Statements”).

(b) The Parent Audited Financial Statements (i) were prepared in accordance with German Generally Accepted Standards as set forth in the German Commercial Code (Handelsgesetzbuch) applied on a consistent basis in all material respects during the periods involved, and (ii) based on all facts and circumstances that are actually known by the management (Geschaeftsfuehrung) of Parent’s general partner, give a true and fair view of the assets (Vermoegenslage), financial position (Finanzlage) and results of operation (Ertragslage) of Parent and its consolidated Subsidiaries for the balance sheet date and period, as applicable, referenced therein.

(c) The Parties hereby acknowledge and agree that the representations contained in this Section 5.10 constitute a subjective financial representation (subjektive Bilanzgarantie) and not an objective financial representation (objektive Bilanzgarantie) within the meaning of the decision by the Higher Regional Court (Oberlandesgericht) Frankfurt am Main, Germany dated May 7, 2015 (Reference no. 26 U 35/12).

Section 5.11 No Additional Representations or Warranties; Acknowledgment of Disclaimer.

(a) Except for the representations and warranties expressly set forth in this Article V and in the other Transaction Agreements to which Parent, Acquiror or Merger Sub is a party or in a certificate delivered pursuant hereto or thereto, none of Parent, Acquiror, Merger Sub or any other person on behalf of Parent, Acquiror or Merger Sub makes any express or implied representation or warranty with respect to Parent, Acquiror or Merger Sub or with respect to any other information provided to the Company or any of its Affiliates or Representatives, including its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated hereby and by the other Transaction Agreements.

(b) Parent, Acquiror and Merger Sub acknowledge and agree that, (a) except for the representations and warranties expressly set forth in Article IV, and other Transaction Agreements to which the Company or Company LLC, as applicable, is a party or in a certificate delivered pursuant hereto or thereto by the Company or Company LLC, as applicable, (i) none of the Company or any of its Affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization and (ii) none of Parent, Acquiror, Merger Sub or their respective Affiliates or Representatives is relying on any representation or warranty of the Company or any of its Affiliates except for those expressly set forth in Article IV and the other Transaction Agreements to which the Company or Company LLC, as applicable, is a party or in a certificate delivered hereto or thereto by the Company or Company LLC, as applicable, and (b) no person has been authorized by the Company or any of its Affiliates to make any representation or warranty relating to the Company or any of its Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, and if made, such representation or warranty has not been and shall not be relied upon by Parent, Acquiror or Merger Sub. Without limiting the foregoing, none of the Company, any of the Company’s Subsidiaries or any other person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent, Acquiror, Merger Sub or their respective Representatives with respect to, and none of the Company, the Company’s Subsidiaries or any other person shall be subject to, any liability to Parent, Acquiror, Merger Sub or their respective Representatives or any other person resulting from, the Company, the Company’s Subsidiaries or their respective Affiliates or Representatives providing or making available to Parent, Acquiror, Merger Sub or their respective Representatives any financial estimate, projection, prediction or forecast, including in any materials or information made available to Parent, Acquiror, Merger Sub or their respective Representatives in connection with presentations by the Company’s management or information made available in the VDR.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business of the Company.

(a) During the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, except as required by applicable Law or as contemplated by this Agreement or any of the other Transaction Agreements or as set forth in Section 6.1(a) of the Company Disclosure Schedule, or unless the prior written consent of Acquiror has been obtained (such consent not to be unreasonably withheld, conditioned or delayed, subject to Acquiror’s right to provide or withhold its consent with respect to Section 6.1(a)(i), Section 6.1(a)(ii), and Section 6.1(a)(iii) in its sole discretion), the Company shall, and shall cause each of its Subsidiaries to, (x) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and (y) to the extent consistent with clause (x), use commercially reasonable efforts to maintain and preserve substantially intact its business organization, keep available the services of key employees and maintain in all material respects satisfactory relationships and goodwill with key persons having material business dealings with the Company or any of its Subsidiaries and any Governmental Entity that has jurisdiction over the Company or its

Subsidiaries; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of clause (i) through clause (xvii) of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, during the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, except as required by applicable Law or as contemplated by this Agreement or any of the other Transaction Agreements or as set forth in the corresponding subsection of Section 6.1(a) of the Company Disclosure Schedule, or unless the prior written consent of Acquiror has been obtained (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to Section 6.1(a)(i), Section 6.1(a)(ii), and Section 6.1(a)(iii), for which Acquiror shall be entitled to provide or withhold its consent in its sole discretion), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend the Company Organizational Documents or the Company Subsidiary Organizational Documents (for the avoidance of doubt, except for the effectiveness of all of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement immediately following the payment of the TRA Payment substantially concurrently with the Closing pursuant to the terms thereof), or otherwise take any action to exempt any person from any provisions of the Company Organizational Documents or the Company LLC Organizational Documents or, except as would not be materially adverse to the Company, the other Company Subsidiary Organizational Documents;

(ii) (i) split, combine or reclassify any of its capital stock or (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock except (A) dividends paid or distributions made by any wholly-owned Subsidiaries of Company LLC to Company LLC or to other wholly-owned Subsidiaries of Company LLC in accordance with the applicable Company Subsidiary Organizational Documents and (B) (I) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options in order to pay the exercise price of the Company Options, (II) the withholding of Company Shares to satisfy Tax obligations with respect to Company Options or Company Restricted Stock Units or (III) the acquisition by the Company of Company Options or Company Restricted Stock Units or in connection with the forfeiture of such awards;

(iii) (i) issue, sell, grant any right to acquire or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock, except (A) pursuant to the settlement or exercise of Company Options or Company Restricted Stock Units in accordance with their terms as in effect on the date of this Agreement, (B) pursuant to any purchases of shares of Class A Common Stock pursuant to the Company ESPP in accordance with Section 3.3(d), (C) as required to comply with any

Company Benefit Plan or other written agreement as in effect on the date of this Agreement or (D) issuances of a corresponding number of Company LLC Units to the Company as the number of shares of Class A Common Stock issued in accordance with this Section 6.1(a), as required by Section 4.3 of the Company Certificate and Section 4.6 of the Amended Company LLC Operating Agreement, (ii) enter into any agreement, understanding or arrangement with respect to the voting of shares of Company Common Stock or (iii) adopt or implement a shareholder rights plan or similar arrangement;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(v) (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money in the ordinary course of business (I) among the Company and its Subsidiaries or (II) among Subsidiaries of the Company, (B) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case (I) in the ordinary course of business and (II) which Indebtedness is incurred in accordance with this clause (v), (C) Indebtedness for borrowed money not to exceed $100,000, (D) Indebtedness for borrowed money under the Company Credit Agreements (as in effect as of the date hereof) incurred in the ordinary course of business (which, for the avoidance of doubt, includes ordinary course draws under the facility set forth in clause (b) of the definition thereof) not in excess of $25,000,000 in the aggregate, (E) surety and performance bonds (and related guarantees) in the ordinary course of business, (F) capital leases, equipment financings, purchase money financings and similar obligations entered into or incurred in the ordinary course of business and (G) guarantees, keepwell arrangements, letters of credit, reimbursement obligations, or other credit support arrangements in respect of obligations of independent operators, distributors, route operators, franchisees or similar commercial partners, in each case entered into or incurred in the ordinary course of business and to the extent permitted under the Company Credit Agreements (as in effect as of the date hereof); (ii) redeem, repurchase, prepay, defease, cancel or otherwise acquire any Indebtedness for borrowed money, any debt securities or any calls, options, warrants or other rights with respect to any debt securities, except for (A) in the ordinary course of business or (B) as required in connection with Dispositions permitted hereunder; or (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than the Company or any of its Subsidiaries in the ordinary course of business) for Indebtedness for borrowed money, other than guarantees, keepwell arrangements, letters of credit, reimbursement obligations or other credit support arrangements in respect of obligations of independent operators, distributors, route operators, franchisees or similar commercial partners, in each case entered into or incurred in the ordinary course of business;

(vi) (i) sell, assign, transfer, license (or grant any other right with respect to), mortgage, encumber, abandon, permit to lapse or otherwise dispose (collectively, “Dispositions”) of any of its material properties, assets or Intellectual Property rights, other than (A) sales of Inventory or of obsolete equipment, non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, or pursuant to Contracts in existence that have been made available to Acquiror, (B) Dispositions of assets or properties (excluding material Intellectual Property rights) in an amount not to exceed $500,000 individually or $2,500,000 in the aggregate, (C) Dispositions of accounts receivable (or interests therein) pursuant to the Company’s accounts receivable purchase programs or expansions thereof in the ordinary course of business, (D) the sale of routes from independent operators, distributors, route operators, franchisees or similar commercial partners in the ordinary course of business, or (E) under Permitted Liens; (ii) disclose any material know-how or trade secrets included in the Company Intellectual Property to any person other than in the ordinary course of business and pursuant to a written Contract restricting the disclosure and use of such know-how by such person; or (iii) cancel, release or assign any Indebtedness of any person owed to it or any material claims held by it against any person in excess of $100,000 in the aggregate;

(vii) (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business, excluding any acquisitions of supplies and Inventory and purchases of routes from independent operators, distributors, route operators, franchisees or similar commercial partners in the ordinary course of business, (B) make any investment in any other person (other than a Subsidiary of the Company in the ordinary course of business), (C) make any loans or advances to any other person, except for (I) loans among the Company and any of its Subsidiaries or among the Company’s Subsidiaries and other Subsidiaries of the Company, (II) loans or cash advances to employees and (III) extensions of credit to clients, in the case of each of clauses (I), (II) and (III), in the ordinary course of business or (D) enter into or propose to enter into any new material line of business;

(viii) make any capital expenditures other than as set forth in Section 6.1(a)(viii) of the Company Disclosure Schedule;

(ix) (A) other than in the ordinary course of business (including (x) ordinary course negotiations and renegotiations of contractual terms and (y) ordinary course renewals of Contracts on substantially similar terms), terminate, materially amend, or waive, release or assign any right under in a manner material and adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or enter into any Contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement (or amend any Contract such that it would constitute a Company Material Contract if such amendment were in effect on the date of this Agreement); or (B) enter into any Contract that contains, or amend any Contract such that it would contain, terms that purport to be binding on Acquiror and its Affiliates (other than the Company and its Subsidiaries) after giving effect to the Merger and restrict in any material respect their ability to (1) compete in any business or with any person or in any geographic area (including any non-compete provisions) or (2) purchase or sell products or services from or to any person;

(x) other than as required (i) by applicable Law or (ii) pursuant to the terms of any Company Benefit Plan listed on Section 4.12(a) of the Company Disclosure Schedule or the requirements of any written Contract in existence as of the date hereof, (A) increase the compensation or benefits (including equity and equity-based awards) payable or that become payable to any Company Associate with a title of Senior Vice President or above or to any former Company Associate, (B) pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity and equity-based awards) to any Company Associate with a title of Senior Vice President or above or to any former Company Associate, (C) establish, adopt, enter into, materially amend, or terminate any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date hereof), other than general changes to health and welfare plans made during the open enrollment process, (D) take any action to accelerate any payment or benefit, or accelerate the funding of any payment or benefit, payable or to become payable to any current or former Company Associate, (E) (1) establish, adopt, enter into, amend, renew or terminate any Collective Bargaining Agreement or (2) recognize or certify any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries, (F) waive or release in writing any non-competition, non-solicitation, or other restrictive covenant agreement with any officer or any Company Associate with a title of Senior Vice President or above, (G) terminate the employment or service of any Company Associate with a title of Senior Vice President or above (other than for cause as determined in accordance with the Company’s past practice), (H) hire or engage any Company Associate with a title of Senior Vice President or above or (I) implement any plant closing or mass layoff requiring notice under the WARN Act or any similar Law;

(xi) implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable Law or the Company’s auditors;

(xii) settle or compromise any Legal Proceeding, except for settlements or compromises (A) with respect to litigation of the kind described in Section 6.14 (which is addressed in, and may only be settled or compromised in accordance with, Section 6.14), (B) in the ordinary course of business or (C) involving amounts to be paid by the Company (net of insurance proceeds and indemnity or similar payments) in settlement of $250,000 or less, in each case of clause (B) and (C), that do not impose any material restriction on its business or the business of its Subsidiaries or Affiliates and do not include an admission of liability or fault on the part of the Company or any of its Subsidiaries; provided that the foregoing shall not permit the Company or any of its Subsidiaries to settle or compromise any Legal Proceeding that is not permitted pursuant to Section 6.5 or Section 6.14;

(xiii) (A) except in the ordinary course of business, make, change or revoke any material Tax election, (B) change any annual Tax accounting period or change any method of Tax accounting, except as may be required by Law or GAAP, (C) file any material amended Tax Return, (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or non-U.S. Law), (E) request any Tax ruling from any Governmental Entity, (F) settle or compromise any material Tax liability or any audit, examination or other proceeding relating to a material amount of Taxes or surrender any claim for a material refund of Taxes, (G) except as required by Law, file any material Tax Returns inconsistent with past practice, or (H) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiv) other than in the ordinary course of business, relinquish, abandon or permit to lapse, or fail to use commercially reasonable efforts to take any action necessary to maintain, any of its rights in any material Company Registrations;

(xv) other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect insurance policies covering the Company and its properties, businesses, assets and operations in a form and amount consistent, in all material respects, with those in place as of the date of this Agreement;

(xvi) except in the ordinary course of business, make or forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries; or

(xvii) authorize, offer to any third party, agree or commit (in writing or otherwise) to take any of the foregoing actions prohibited by this Section 6.1.

(b) During the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, unless the prior written consent of Acquiror has been obtained, the Company shall, and shall cause its Subsidiaries to, (i) enforce all rights they have under the Amended Company LLC Operating Agreement, the Implementation Agreement and the Voting Agreement with respect to maintaining the capitalization of Company LLC as it exists as of the date hereof, including with respect to prohibiting (A) the conversion, exchange, repurchase or extinguishment of any Class V Shares pursuant to the Amended Company LLC Operating Agreement, or otherwise, whether any such conversion, exchange, repurchase or extinguishment is into cash or shares of Class A Common Stock and (B) any transfers of Company LLC Units or Class V Shares, and (ii) not agree to or enter into any amendment, waiver or modification of the TRA Amendment or any other amendment, waiver or supplement of the Tax Receivable Agreement (other than the TRA Amendment), in the case of clause (i), to the extent the Company has knowledge of, or has received notice of in its capacity as managing member of Company LLC, any of the foregoing. The Company shall cause the Company LLC not to record on its books and records any conversions, exchanges, repurchases or transfers that are not permitted by the Amended Company LLC Operating Agreement, the Implementation Agreement or the Voting Agreement.

Section 6.2 Access.

(a) The Company shall, and shall cause its Subsidiaries to, afford Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, throughout the period prior to the earlier of the valid termination of this Agreement in accordance with Article VIII and the Effective Time, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records (including material Tax Returns) and, during such period, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, make available to Acquiror such access set forth on Section 6.2(a) of the Company Disclosure Schedule and such other available information and access concerning its business, properties and personnel as Acquiror may reasonably request and shall instruct the Company’s (and its Subsidiaries’) independent accountants to provide access to their work papers and such other information (including material Tax Returns) as Acquiror may reasonably request; provided that any access or investigation pursuant to this Section 6.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the business and operations of the Company or any of the Company’s Subsidiaries and (ii) under the coordination and supervision of persons designated by the Special Committee; provided, further, that the Company shall not be required to provide access to or make available to any person any document or information if doing so would, in the reasonable judgment of the Company and its outside legal counsel, (A) violate any Law or (B) jeopardize the attorney-client privilege or other legal privilege of the Company or any of its Subsidiaries; provided that the Company will inform Acquiror of the general nature of any document or information being withheld and reasonably cooperate with Acquiror to provide appropriate substitute information in a manner that would not result in any of the foregoing impediments. In no event shall Acquiror or its Representatives be entitled to conduct any invasive or intrusive sampling or testing of air, soil, subsurface strata, sediment, surface water, groundwater or any other materials at, on or under the Company Owned Real Property or Company Leased Real Property. No investigation by Acquiror or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. The Company and its Subsidiaries shall not be required to provide under this Section 6.2 any information relating to any Company Takeover Proposal or Company Intervening Event or related to the evaluation of any transaction with Parent (which information shall instead be provided pursuant to the requirements of Section 6.3).

(b) The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the Merger shall be governed in accordance with the letter agreement, dated as of April 28, 2026, between the Company and Parent (as may be amended or supplemented, the “Confidentiality Agreement”).

(c) From and after the date hereof until the Effective Time, subject to the other terms of this Agreement, the Company and Parent shall, and shall cause their Subsidiaries and Representatives to, use their commercially reasonable efforts, subject to applicable Law, to cooperate with the other Party in connection with planning the ownership and operation of the Surviving Corporation and its Subsidiaries by Parent following the Closing.

Section 6.3 No Solicitation by the Company.

(a) Except as expressly permitted by this Section 6.3, the Company shall, and shall cause each of its Subsidiaries, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives: (i) to immediately cease and cause to be terminated any solicitation, knowing encouragement, discussions or negotiations with any persons (other than Parent and its Subsidiaries (including Acquiror) and their respective Representatives) that may be ongoing as of the date of this Agreement with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with, or furnish any information to, any other person (in each case, other than the Company and its Subsidiaries and their respective Representatives, the Special Committee, the Company Board of Directors, and their respective Representatives, and the Family Stockholders and their respective Representatives), in each case, in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than (1) solely in response to an inquiry or a Company Takeover Proposal, to refer the inquiring person or the person making such Company Takeover Proposal to the terms of this Section 6.3 and to limit its communication exclusively to such referral or (2) upon receipt of a bona fide, written Company Takeover Proposal from any person that did not result from a material breach of this Section 6.3(a), solely to ascertain facts or clarify terms with respect to a Company Takeover Proposal for the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee to be able to have sufficient information to make the determination described in Section 6.3(c)), (C) approve, adopt, publicly recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) to effect, or providing for the terms of, a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)), (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation or similar provision in the Company Organizational Documents inapplicable to any person (other than Acquiror and its Affiliates) or to any transactions constituting or contemplated by a Company Takeover Proposal, except, prior to obtaining the Company Stockholder Approval, to the extent the Special Committee or the Company Board of Directors (acting at the recommendation of the Special Committee) determines in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, or (E) resolve or agree to do any of the foregoing. The Company shall not, and shall cause its Subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or knowingly fail to enforce, any confidentiality obligations with respect to a Company Takeover Proposal or any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party; provided that, prior to the time the Company Stockholder Approval is obtained, but not after, the Company may waive any standstill or similar provisions to the extent necessary to permit a person or group to make to the Special Committee a Company Takeover Proposal, conditioned upon such person agreeing to disclosure of such Company Takeover Proposal to Acquiror, in each case as contemplated by this Section 6.3 (provided, further, that the Company may only take such action if the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith

(after consultation with the Special Committee’s outside financial advisor and outside legal counsel) that the failure of the Special Committee to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law). None of the Company or its Subsidiaries shall enter into any confidentiality agreement or other agreement subsequent to the date hereof which prohibits the Company or any of its Subsidiaries from (x) providing to Acquiror or any of its Affiliates or Representatives the information required to be provided pursuant to this Section 6.3 or (y) otherwise complying with this Section 6.3. The Company, Acquiror and Parent hereby agree that all standstill or similar provisions in the Confidentiality Agreement, restrictions on who can be representatives of Parent thereunder and restrictions on communications between Parent and its representatives and Affiliates, on the one hand, and Family Stockholders and their representatives and Affiliates, on the other hand, shall, as of the date of this Agreement, terminate and be of no further force and effect.

(b) The Company shall, and shall cause its Subsidiaries to, promptly after the date hereof request any person that has executed a currently in-effect confidentiality or nondisclosure agreement after June 30, 2023 and prior to the date of this Agreement, and in connection with any actual or potential Company Takeover Proposal, to promptly after the date of such request return or destroy all confidential information in the possession of such person or its Representatives.

(c) Anything to the contrary contained in this Agreement or any of the Transaction Agreements notwithstanding, if at any time after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, but not after, the Company or any of its Representatives receives a bona fide, written Company Takeover Proposal from any person that did not result from a material breach of this Section 6.3 and if the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee determines, in good faith, after consultation with the Special Committee’s outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to result in a Company Superior Proposal, then the Company and its Representatives may, prior to the time the Company Stockholder Approval is obtained, but not after, (i) furnish information to the person who has made such Company Takeover Proposal (and its Representatives); provided that (A) such person has entered into an Acceptable Confidentiality Agreement and (B) the Company, to the extent permitted under applicable Law (including any applicable Antitrust Law), shall substantially concurrently with the delivery to such person (or its Representatives) provide to Acquiror any non-public materials concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Acquiror (which non-public information, for the avoidance of doubt, shall be subject to the Confidentiality Agreement, and may, in order to comply with applicable Law, be restricted to certain designated Representatives of Acquiror) and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours) notify Acquiror if the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee makes a determination that a Company Takeover Proposal constitutes or would reasonably be expected to result in a Company Superior Proposal.

(d) Without limiting the foregoing, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) notify Acquiror in the event that the Company, or any of its Representatives, receives a Company Takeover Proposal or an initial request for information relating to the Company or its Subsidiaries that constitutes or contemplates a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and a description of the material terms and conditions thereof. The Company shall keep Acquiror reasonably informed, on a reasonably current basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by as promptly as practicable (and in any event within twenty-four (24) hours after receipt) providing to Acquiror a description of any changes to the material terms and conditions of such Company Takeover Proposal).

(e) Except as expressly permitted by Section 6.3(f) or Section 6.3(g), neither the Company Board of Directors (acting on the recommendation of the Special Committee) nor the Special Committee shall (i) (A) fail to include the Company Recommendation or the Special Committee Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Acquiror, the Company Recommendation or the Special Committee Recommendation or (C) adopt, approve or recommend to stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle to effect, or providing for the terms of, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)).

(f) Anything to the contrary set forth in this Agreement or any other Transaction Agreement notwithstanding, prior to the time that the Company Stockholder Approval is obtained, but not after, each of the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee may, with respect to a bona fide Company Takeover Proposal that did not result from a material breach of Section 6.3, make an Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with Section 8.1(g) in order to substantially concurrently with such termination enter into a definitive agreement relating to such Company Takeover Proposal if and only if, prior to taking either such action, (i) the Company has complied in all material respects with its obligations under this Section 6.3(f), (ii) the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, has determined, in good faith, after consultation with the Special Committee’s outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and (iii) the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines, in good faith, after consultation with the Special Committee’s outside financial advisor and outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that prior to making such Adverse Recommendation Change or effecting such termination), (A) the Company has given Acquiror at least five (5) Business Days’

prior notice of its intention to take such action, including the terms and conditions of, and the identity of the person making, any such Company Takeover Proposal and has contemporaneously provided to Acquiror a copy of the Company Takeover Proposal and a copy of any proposed definitive agreements to effect such Company Takeover Proposal and a copy of any financing commitments relating thereto (subject to customary redactions) (or, in each case, if not provided in writing to the Company, a written summary of the material terms and conditions thereof) (it being agreed that neither providing such notice nor, solely to the extent the Company has determined it is legally required, publicly disclosing that such notice has been provided shall be (in and of itself) considered an Adverse Recommendation Change), (B) the Special Committee, on behalf of the Company, shall have negotiated, in good faith, with Acquiror and its Representatives during such notice period (if, and to the extent, Acquiror has indicated its desire to negotiate to the Special Committee, on behalf of the Company) to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Takeover Proposal to no longer be a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee shall have considered, in good faith, any revisions to the terms of this Agreement proposed in writing by Acquiror (and not revoked), and shall have determined, in good faith, after consultation with the Special Committee’s outside financial advisor and outside legal counsel, that the Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed in writing by Acquiror (and not revoked) were to be given effect and (D) in the event of any change to any of the financial terms (including the form, amount, mix and timing of payment of consideration) or any other material terms of such Company Takeover Proposal, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the five (5) Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (x) three (3) Business Days and (y) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.3(f) and Section 8.1(g) unless the Company pays, or causes to be paid, to Acquiror the Termination Fee pursuant to Section 8.3(c) prior to or concurrently with such termination. Anything to the contrary contained herein notwithstanding, neither the Company nor any of its Subsidiaries shall enter into any definitive agreements to effect a Company Takeover Proposal unless this Agreement has been, or is substantially concurrently, terminated in accordance with its terms.

(g) Other than in connection with a Company Takeover Proposal, each of the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee may, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval has been obtained, but not after, make an Adverse Recommendation Change in response to a Company Intervening Event (a “Company Intervening Event Recommendation Change”) if prior to taking such action, the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, has determined, in good faith, after consultation with the Special Committee’s outside financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that prior to making such Company Intervening Event Recommendation Change, (A) the Company has given Acquiror at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the facts and circumstances relating to such Company Intervening Event that render a Company Intervening Event Recommendation Change necessary, (B) the Special Committee, on behalf of the Company, shall have negotiated, in good faith, with Acquiror and its Representatives during such notice period to enable Parent to propose revisions to the terms of this Agreement (if, and to the extent, Acquiror has indicated its desire to negotiate to the Special Committee, on behalf of the Company) and (C) following the end of such notice period, the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee, as applicable shall have considered, in good faith, any revisions to the terms of this Agreement proposed in writing by Acquiror (and not revoked), and shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to make a Company Intervening Event Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(h) Nothing contained in this Section 6.3 or elsewhere in this Agreement or any of the other Transaction Agreements shall prohibit the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee from (i)(A) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2)-(3) or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (B) making any legally required (based upon the advice of outside counsel) disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Company Takeover Proposal, or (C) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that, in the case of clause (i) of this Section 6.3(h), no such action or disclosure that would amount to an Adverse Recommendation Change shall be permitted, made or taken other than in compliance with Section 6.3(f) or Section 6.3(g), as applicable, or (ii) engaging in any discussions or negotiations with (or making any recommendations to) any Family Stockholders or any of their Representatives regarding any Company Takeover Proposal (and no such discussions, negotiations or recommendations shall (in and of themselves) be considered an Adverse Recommendation Change).

Section 6.4 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time (or, if earlier, the date of termination of the applicable Continuing Employee), Acquiror shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries who continues as of the Effective Time to be employed by the Surviving Corporation or its Subsidiaries (each, a “Continuing Employee”) with (i) at least the same level of base salary or hourly wage rate, as the case may be, that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target cash incentive opportunity that is no less favorable than the target cash incentive opportunity that was provided to such Continuing Employee immediately prior to the Effective Time, (iii) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee by the

Company and any of its Subsidiaries immediately prior to the Effective Time (other than any equity or equity-based compensation, nonqualified deferred compensation, severance, termination, retention, incentive, change in control bonus, transaction bonus, defined benefit pension and post-employment welfare benefits), and (iv) severance benefits that are no less favorable than the severance benefits provided in accordance with the Company Benefit Plans listed on Section 6.4(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, from and after the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, honor and continue all severance, retention, and termination plans, policies, programs, agreements and arrangements maintained by the Company or any of its Subsidiaries, in each case, in accordance with the terms and conditions of such arrangements as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(b) Acquiror shall provide that, at the Effective Time, each Continuing Employee be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under employee benefit plans and arrangements of the Surviving Corporation or its Subsidiaries (collectively, the “Surviving Corporation Benefit Plans”) with respect to his or her length of service with the Company (or its Subsidiaries) prior to the Closing Date; provided that the foregoing shall not (i) result in the duplication of benefits or (ii) be recognized with respect to benefit accruals under any defined benefit pension plan or for any purpose under any post-employment health or welfare benefit plan or under any long-term incentive arrangement implemented following the Effective Time.

(c) In addition, and without limiting the generality of the foregoing, after the Effective Time, Acquiror shall (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Benefit Plans to the extent coverage under such Surviving Corporation Benefit Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time; and (ii) for purposes of each Surviving Corporation Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee from and after the Effective Time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Surviving Corporation Benefit Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such pre-existing condition limitations, exclusions, waiting periods or actively at work requirements were waived or satisfied under the comparable Company Benefit Plan and (B) recognize, or cause to be recognized, all eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the date such Continuing Employee becomes eligible to participate in such Surviving Corporation Benefit Plan to be taken into account under such Surviving Corporation Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Surviving Corporation Benefit Plan.

(d) For the avoidance of doubt, for purposes of any Company Benefit Plan containing a definition of “change in control” or “change of control” (or term of similar import) that relates to the Company, the occurrence of the Closing shall be deemed to constitute a “change in control” or “change of control” (or such term of similar import) of the Company under such Company Benefit Plan.

(e) The Parties hereto acknowledge and agree that all provisions contained in this Section 6.4 are included for the sole benefit of the Parties hereto, and that nothing in this Section 6.4, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other person, including any current or former employees or other service providers of the Company or any Subsidiary or Affiliate of the Company, any Company Associate, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with the Surviving Corporation or any of its Subsidiaries or its Affiliates, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or Surviving Corporation Benefit Plan, or (iii) shall limit the right of Acquiror or its Affiliates (including, following the Effective Time, the Surviving Corporation) to amend, terminate or otherwise modify any Company Benefit Plan or Surviving Corporation Benefit Plan. The Company will notify Acquiror of receipt of any notice of resignation of a Company Associate with a title of Vice President or above reasonably promptly after any of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, or head of Human Resources of the Company has knowledge that such resignation has been delivered to the Company.

Section 6.5 Reasonable Best Efforts; Regulatory Filings; Consents.

(a) Subject to the other terms of this Agreement, including Section 6.3, Section 6.5(b) and Section 6.5(d), Parent, Acquiror, Merger Sub and the Company shall (and shall cause their respective Affiliates to, if applicable) use their respective reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including the Merger, the TRA Payment and the Recapitalization, as promptly as practicable, including to (i) promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to submit all notifications to and obtain all clearances, authorizations, consents, Orders and approvals of all Governmental Entities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully in promptly submitting all notifications and seeking to obtain all such clearances, authorizations, consents, Orders and approvals, (iii) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith including responding to any request for additional information or documentary material under the Antitrust Laws as promptly as reasonably practicable and (iv) use reasonable best efforts to obtain and maintain all necessary consents, approvals or waivers from third parties (that are not Governmental Entities) in connection with the transactions contemplated by this Agreement, including the Merger, the TRA Payment and the Recapitalization. Each Party agrees to (A) make promptly its respective filings, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and, in any event, no later than fifteen (15) Business Days after the execution of this Agreement, and (B) to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the Antitrust Laws. Each Party agrees to make as promptly as practicable its respective filings and notifications, if any, under any other applicable Antitrust Law or foreign investment or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to such applicable Antitrust Law or foreign investment or trade regulation Law. Nothing in this Agreement shall require the Company or any of its Subsidiaries to make any concession that would be effective prior to the Closing to obtain any consent or approval from any third party.

(b) Without limiting the generality of Parent, Acquiror, Merger Sub and the Company’s undertakings pursuant to Section 6.5(a) but subject to Section 6.5(c), Section 6.5(d) and the proviso below, Parent, Acquiror and the Company (if requested by Acquiror or Parent) shall use their respective reasonable best efforts to obtain all required approvals from Governmental Entities and avoid or eliminate each and every impediment under any Antitrust Law or foreign investment or trade regulation Law that may be asserted by any applicable Governmental Entity so as to enable the Parties hereto to close the Merger as promptly as practicable including taking any and all such actions with respect to proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would prevent the consummation of the transactions contemplated hereby as soon as practicable; provided that, notwithstanding anything in this Agreement to the contrary, none of Parent, Acquiror, Merger Sub or any other Subsidiary of Parent shall be required to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 6.5(b) (A) that is not conditioned upon the consummation of the Merger or (B) that would result in, or would be reasonably likely to result in, the sale, divestiture or disposition of assets, properties or businesses of the Parent, Acquiror, the Company or any of their respective Subsidiaries or the termination of any business (in any jurisdictions(s)) of Parent, Acquiror, the Company or any of their Subsidiaries where such sale, divestiture or disposition of assets, properties or businesses or termination of any business would, individually or in the aggregate, reasonably be expected to cause a material adverse effect on the business or operations of (i) the Company and its Subsidiaries, taken as a whole, or (ii) Parent, Acquiror, Merger Sub and any other Subsidiary of Parent, taken as a whole, with any such material adverse effect for the purposes of this provision to be measured in relation to the size of the Company and its Subsidiaries, taken as a whole, regardless of whether any such action, condition or limitation is in respect of Parent, Acquiror, Merger Sub, the Company, or their respective Subsidiaries (each of clause (A) or (B), a “Burdensome Condition”). In addition, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement or any of the other Transaction Agreements, each of the Parties shall, and shall cause its respective Affiliates to, in each case in accordance with and subject to Section 6.5(c) and Section 6.5(d), cooperate with each other in all respects and to use their respective reasonable best efforts to contest and defend on the merits any claim asserted in court by any Governmental Entity in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing; provided that none of Parent, Acquiror, Merger Sub or any other Subsidiary of Parent shall be required to, and the Company and its Subsidiaries shall not, without the prior written consent of Acquiror, take any action under this Section 6.5(b) that would result in, or would be reasonably likely to result in, individually or in the aggregate, a Burdensome Condition. Acquiror shall be responsible for all filing fees and other similar fees required to be paid in connection with obtaining any consent, approval, order or authorization of, or making any declaration or filing with, any Governmental Entity in connection with the discharge of the Parties’ obligations under this Section 6.5(b).

(c) Each Party shall promptly notify the other Party of any substantive communication received from, or given by such Party or any of its Affiliates to, any Governmental Entity or person relating to the matters that are the subject of this Section 6.5 and shall permit the other Party (and its advisors or Affiliates) to review in advance any proposed substantive communication by such Party (and its advisors) to any Governmental Entity and shall consider in good faith the views of the other Party in connection with any such proposed communication. None of the Parties shall, and each Party shall cause its Affiliates not to, participate in any substantive meeting or conference, whether in person or by telephone, with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting. The Parties shall, and shall cause their Affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. The Parties shall provide each other with copies of all substantive correspondence, filings or communications between them or any of their Representatives or Affiliates, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; provided that, notwithstanding the foregoing, the Parties shall not be required to provide each other with copies of their respective filings under the HSR Act or any other applicable Antitrust Law or foreign investment or trade regulation Law. Acquiror and the Company may, as each deems advisable and necessary, (i) redact or remove references concerning the valuation of the businesses of the Company and its Subsidiaries and (ii) reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 6.5(c) as “counsel only” or, as appropriate, as “outside counsel only.” This Section 6.5(c) shall not apply with regard to Tax matters.

(d) The Parties acknowledge and agree that Acquiror shall control and direct, and the Company will cooperate reasonably, subject to applicable Law, with such direction and control, all strategy and decisions with respect to obtaining all Regulatory Approvals, including, but not limited to, all filings (including where to file and the timing of such filings), strategies, processes, negotiation of settlements (if any), and related proceedings contemplated by this Section 6.5; provided that Acquiror shall consult with and consider in good faith the views of the Company regarding the form and content of any such filings, strategies, processes, negotiations and related proceedings. Notwithstanding the foregoing, Acquiror shall not, and shall cause its Affiliates not to, withdraw and refile any filing, extend any applicable waiting period or enter into any timing agreement or other agreement with any Governmental Entity without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(e) Prior to the Closing, none of Parent, Acquiror, the Company or any of their respective Subsidiaries shall acquire, or agree to acquire, any businesses, assets or securities of a third party if such acquisition would, or would reasonably be expected to, prevent or materially delay satisfaction of the conditions set forth in Section 7.1(b) or Section 7.1(c) (or materially increase the risk of any such condition not being satisfied).

(f) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror and use reasonable best efforts to cause the delisting of the Company Shares from NYSE by the Surviving Corporation as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

Section 6.6 Preparation of the Proxy Statement and Schedule 13E-3; Company Special Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form (and shall use its reasonable best efforts to do so within thirty (30) days of the date of this Agreement). The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3. The Company and Parent shall furnish all information required by the Exchange Act or other applicable Law concerning it and its Affiliates, respectively, as the other Party may reasonably request or as customarily included in a Proxy Statement or a Schedule 13E-3 prepared in connection with a transaction of the type contemplated by this Agreement.

(b) If at any time prior to the Company Special Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that either the Proxy Statement or the Schedule 13E-3, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as reasonably practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification (i) the Company shall, as and to the extent required by applicable Law, promptly prepare an amendment or supplement to the Proxy Statement, (ii) the Company and Parent shall as and to the extent required by applicable Law, promptly prepare an amendment or supplement to the Schedule 13E-3 and (iii) the Company shall cause the Proxy Statement or Schedule 13E-3 as so amended or supplemented to be filed with the SEC and, if required by applicable Law, to be disseminated to its stockholders.

(c) The Company shall (i) provide Parent and its Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Special Meeting prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Entity and dissemination of such documents or communications to the Company’s stockholders and (ii) consider in good faith any comments thereto reasonably proposed by Parent and its Representatives. The Company and Parent shall (A) provide each other with a reasonable opportunity to review and comment on drafts of the Schedule 13E-3 prior to filing it with the SEC and (B) consider in good faith any comments thereto reasonably proposed by the other Party and its Representatives.

(d) Each Party shall promptly notify each other Party of the receipt of any comments from the SEC with respect to the Proxy Statement or the Schedule 13E-3 and of any request by the SEC for any amendment or supplement to the Proxy Statement or the Schedule 13E-3 or for additional information and shall as promptly as reasonably practicable following receipt thereof provide the other Party with copies of all written correspondence between itself or any of its Representatives and the SEC with respect to the Proxy Statement or the Schedule 13E-3 (or where the correspondence is not written, a reasonably detailed description thereof) and provide the other Party and its Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement or the Schedule 13E-3) unless pursuant to a telephone call initiated by the SEC or with respect to procedural or administrative matters. Each of the Company and Parent (as the case may be) shall, subject to the requirements of Section 6.6(c), promptly provide responses to the SEC with respect to any comments received on the Proxy Statement or the Schedule 13E-3 by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or the Schedule 13E-3 or for additional information. The Company will cause the Proxy Statement and the Schedule 13E-3 to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (or confirmation of no comments to, or further review of, the preliminary Proxy Statement by the SEC or the staff of the SEC) (such date, the “Clearance Date”) (and will use reasonable best efforts to cause such mailing to commence no later than five (5) Business Days following the Clearance Date, unless consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed)).

(e) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Special Meeting”) as promptly as reasonably practicable following the Clearance Date. The Company shall, subject to Section 6.6(f), convene the Company Special Meeting promptly (and use reasonable best efforts to do so on or around the twenty-fifth (25th) Business Day) following the commencement of the mailing of the Proxy Statement and Schedule 13E-3 to its stockholders unless otherwise consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed). Unless the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee shall have made an Adverse Recommendation Change in accordance with Section 6.3(f) or Section 6.3(g), the Company shall include the Company Recommendation and the Special Committee Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Special Meeting.

(f) The Company shall reasonably cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement and Schedule 13E-3 to its stockholders. Notwithstanding anything to the contrary herein, the Company may adjourn or postpone the Company Special Meeting only (i) if, as of the time which the Company Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting or to the extent that at such time the Company has not received proxies sufficient to allow receipt of the Company Stockholder Approval, (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that is necessary or required to be filed and disseminated under applicable Law, the Company Certificate or the Company Bylaws, or (iii) with the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed); provided, however, that any such adjournment or postponement pursuant to clause (ii) shall be for not more than the amount of time that, in the good faith reasonable judgment of the Special Committee (after consultation with its outside legal counsel and after reasonably consulting with Acquiror and its outside legal counsel), is necessary to comply with applicable Law or the Company Certificate or the Company Bylaws. The Company shall, at the instruction of Acquiror, postpone or adjourn the Company Special Meeting (i) if there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for the purposes of obtaining the Company Stockholder Approval, provided Acquiror is then in compliance with its obligations under the Voting Agreement and (ii) for a reasonable time to allow sufficient time for Acquiror to exercise any of its rights and remedies under Sections 1.03 and 6.09 of the Voting Agreement in the event of any breach or threatened breach of the obligation to vote the Company Shares covered by the Voting Agreement. During any such period of adjournment or postponement, the Company shall continue to comply with its obligations under Section 6.3 and this Section 6.6. Without the prior written consent of Acquiror, the approval and adoption of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the approval and adoption thereof) that the Company shall propose to be acted on by the stockholders of the Company at the Company Special Meeting.

Section 6.7 Takeover Statutes. The Company shall not take any action that would cause the Merger to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or the transactions contemplated by this Agreement or any of the other Transaction Agreements, the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement and the other Transaction Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement and the other Transaction Agreements (including the Company granting any necessary approvals).

Section 6.8 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement, statement or disclosure prior to such consultation, except as may be required by Law, by the rules and regulations of NYSE or in connection with a Company Superior Proposal, a Company Takeover Proposal or an Adverse Recommendation Change or any action taken pursuant thereto; provided that (a) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Acquiror (or made by one Party after having consulted with the other Party), (b) the restrictions set forth in this Section 6.8 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made by the Company or Parent in connection with a Company Superior Proposal, a Company Takeover Proposal or an Adverse Recommendation Change to the extent made in compliance with Section 6.3 and (c) this Section 6.8 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement.

Section 6.9 Indemnification and Insurance.

(a) All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time, and any rights to advancement of expenses, existing as of the date hereof in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director or officer of the Company or any of the Company’s Subsidiaries, a person serving at the request of the Company or any of the Company’s Subsidiaries as a director, officer, employee, agent, trustee of another person (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) as provided in the Company Organizational Documents (or Company Subsidiary Organizational Documents) in effect as of the date hereof or any indemnification agreements in existence as of the date hereof (and made available to Acquiror), shall survive the Merger and continue in full force and effect in accordance with their terms for a period of six (6) years from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Effective Time in any manner that would adversely affect the rights thereunder with respect to acts or omissions occurring at or prior to the Effective Time of such Company Indemnified Parties except to the extent required by applicable Law. From and after the Effective Time, Parent and Acquiror shall cause the Surviving Corporation to comply with and honor the foregoing obligations.

(b) For a period of six (6) years from and after the Effective Time, Parent and Acquiror shall cause the Surviving Corporation to indemnify and hold harmless each Company Indemnified Party against any costs or expenses (including attorneys’ fees), judgments, fines, losses, damages or Liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of (i) the Transaction Agreements or the transactions contemplated hereby or thereby or (ii) the fact that such person is or was a director, officer, or employee of the Company or any of the Company’s Subsidiaries, a fiduciary of a Company Benefit Plan or a person serving at the request of the Company or any of the Company’s Subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another person and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, in each case, to the fullest extent permitted by the Company Organizational Documents (or Company Subsidiary Organizational Documents) made available to Acquiror and in effect as of the date hereof, and the Surviving Corporation shall, and Parent and Acquiror shall cause the Surviving Corporation to, also advance expenses (including attorneys’ fees) to the Company Indemnified Parties as incurred to the fullest extent permitted by the Company Organizational Documents (or Company Subsidiary Organizational Documents) made available to Acquiror and in effect as of the date hereof; provided that (i) if the DGCL requires or (ii) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined after final adjudication from which there is no further right to appeal that such Company Indemnified Party is not entitled to indemnification under this Section 6.9 or otherwise. The Surviving Corporation shall not, and Parent and Acquiror shall cause the Surviving Corporation not to, without the prior written consent of the applicable Company Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for which such Company Indemnified Party would reasonably be expected to be entitled to indemnification hereunder, unless such settlement, compromise or consent (i) does not require such Company Indemnified Party to perform any covenant or refrain from engaging in any activity, (ii) does not include any statement as to, or an admission of, fault, violation, culpability, malfeasance or nonfeasance by, or on behalf of, such Company Indemnified Party, and (iii) includes a release of such Company Indemnified Party from all Liabilities relating to such Legal Proceeding. The Surviving Corporation shall provide the applicable Company Indemnified Party with the opportunity to reasonably participate in (but not control) the defense of any matter for which such Company Indemnified Party would reasonably be expected to and sought indemnification hereunder. Parent’s, Acquiror’s and the Surviving Corporation’s obligations under this Section 6.9(b) shall continue in full force and effect for the period beginning upon the Effective Time and ending six (6) years from the Effective Time; provided that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, asserted or made within such period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.

(c) Prior to the Effective Time, at the Company’s option, the Company shall, in reasonable consultation with Parent, or if the Company does not, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for non-cancelable directors’ and officers’ liability and fiduciary liability “tail” insurance (collectively, the “D&O Insurance”) covering the Company, the Company’s Subsidiaries and their respective insured persons with respect to acts, omissions and other matters occurring at or prior to the Effective Time, with terms and conditions, including limits and retentions, at least as favorable to the insureds thereunder as the Company’s directors’ and officers’ liability and fiduciary liability insurance in effect as of immediately prior to the Effective Time (“Current Insurance”) and for a claims reporting or discovery period of six (6) years from and after the Effective Time; provided, however, that the Company or the Surviving Corporation, as applicable, shall not pay an amount for the D&O Insurance in excess of three hundred percent (300%) of the aggregate annual premium for such insurance in effect as of the date of this Agreement (“Maximum Amount”); provided, further, that if the premium of the D&O Insurance would exceed the Maximum Amount, then the Company or the Surviving Corporation, as applicable, shall, in reasonable consultation with Parent, obtain directors’ and officers’ liability and fiduciary liability “tail” insurance with the most favorable coverage available for a cost not exceeding the Maximum Amount. If the D&O Insurance has been obtained by either the Company or the Surviving Corporation prior to or as of the Effective Time, Parent shall cause the D&O Insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company or the Surviving Corporation, as applicable, for any reason fails to obtain the D&O Insurance as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of six (6) years from and after the Effective Time, either the Current Insurance or substitute directors’ and officers’ liability and fiduciary liability insurance, in each case, with the Company’s Current Insurance carrier(s) or with an insurance carrier(s) with the same or better credit rating as the Company’s Current Insurance carrier(s) and with terms and conditions, including limits and retentions, that are no less favorable to the insureds thereunder than the coverage provided under the Current Insurance for acts, omissions and other matters occurring at or prior to the Effective Time (including in connection with the approval of this Agreement and the other Transaction Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby); provided, however, that Parent and the Surviving Corporation shall not be required to pay an aggregate annual premium for such insurance in excess of the Maximum Amount; provided, further, that if the aggregate annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain insurance with the greatest coverage available, with respect to matters occurring at or prior to the Effective Time (including in connection with the approval of this Agreement and the consummation of the Merger), for a cost not exceeding such amount.

(d) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents), by Contract or otherwise. Notwithstanding anything in this Agreement to the contrary, following the Effective Time, no Party shall amend, or seek to amend, this Section 6.9 (except to the extent such amendment permits the Company to provide broader indemnification rights on a retroactive basis to the Company Indemnified Parties).

(e) In the event that the Surviving Corporation, Parent or Acquiror or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent, Acquiror or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns or transferees of the Surviving Corporation or Acquiror, as the case may be, expressly assume or succeed to their respective obligations set forth in this Section 6.9.

Section 6.10 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or Acquiror, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the other Party’s or Parties’, respectively, operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company, Parent and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including each director and officer of the Company) to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law. The Company shall provide Acquiror with a reasonable opportunity to review any resolutions or other documents in respect of the actions described in this Section 6.11 and will implement any reasonable comments that are timely provided by Acquiror in respect thereof.

Section 6.12 Financing Cooperation.

(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use their reasonable best efforts, to provide, and the Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use their respective reasonable best efforts, to cause each of their respective Representatives to provide to Parent, Acquiror and its Affiliates all customary cooperation that may be reasonably requested by Parent or Acquiror (including reasonable requests of the Debt Financing Sources or their counsel) to assist Parent, Acquiror and their respective Affiliates in arranging, obtaining, syndicating and consummating the Debt Financing (which may take the form of an amendment, restatement, amendment and restatement or other modification of one or both of the Company Term Loan Agreement or Company ABL Credit Agreement) or any other debt financing contemplated in lieu thereof (it being understood that the arrangement or receipt of any such financing is not a condition to the Merger or any of Acquiror’s obligations hereunder), including:

(i) furnishing Parent, Acquiror and its Affiliates and the Debt Financing Sources with such financial and other information regarding the Company and its Subsidiaries as Parent, Acquiror or its Affiliates may reasonably request in connection with any Debt Financing, including all historical financial and other customary information regarding the Company reasonably necessary to permit Parent or Acquiror to prepare pro forma financial statements customary for the Debt Financing and to obtain any corporate, securities or facility ratings from any ratings agencies reasonably required in connection with the Debt Financing;

(ii) reasonably assisting Parent, Acquiror, its Affiliates and the applicable Debt Financing Sources in the preparation of customary offering and syndication materials (including versions of such material which do not include material non-public information) for the Opco Debt Financing, including by providing customary information for due diligence purposes and customary letters authorizing the distribution of information relating to the Company and its Subsidiaries to the applicable Debt Financing Sources;

(iii) furnishing any documentation and other information regarding the Company and its Subsidiaries that the Debt Financing Sources reasonably determine is required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, at least four (4) Business Days prior to the Closing Date if requested by Acquiror in writing at least ten (10) Business Days prior to the Closing Date;

(iv) using reasonable best efforts to cause members of senior management of the Company and its Subsidiaries to participate in a reasonable number of rating agency presentations, due diligence sessions and drafting sessions, lender meetings, “road shows” and similar sessions and meetings or conference calls with prospective lenders, financing sources, investors, rating agencies and other Debt Financing Sources, in each case, that may be reasonably requested by Parent, Acquiror or its Affiliates in connection with the arrangement of the Debt Financing during normal business hours, with reasonable advance written notice to the Company and which shall be held virtually;

(v) reasonably assisting in the preparation and negotiation, and in the execution and delivery at Closing, of the definitive financing documents for the Opco Debt Financing pursuant to the Opco Debt Financing Commitment Letter (including any pledge and security documents and other definitive financing documents related thereto), including assistance with the preparation of schedules and exhibits thereto or other customary informational requirements relating to the Company and its Subsidiaries as are reasonably requested by Parent or the applicable Debt Financing Sources, and otherwise assisting in facilitating the creation and perfection of the security interests in the collateral contemplated by the Opco Debt Financing pursuant to the Opco Debt Financing Commitment Letter, in each case to the extent required to facilitate the satisfaction on a timely basis of the conditions to funding set forth in the Opco Debt Financing Commitment Letters that are within the Company’s control; provided that no such document or certificate, and no creation or perfection of any security interest in any of the equity of or assets owned by the Company and its Subsidiaries, shall be effective prior to the Effective Time;

(vi) allowing the evaluation of the Company and its Subsidiaries’ cash management and accounting systems and policies and procedures relating thereto, including inventory appraisals and field audits, for the purpose of establishing collateral arrangements, in each case as are reasonable and customary in connection with the Debt Financing contemplated by the Opco Debt Financing Commitment Letter; and

(vii) cooperating with Parent, and taking all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent (using commercially reasonable efforts to cause directors and officers who will continue to hold such offices and positions from and after the Closing to execute resolutions or consents of the Company and its Subsidiaries with respect to entering into the definitive financing documents for the Debt Financing pursuant to the Debt Financing Commitment Letters) as reasonably necessary to authorize the consummation of the Opco Debt Financing pursuant to the Opco Debt Financing Commitment Letters.

(b) Notwithstanding any other provision set forth herein or in any other agreement between Acquiror or Parent, on the one hand, and the Company, on the other hand (or their respective Affiliates), the Company agrees that Acquiror and Parent may share confidential information with respect to the businesses of the Company and its Subsidiaries with the Debt Financing Sources, and that Parent, Acquiror and such Debt Financing Sources may share such information with potential financing sources in connection with any marketing efforts for the Debt Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Parent, Acquiror or any of its Affiliates pursuant to this Section 6.12(b) agree to customary confidentiality arrangements, including confidentiality provisions contained in customary bank books and offering memoranda. The Company, on behalf of itself and its Subsidiaries, hereby consents to the reasonable use of their logos in connection with the Debt Financing contemplated by the Debt Financing Commitment Letters; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect the Company, its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(c) For the avoidance of doubt, the Company shall not be required to provide, or to cause its Subsidiaries or its or their respective Representatives to provide, cooperation under this Section 6.12 that unreasonably interferes, in the discretion of the Company, with the ongoing business or other operations of the Company or any of its Subsidiaries or provide information that is not prepared by the Company in the ordinary course of business. Nothing in this Section 6.12 shall require the Company or its Subsidiaries to (or to cause their respective Representatives to) (i) bear any out-of-pocket cost or expense or pay or bear any commitment, consent, or other fee in connection with the Debt Financing other than (A) out-of-pocket costs and expenses incurred in connection with the cooperation required by Section 6.12(a) to the extent contingent upon the Closing or for which the Company shall be reimbursed by Parent, Acquiror or its Affiliates in accordance with Section 6.12(d), or (B) such amounts with respect to the Opco Debt Financing effective solely as of the Effective Time (it being understood and agreed that in no event shall the Company or its Subsidiaries be required to bear any out-of-pocket cost or expense or pay or bear any commitment, consent or other fee in connection with the Topco Debt Financing or the Debt Financing in connection with the Parent Existing Credit Facility, other than out-of-pocket costs and expenses incurred in connection with the cooperation required by Section 6.12(a) to the extent contingent upon the Closing or for which the Company shall be reimbursed by Parent, Acquiror or its Affiliates in accordance with Section 6.12(d)), (ii) incur any liability or give any indemnities to any third party or otherwise commit to take any similar action, in each case, in connection with the Debt Financing, other than with respect to the Opco Debt Financing effective solely as of and after the Effective Time, (iii) enter into any binding agreement or commitment, other than (A) solely with respect to the Opco Debt Financing that would be effective as of and after the Effective Time and (B) customary authorization letters with respect to the Opco Debt Financing (which shall be in customary form) for purposes of effecting the cooperation envisioned under Section 6.12(a)), (iv) pass resolutions or consents to approve or authorize the execution of the Debt Financing or any definitive documentation related thereto, other than solely with respect to the Opco Debt Financing, those that are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing, (v) conflict with the Company or its Subsidiaries’ organizational documents, (vi) waive or amend any terms of this Agreement or any other Transaction Agreement or any other Contract to which any of them is a party other than as expressly contemplated by Section 6.13 of this Agreement, (vii) take any action that would cause a breach of this Agreement or any of the Transaction Agreements or that would reasonably be expected to result in any condition specified in Article VII to fail to be satisfied, (viii) take any action that would result in the contravention of, or that could result in a violation or breach of, or a default (with or without notice, lapse of time or both) under, any material Contract to which the Company or any of its Subsidiaries is party or by which it is bound or applicable Law, (ix) provide or prepare any (1) projections or pro forma financial statements, (2) financial statements other than the reports required to be filed or otherwise so transmitted, as applicable, by it with the SEC or (3) information not readily available, (x) deliver or cause to be delivered any opinion of counsel in connection with the Debt Financing or solvency certificate or similar certificate or representation, (xi) deliver or cause to be delivered any solvency certificate or similar certificate other than from financial officers of UQF who will continue to hold such positions from and after the Closing and who assisted with the Debt Financing, or (xii) take any action that would or would reasonably be expected to (A) cause any natural person serving as a director, manager, partner, officer, employee or agent of the Company or any of its Subsidiaries to incur any personal liability or (B) require the Company or any of its Subsidiaries to provide access to, or disclose, information that reasonably, in the reasonable judgment of the Company, would be expected to result in the waiver of any attorney-client, work product or other applicable privilege or protection; provided that, in each case, the Company shall provide Parent and Acquiror written notice of any information so withheld and shall use commercially reasonable efforts to disclose such information in a manner that is not reasonably likely to violate applicable Law, breach the applicable Contract, jeopardize the applicable privilege or violate the applicable confidentiality obligation.

(d) Acquiror shall, promptly upon written request by the Company, (i) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its Subsidiaries and its and their respective Representatives in connection with their respective obligations under this Section 6.12 and Section 6.13 and (ii) indemnify, defend and hold harmless the Company and its Subsidiaries and their respective Representatives to the fullest extent permitted by applicable Law from and against any and all Liability suffered, sustained or incurred by, or asserted against, any of them, directly or indirectly relating to, or arising out of, this Section 6.12 and Section 6.13, the arrangement of the Debt Financing or providing any of the information utilized in connection therewith, whether in respect of direct claims, third-party claims or otherwise, other than to the extent any of the foregoing arises from (A) the Willful Breach of the obligations of the Company, its Subsidiaries and their respective Representatives under this Section 6.12 or any Fraud, intentional misrepresentation, willful misconduct, bad faith or gross negligence of the Company, its Subsidiaries or their respective Representatives, in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction or (B) material misstatements or omissions in the written financial information provided by the Company, its Subsidiaries or their respective Representatives pursuant to Section 6.12(a) in connection with the Debt Financing.

(e) Notwithstanding anything to the contrary in this Agreement, (i) the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.12, shall be deemed satisfied unless (A) with respect to the Opco Debt Financing, the Opco Debt Financing (if any) has not been consummated prior to the Outside Date, the principal cause of which is the Willful Breach by the Company of its obligations under this Section 6.12, and (B) Acquiror has notified the Company in writing of such Willful Breach, and, (1) in such notice, proposed in good faith and in reasonable detail the reasonable actions to be taken by the Company to cure such breach and (2) the Company has either not cured such breach or taken such reasonable actions in accordance with its obligations under this Section 6.12 on or prior to the fifteenth (15th) Business Day after Parent has provided written notice as specified in this clause (B) and (ii) Parent and Merger Sub acknowledge and agree that obtaining the Opco Debt Financing is not a condition to any of their obligations under this Agreement or any other Transaction Agreement.

Section 6.13 Treatment of Certain Company Indebtedness.

(a) The Company shall, and shall cause the Company’s Subsidiaries to, deliver all notices and take all other actions reasonably requested by Acquiror that are required to, in accordance with the terms thereof, terminate all commitments outstanding under the Company Credit Agreements, repay in full of all obligations, if any, outstanding thereunder, and facilitate the release of all Liens, if any, securing such obligations, and the release of all guarantees, if any, in connection therewith, in each case, on or prior to the Closing Date as of the Effective Time. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company’s Subsidiaries to, use reasonable best efforts to deliver to Acquiror on the Closing Date, an executed payoff letter with respect to each Company Credit Agreement (the “Payoff Letters”) in form and substance reasonably acceptable to Acquiror (and drafts reasonably in advance thereof no later than three (3) Business Days prior to the Closing Date), from the applicable agent on behalf of the persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company’s Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date, be automatically released and terminated; provided that if any such Liens require a filing in the public records in order to effectuate such release, the Company shall use reasonable best efforts to cause the applicable lender to provide the same. At Acquiror’s reasonable request, the Company and its Subsidiaries shall cooperate to assign any liens evidenced by mortgages, without representation or warranty, to a lender designated by Parent. Nothing in this Section 6.13(a) shall require the Company or any of the Company’s Subsidiaries to pay or deposit any amounts required under the Payoff Letters except to the extent such amounts have been previously provided by Parent to the Company or the Company’s Subsidiaries, which shall be in the form of the Debt Financing (or proceeds thereof), as applicable, in accordance with this Agreement. Notwithstanding the foregoing, nothing in this Section 6.13(a) shall be required to the extent the Debt Financing consists of amendments, restatements, amendments and restatements, supplements or other modifications to the applicable Company Credit Agreement.

(b) Without limiting its other obligations set forth in this Agreement, the Company shall, and shall cause each of the Company’s Subsidiaries to, use its reasonable best efforts to assist Acquiror with obtaining any consents required in connection with this Agreement or the transactions contemplated hereby, including the Merger, the TRA Payment and the Recapitalization, under or with respect to the Company’s or any of its Subsidiaries’ equipment loan financings that Acquiror elects to remain outstanding following the Closing Date. From and after the date hereof until the Closing, the Company shall, and shall cause each of the Company’s Subsidiaries to, use its reasonable best efforts to, as promptly as practicable, coordinate with Parent and Acquiror to effectuate any assignments of the obligations, liabilities and duties of the Company as the named lessee or guarantor under the existing equipment loan financings to the Company’s applicable Subsidiaries, and such entity shall assume and agree to perform and discharge all such obligations, liabilities and duties as if it were the original lessee; provided that this sentence shall not require Company or its Subsidiaries to (i) bear any out-of-pocket cost or expense or pay or bear any commitment, consent, or other fee, other than such amounts for which the Company shall be reimbursed by Parent, Acquiror or its Affiliates in accordance with Section 6.12(d), (ii) agree to any unfavorable change to any such equipment loan financings that is effective prior to the Closing or (iii) take any action that would (x) reasonably expected to delay, prevent or impede the funding of the Debt Financing (or satisfaction of the conditions precedent to the Debt Financing) on the Closing Date or make such funding materially less likely to occur or (y) delay in any material respect the Closing.

(c) Upon the request of Parent, the Company shall (or shall cause its Subsidiaries to, as applicable) (i) provide a current, written summary of the outstanding currency, commodity and interest rate hedges of the Company and its Subsidiaries within three (3) Business Days of such request and (ii) provide reasonable cooperation in good faith with the Parent to negotiate the terms on which certain existing currency, commodity or interest rate hedges of the Company or the Company’s Subsidiaries, as identified in writing by the Parent from time to time, are to be terminated in connection with Closing; provided that in no event shall the Company or its Subsidiaries be required to terminate such hedges prior to the occurrence of the Effective Time pursuant to this Section 6.13(c) or pay any monetary amount or make any concession effective before the Effective Time. The Company and its Subsidiaries shall not terminate any outstanding currency, commodity or interest rate hedges without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

Section 6.14 Transaction Litigation. The Company shall (a) promptly notify Parent of any stockholder litigation (whether directly or on behalf of the Company or otherwise) against the Company or its directors or officers, arising after the date hereof related to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby (including the Merger, the TRA Payment and the Recapitalization), (b) keep Parent reasonably informed with respect to the status thereof and (c) give Parent the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such litigation. Notwithstanding anything to the contrary contained herein, the Company shall not settle any such litigation (including any payment of fees) without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) unless such settlement is solely for monetary damages entirely paid for with proceeds of insurance (other than the deductible under an insurance policy or insurance policies in effect as of the date hereof); provided, however, that Parent shall not be obligated to consent to any settlement that does not include a full release of Parent and its Affiliates or that imposes equitable relief upon Parent or its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries).

Section 6.15 Obligations of Acquiror, Merger Sub and Surviving Corporation. Parent shall cause Acquiror, Merger Sub or the Surviving Corporation, as applicable, to perform its obligations under this Agreement and the other Transaction Agreements, and, prior to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in, or contemplated by, this Agreement and the other Transaction Agreements. Acquiror shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub approving and adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub. A breach of this Agreement by any of Parent, Acquiror or Merger Sub shall constitute a breach of this Agreement by each of the foregoing.

Section 6.16 Notification of Certain Matters.

(a) Each of the Company and Acquiror shall promptly notify the other of (i) any written notice or other communication received by such Party (or any of its controlled Affiliates or, to such Party’s knowledge, any of its other Affiliates or Representatives) from any person alleging that the consent of such person is or may be required in connection with the Merger, if the failure to obtain such consent would reasonably be expected to materially affect, impede or impair the consummation of the Merger and (ii) any Legal Proceedings commenced or, to such Party’s knowledge, threatened against, the Company or Acquiror or any of their respective Affiliates, that seek to materially impede or delay the consummation of the Merger, or that make allegations that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

(b) The Company shall promptly notify Acquiror of (i) any known inaccuracy of any representation or warranty of the Company contained herein in any material respect at any time during the term hereof and (ii) any known failure of the Company (or its Subsidiaries) to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, in each case, if and only to the extent that such inaccuracy, or such failure, would reasonably be expected to cause either of the conditions to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.16(b) shall not affect or be deemed to modify any representation or warranty (or cure any inaccuracy thereof) of the Company set forth in this Agreement or the conditions to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

(c) Acquiror shall promptly notify the Company of (i) any known inaccuracy of any representation or warranty of Parent, Acquiror or Merger Sub contained herein in any material respect at any time during the term hereof and (ii) any known failure of Parent, Acquiror or Merger Sub to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, in each case, if and only to the extent that such inaccuracy, or such failure, would reasonably be expected to cause either of the conditions to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.16(c) shall not affect or be deemed to modify any representation or warranty (or cure any inaccuracy thereof) of Parent, Acquiror or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

(d) This Section 6.16 shall not apply to (i) Antitrust Laws, which are governed by Section 6.5, (ii) notification procedures relating to a Company Takeover Proposal, which are governed by Section 6.3 or (iii) stockholder litigation, which is governed by Section 6.14.

Section 6.17 Financing Obligation.

(a) Each of Acquiror and Parent shall, and shall cause their applicable Subsidiaries to, use reasonable best efforts to obtain the Debt Financing on or prior to the Closing Date in an amount, when taken together with available cash on hand and other sources of funds available to Parent and Acquiror to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, sufficient to pay the Required Amount, including by (i) complying with its obligations under, and maintaining in effect the Debt Financing Letters and the Parent Existing Credit Agreement, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (other than the Parent Existing Credit Agreement) on terms and conditions (including any “market flex” provisions) contained in the applicable Debt Financing Commitment Letter or such other terms and conditions as Parent may determine, so long as such other terms and conditions would not constitute a Prohibited Modification, (iii) satisfying, or causing to be satisfied (or, if applicable, obtaining waivers of), on or prior to the Closing Date all conditions applicable to Acquiror, Parent or their Subsidiaries contained in each of the Debt Financing Commitment Letters (or any definitive agreements including the Topco Financing Documents) and the Parent Existing Credit Agreement, including the payment of any commitment, fees required as a condition to the initial funding of the Debt Financing, (iv) in the event that all conditions contained in the Debt Financing Letters and any related definitive agreements (including the Topco Financing Documents) and the Parent Existing Credit Agreement have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummating the Debt Financing at or prior to the Closing, (v) enforcing its rights under the Debt Financing Letters and the definitive agreements (including the Topco Financing Documents) and the Parent Existing Credit Agreement and (vi) otherwise taking, or causing to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to arrange and obtain the Debt Financing at or prior to the Closing.

(b) At the Company’s written request, Parent shall (i) keep the Company informed as promptly as practicable in reasonable detail with respect to all material activity concerning the status of its efforts to arrange the Debt Financing and (ii) provide the Company with copies of all executed definitive agreements related to the Debt Financing when available (including the Topco Financing Documents). Acquiror shall give the Company prompt written notice (A) upon having knowledge of any actual violation, breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any violation, breach or default) by any party to the Debt Financing Letters, the

Topco Financing Documents or the Parent Existing Credit Agreement or any early termination of the commitments under any of the foregoing (other than any termination in accordance with the terms of the Debt Financing Letters), (B) of any written notice or other written communication from any Debt Financing Source or party to the Parent Existing Credit Agreement with respect to any (1) actual or threatened breach, default, termination or repudiation of any provision of the Debt Financing Letters, the definitive agreements with respect thereto (including the Topco Financing Documents) or the Parent Existing Credit Agreement by any party to any of the foregoing, or (2) dispute or disagreement between or among any parties to the Debt Financing Letters or any definitive agreements related to the Debt Financing (including the Topco Financing Documents and the Parent Existing Credit Agreement) other than in respect of disputes regarding the negotiation of the definitive documentation in respect thereof that would reasonably be expected to prevent or delay the Closing or (C) (1) the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent to obtain or (2) if for any reason Parent has determined in good faith that it will not be able to obtain, all or any portion of the Debt Financing on the terms contemplated by each of the Debt Financing Commitment Letters or the Parent Existing Credit Agreement, as applicable, in an amount sufficient, when taken together with available cash on hand and other sources of funds available to Parent and Acquiror to consummate the Merger and the other transactions contemplated by this Agreement, to pay the Required Amount. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practicable after the date that the Company delivers a written request to Acquiror; provided that Acquiror shall not be required to provide access to, or disclose, information that reasonably, in the reasonable judgment of the Acquiror, would be expected to result in the waiver of any attorney-client, work product or other applicable privilege or protection; provided that, in each case, the Acquiror shall provide the Company written notice of any information so withheld and shall use commercially reasonable efforts to disclose such information in a manner that is not reasonably likely to jeopardize the applicable privilege or violate the applicable confidentiality obligation.

(c) Prior to the Closing Date, neither of Parent nor Acquiror shall, without the prior written consent of the Company, amend, modify, supplement, waive (or otherwise grant consent under) the Debt Financing Letters, the definitive agreements with respect thereto (including the Topco Financing Documents) or the Parent Existing Credit Agreement or replace all or any portion of the commitments in respect of the Debt Financing to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to (v) reduce the aggregate amount of the Debt Financing to an amount that would result in Acquiror having insufficient funds, when taken together with available cash on hand and other sources of funds available to Parent and Acquiror to consummate the Merger or the other transactions contemplated by this Agreement and the other Transaction Agreements, to pay the Required Amount, (w) otherwise adversely affect the ability of Parent or Acquiror to consummate the transactions contemplated by this Agreement and the other Transaction Agreements on the Closing Date, including the ability to pay the Required Amount in full, (x) (i) impose new or additional conditions precedent to the initial funding of the Debt Financing (which, for the avoidance of doubt, shall include any funding under the Parent Existing Credit Agreement) or (ii) otherwise modify the conditions precedent to the initial funding of the Debt Financing (as in effect on the date hereof) (which, for the avoidance of doubt, shall include any funding under the Parent Existing Credit Agreement) in a manner reasonably expected to delay, prevent or impede the funding of the Debt Financing (or satisfaction of the conditions precedent to the Debt Financing) on the Closing Date or make such funding materially less likely to occur, (y) delay in any material respect the Closing or (z) adversely impact the ability of the Acquiror or the Company, as applicable, to enforce its rights against the other parties to the Debt Financing Letters or the definitive agreements with respect to the Debt Financing (clauses (v) through and (z), “Prohibited Modifications”); provided, however, subject to compliance with the other provisions of Section 6.17, Parent and Acquiror may amend, modify, supplement or waive any provision of the Debt Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the applicable Debt Financing Commitment Letter as of the date hereof as contemplated by the Debt Financing Letters on the date hereof. As soon as reasonably practicable, Acquiror will provide the Company with true, correct and complete executed copies of any amendment or supplement to, or modification of or waiver under, the Debt Financing Letters, the definitive agreements with respect thereto (including the Topco Financing Documents) or the Parent Existing Credit Agreement (it being agreed that copies of any fee letters may be delivered in redacted form consistent with the Debt Financing Letters delivered on the date hereof). In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include the Debt Financing, as amended, modified, supplemented, or waived, and the term “Debt Financing Commitment Letters” as used in this Agreement shall be deemed to include the Debt Financing Commitment Letters, as amended, modified, supplemented, or waived.

(d) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions of the applicable Debt Financing Commitment Letters (except in accordance with its terms), the definitive agreements with respect thereto (including the Topco Financing Documents), or the Parent Existing Credit Agreement, Acquiror shall (i) promptly notify as soon as reasonably practicable the Company of such event and (ii) use its reasonable best efforts to obtain, on or prior to the Closing Date alternative financing from the same or alternative sources, in an amount sufficient, when added to any portion of the Debt Financing that is and will be available and cash on hand and other sources of available funds available to Parent and Acquiror to pay in cash the Required Amount on terms and conditions that would not constitute a Prohibited Modification; provided that nothing contained in this Section 6.17(d) shall require, and in no event shall the “reasonable best efforts” of Parent, Acquiror or any of their Subsidiaries be deemed or construed to require, Parent, Acquiror or any such Subsidiary to seek or (i) accept interest rates, yield or fees protection less favorable to the Parent and Acquiror than provided for in the Debt Financing Commitment Letters as in effect on the date of this Agreement or (ii) terms taken as a whole, less favorable to Parent and Acquiror than the terms and conditions described in each Debt Financing Commitment Letter (including the exercise of “market flex” provisions) as in effect on the date of this Agreement, as determined in the reasonable judgment of Acquiror. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any such alternative debt financing, the term “Debt Financing Sources” as used in this Agreement (including with respect to Opco Debt Financing Sources and Topco Debt Financing Sources, as may be applicable), shall be deemed to include any such alternative debt financing sources, and the term “Debt Financing Commitment Letters” as used in this Agreement shall be deemed to include any commitment letter entered into in respect of any such alternative debt financing.

(e) Parent and Acquiror expressly acknowledge and agree that (i) obtaining the Debt Financing or any other financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement or any of the other Transaction Agreements to the contrary, Parent and Acquiror’s obligations hereunder and thereunder are not conditioned in any manner upon Parent or Acquiror obtaining the Debt Financing, or any other financing.

(f) Parent and its Subsidiaries (as defined in the Parent Existing Credit Agreement) shall (i) not incur any indebtedness constituting Consolidated Total Financial Indebtedness (as defined in the Parent Existing Credit Agreement) such that, after giving pro forma effect thereto and the transactions contemplated hereby (including, for the avoidance of doubt, the incurrence of all amounts in connection with the Debt Financing), would cause Leverage Ratio (as defined in the Parent Existing Credit Agreement) to exceed 3.50:1.00, (ii) maintain €300,000,000 of unused aggregate revolving commitments under the Parent Existing Credit Agreement which are permitted to be borrowed to fund the Required Amount upon the consummation of the transactions contemplated by the Transaction Agreements, (iii) deliver all information and confirmations required by Section 22.6 of the Parent Existing Credit Agreement in connection with the transactions contemplated by this Agreement and (iv) comply with the Parent Existing Credit Agreement in a manner that would not cause the occurrence of any Default (as defined in the Parent Existing Credit Agreement) or Event of Default (as defined in the Parent Existing Credit Agreement) thereunder.

Section 6.18 Recordation and Transfer of Intellectual Property. Prior to the Closing Date, the Company shall, at the Company’s sole cost and expense, use reasonable best efforts to effect all necessary assignments, transfers and corrective changes of ownership and recordals with all patent, trademark, and copyright offices and other similar authorities where Company Registrations are (a) legally owned by any person other than the Company or its Subsidiaries (including, for clarity and to the extent applicable, the ON THE BORDER marks and related Trademarks) or (b) still recorded in the name of legal predecessors of the Company or its Subsidiaries or any person other than the Company or its Subsidiaries.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by each of the Company and Acquiror, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Legal Prohibition. No Order by any court of competent jurisdiction, any federal, state or comparable foreign Governmental Entity of competent jurisdiction or any other material Governmental Entity of competent jurisdiction (i) in the United States or (ii) in any jurisdiction where Parent or the Company has material sales or operations shall have been entered and shall continue to be in effect that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger, the TRA Payment, the termination of the Tax Receivable Agreement, the Recapitalization or the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement (any of the foregoing, a “Legal Restraint”).

(c) Regulatory Approval. (i) Any waiting period (and extensions thereof) applicable to the Merger or the Recapitalization under the HSR Act shall have expired or been terminated; and (ii) all other clearances or approvals under applicable Antitrust Laws in the jurisdictions set forth on Section 7.1(c) of the Company Disclosure Schedule (collectively, “Regulatory Approvals”), shall have been obtained, or are deemed obtained, or the applicable Governmental Entity shall have confirmed that it does not have jurisdiction over the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 7.2 Conditions to Obligations of Parent, Acquiror and Merger Sub. The respective obligations of Parent, Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Acquiror, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Article IV (other than in the Company Fundamental Representations, Section 4.2(a) (Capital Stock), Section 4.2(b) (Capital Stock), Section 4.2(c) (Capital Stock), Section 4.2(d) (Capital Stock), Section 4.2(f) (Capital Stock) (but solely with respect to the capitalization of the Company, Company LLC and UQF and not with respect to the capitalization of any other Subsidiary of the Company), the first sentence of Section 4.2(g) (Capital Stock) (but solely with respect to the Company, Company LLC and UQF and not with respect to any other Subsidiary of the Company), Section 4.3 (Corporate Authority Relative to this Agreement; No Violation) and Section 4.13(b) (Absence of Certain Changes or Events)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the Company Fundamental Representations shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; (iii) Section 4.3 (Corporate Authority Relative to this Agreement; No Violation) and Section 4.13(b) (Absence of Certain Changes or Events) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; and (iv) Section 4.2(a) (Capital Stock), Section 4.2(b) (Capital Stock), Section 4.2(c) (Capital Stock), Section 4.2(d) (Capital Stock), Section 4.2(f) (Capital Stock) (but solely with respect to the capitalization of the Company, Company LLC and UQF and not with respect to the capitalization of any other Subsidiary of the Company) and the first sentence of Section 4.2(g) (Capital Stock) (but solely with respect to the Company, Company LLC and UQF and not with respect to any other Subsidiary of the Company) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies; provided that, in the case of clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv) above, as applicable) only as of such date or period.

(b) Performance of Obligations. The Company shall have performed or complied with in all material respects all covenants required by this Agreement and the other Transaction Agreements to be performed or complied with by it prior to the Closing.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement that is continuing.

(d) Closing Certificate. The Company shall have delivered to Acquiror a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) Burdensome Condition. No Burdensome Condition shall be a condition to receipt of (or otherwise included in) any Regulatory Approval.

(f) Closing Transactions. The TRA Payment, the termination of the Tax Receivable Agreement and the Recapitalization will be consummated substantially concurrently with the Closing, and the Closing Provisions of the Fourth A&R Company LLC Operating Agreement shall become effective substantially concurrently with Closing; provided, however, that (i) except in the case of clause (ii), this Section 7.2(f) shall not be a condition to the obligations of Parent, Acquiror or Merger Sub if the reason that the condition in this Section 7.2(f) is not satisfied is because Parent has not complied with its obligations under Section 1.1 of the Implementation Agreement or the first sentence of Section 3.2(b) of this Agreement and all other conditions in Section 7.1 and Section 7.2 to the consummation of the Merger have been satisfied or waived or would be satisfied if the Closing were to occur and (ii) if the Redemption Shortfall Amount would exceed at the Closing the Redemption Note Cap, then the condition to the obligations of Parent, Acquiror and Merger Sub in this Section 7.2(f) shall not be satisfied at such time.

(g) Certain Representations and Warranties in the Implementation Agreement. The representations and warranties of the Stockholders (as defined in the Implementation Agreement) set forth in (i) Sections 2.1(a)(ii) and 2.1(a)(iii) of the Implementation Agreement shall be true and correct in all material respects both at and as of the date of this Agreement and as of the Closing as though made as of the Closing with respect to each Stockholder and (ii) Section 2.1(c) of the Implementation Agreement shall be true and correct in all respects both at and as of the date of this Agreement and as of immediately prior to the Purchase with respect to each Stockholder (with such representation being deemed so true and correct if the aggregate ownership of Common Units by the Stockholders is so true and correct, irrespective of whether solely the allocation of such ownership of Common Units as between the Stockholders is not so true and correct).

(h) Implementation Agreement Closing Certificate. Each Stockholder (as defined in the Implementation Agreement) shall have delivered to Acquiror a certificate, dated as of the Closing Date and signed by an authorized signatory of each such Stockholder, certifying that the condition set forth in Section 7.2(g) has been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Acquiror and Merger Sub set forth in (i) Article V (other than in Section 5.1, Section 5.2 (other than Section 5.2(c)(iii)), Section 5.8, and Section 5.9) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Acquiror Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have an Acquiror Material Adverse Effect and (ii) Section 5.1, Section 5.2 (other than Section 5.2(c)(iii)) Section 5.8, and Section 5.9 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i) and (ii) above, as applicable) only as of such date or period.

(b) Performance of Obligations of Acquiror and Merger Sub. Each of Parent, Acquiror and Merger Sub shall have performed or complied with in all material respects all covenants required by this Agreement and the other Transaction Agreements to be performed or complied with by it prior to the Closing.

(c) Closing Certificate. Acquiror shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of Parent, Acquiror, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or the other Transaction Agreements or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s Willful Breach of this Agreement or any of the other Transaction Agreements.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, as follows:

(a) by the mutual written consent of the Company and Acquiror;

(b) by either the Company or Acquiror, if the Effective Time shall not have occurred on or prior to April 20, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure of the Closing to have occurred on or before the Outside Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement or any of the other Transaction Agreements;

(c) by either the Company or Acquiror if, prior to the Effective Time, any Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied in all material respects with its obligations under Section 6.5 to contest, appeal and remove such Legal Restraint; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the issuance of the Legal Restraint or the occurrence of any such other action was primarily due to the failure of such Party to perform any of its obligations under this Agreement or any of the other Transaction Agreements;

(d) by either the Company or Acquiror, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting (or at any adjournment or postponement thereof) at which a vote was taken on the matter;

(e) by the Company if (i) Parent, Acquiror or Merger Sub has breached any representation, warranty, covenant or other agreement contained in this Agreement or any of the other Transaction Agreements, which breach would result in the condition in Section 7.3(a) or Section 7.3(b) not being satisfied and (ii) which breach, failure to perform or inaccuracy (A) is either not curable or (B) if capable of being cured, is not cured by the earlier of (I) the Outside Date and (II) the date that is twenty (20) Business Days following written notice from the Company to Acquiror; provided, however, that the right to terminate the Agreement pursuant to this Section 8.1(e) shall not be available to the Company if it is then in breach of any representations, warranties, covenants or agreements under this Agreement or any of the other Transaction Agreements (which breach would result in the condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) not being satisfied);

(f) by Acquiror (i) if the Company has breached any representation, warranty, covenant or other agreement contained in this Agreement (other than a Willful Breach of Section 6.3) or any of the other Transaction Agreements, which breach would result in the condition in Section 7.2(a), Section 7.2(b) or Section 7.2(c) not being satisfied and (ii) which breach, failure to perform, or inaccuracy (A) is either not curable or (B) if capable of being cured, is not cured by the earlier of (I) the Outside Date and (II) the date that is twenty (20) Business Days following written notice from Acquiror to the Company; provided, however, that the right to terminate the Agreement pursuant to this Section 8.1(f) shall not be available to the Acquiror if Parent, Acquiror, or Merger Sub is then in breach of any representations, warranties, covenants or agreements under this Agreement or any of the other Transaction Agreements (which breach would result in the condition set forth in Section 7.3(a) or Section 7.3(b) not being satisfied);

(g) by the Company, prior to receipt of the Company Stockholder Approval, in order to substantially concurrently with such termination enter into a definitive agreement relating to a Company Superior Proposal to the extent permitted by and subject to the terms of Section 6.3(f) so long as the Company pays, or causes to be paid, to Acquiror the Termination Fee pursuant to Section 8.3(c) prior to or concurrently with, and as a condition to the effectiveness of, such termination; or

(h) by Acquiror, (i) at any time following an Adverse Recommendation Change or (ii) if the Company shall have Willfully Breached Section 6.3; provided that Acquiror’s right to terminate this Agreement pursuant to this Section 8.1(h) shall expire upon receipt of the Company Stockholder Approval.

The Party seeking to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other Parties in accordance with Section 9.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of Section 6.12(d), this Section 8.2, Section 8.3 and Article IX shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent, Acquiror or Merger Sub, on the other hand, to the other except (a) as provided in Section 8.3 or (b) Liability arising out of or resulting from any Fraud or Willful Breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity); and, provided, further, that such termination shall not relieve any Party for any Liability that such Party has under any other Transaction Agreement to which such Party is a party in accordance with such Transaction Agreement.

Section 8.3 Termination Fees and Remedies.

(a) If (i) Acquiror or the Company terminates this Agreement pursuant to Section 8.1(b) (and the Company Special Meeting and vote thereat has not been held) or Section 8.1(d) or Acquiror terminates this Agreement pursuant to Section 8.1(f) (or this Agreement is terminated under any other provision of Section 8.1, and at such time could have been terminated under any of the foregoing Sections under the foregoing circumstances), (ii) a Company Takeover Proposal shall have been made or publicly made known after the date of this Agreement and not, as applicable, (A) in the case of a Company Takeover Proposal that has not been publicly made known after the date of this Agreement, withdrawn in good faith (provided, however, that in the event that such withdrawal (i) is made in writing, a copy shall have been delivered to Acquiror and (ii) is made orally, an executive officer of the Company shall confirm in writing to Acquiror such oral withdrawal in reasonable detail), or (B) in the case of a proposal made known publicly, publicly withdrawn, in each case of (A) and (B), prior to such termination (in the case of a termination pursuant to Section 8.1(b) or Section 8.1(f)) or the later of the Company Special Meeting and any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(d)) and (iii) at any time on or prior to the first (1st) anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement to effect, or consummates, any Company Takeover Proposal (provided that references in the definition of “Company Takeover Proposal” to twenty percent (20%) shall be deemed to be fifty percent (50%)) with any person (a “Company Takeover Transaction”), then the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, upon the consummation of such Company Takeover Transaction.

(b) If Acquiror terminates this Agreement pursuant to Section 8.1(h), the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, within three (3) Business Days after such termination.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(g), the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, prior to or concurrently with, and as a condition to the effectiveness of, such termination.

(d) “Termination Fee” shall mean a cash amount equal to $50,000,000. Anything to the contrary in this Agreement or any other Transaction Agreement notwithstanding, if the Termination Fee shall become due and payable in accordance with this Section 8.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 8.3, the Termination Fee shall be the sole and exclusive monetary remedy of each of Parent and Acquiror and each of their respective Affiliates against the Company and the Company’s Subsidiaries, or any of their respective former, current or future directors, officers, employees, Affiliates or Representatives (in each case, solely in their capacities as such) (the “Company Related Parties”), in connection with this Agreement or any of the Transaction Agreements (or the termination hereof or thereof), and upon payment of the Termination Fee, Company Related Parties shall have no further Liability of any kind for any reason in connection with this Agreement or any of the Transaction Agreements (or the termination hereof or thereof) other than as provided under this Section 8.3(e) except in the case of Fraud or Willful Breach and each of Parent and Acquiror agree, on behalf of itself and its Affiliates and their respective Representatives, that, following payment by the Company to Acquiror of the Termination Fee, no person affiliated with Parent shall be entitled to bring or maintain any Legal Proceeding against any Company Related Party relating to, or arising out of, this Agreement or any of the other Transaction Agreements, except in each case for Fraud or Willful Breach. In no event shall Acquiror or its designee be entitled to more than one (1) payment of the Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable.

(e) Each of the Parties acknowledges that the payment of the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party(ies) in the circumstances in which the Termination Fee is due and payable, and which do not involve Fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, Parent, Acquiror and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 8.3, then (i) the Company shall reimburse the Acquiror or its designee for all reasonable costs and expenses (including reasonable disbursements and fees of outside legal counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Acquiror or its designee interest on such amount from and including the date payment of such amount was due but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus three percent (3.00%).

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time (including, for the avoidance of doubt, Section 6.9 (Indemnification and Insurance)).

Section 9.2 Expenses. Except as set forth in Section 6.5(b), Section 6.12, Section 6.13 and Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement and the other Transaction Agreements shall be paid by the Party incurring or required to incur such expenses.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery, DocuSign, .pdf or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.5 Jurisdiction; Specific Enforcement.

(a) Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or the other Transaction Agreements or any transaction contemplated hereby or thereby, including the Merger, the TRA Payment and the Recapitalization, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement, the other Transaction Agreements or any transaction contemplated hereby or thereby, including the Merger, the TRA Payment and the Recapitalization, in any court other than any such Chosen Court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Legal Proceeding arising out of this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Chosen Court that any such Legal Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.7 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, including the Merger, the TRA Payment and the Recapitalization. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the other Transaction Agreements were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the other Transaction Agreements and to enforce specifically the terms and provisions of this Agreement and the other Transaction Agreements (including the right of a Party to cause the other Parties to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements on the terms and subject to the conditions set forth herein) exclusively in the courts designated in this Section 9.5(a) without proof of actual damages, and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 8.3. Nothing contained in this Section 9.5(a) shall be deemed to be an election of remedies. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5(a); and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or any other Transaction Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement or any other Transaction Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms, provisions, covenants and obligations of this Agreement. Each Party further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages or other remedy at law would provide an adequate remedy for any such breach. The Parties acknowledge and agree that the right of specific performance or injunctive relief contemplated by this Section 9.5(a) is an integral part of the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, and without that right, none of the Company, Acquiror, Parent or Merger Sub would have entered into this Agreement.

(b) EACH OF PARENT, ACQUIROR AND MERGER SUB HEREBY IRREVOCABLY DESIGNATES REGISTERED AGENT SOLUTIONS, INC. (IN SUCH CAPACITY (OR ANY PERSON THAT PARENT APPOINTS AS PROCESS AGENT PURSUANT TO THE NEXT SENTENCE, IN SUCH CAPACITY), THE “PROCESS AGENT”), WITH AN OFFICE AT 838 WALKER ROAD, SUITE 21-2, DOVER, KENT COUNTY, DELAWARE 19904, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION, PROCEEDING OR CLAIM BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 9.7 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN DOVER, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW OR THIS SECTION 9.5. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING APPOINTMENT FOR SERVICE OF PROCESS IS INTENDED TO BE IRREVOCABLE (SUBJECT TO A CHANGE IN PROCESS AGENT MADE PURSUANT TO THIS SECTION 9.5) UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 9.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email to the Party to be notified (with notice deemed given upon transmission; provided that no “bounceback” or notice of non-delivery is received); or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

If to Parent, Acquiror or Merger Sub, to:

c/o Intersnack Group GmbH & Co. KG

Intersnack Group GmbH & Co. KG

Klaus-Bungert-Str. 8a Süd

D - 40468 Düsseldorf

Attention:   Group Legal Director

Email:     [***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Attention:  Neil Stronski

June Dipchand

Marissa Spalding

Email:    Neil.Stronski@skadden.com

June.Dipchand@skadden.com

Marissa.Spalding@skadden.com

If to the Company, to:

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Attention: Howard Friedman, Chief Executive Officer;

Theresa Shea, Executive Vice President, Chief Legal

Officer and Corporate Secretary

Email:   [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:  Scott R. Williams

 Anika Hermann Bargfrede

Email:     swilliams@sidley.com

 abargfrede@sidley.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or three (3) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided that each of Merger Sub and Acquiror may assign any of their rights hereunder to a wholly-owned direct or indirect Subsidiary of Parent upon prior written notice to the Company, but no such assignment shall relieve Parent, Acquiror or Merger Sub of any of its obligations hereunder, and any assignee must assume all obligations of the assignor under this Agreement in writing. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void. Notwithstanding anything to the contrary in this Agreement, the Surviving Corporation shall be entitled to consummate the Restricted Cash Awards Assignment and Assumption (as defined in the Fourth A&R Company LLC Operating Agreement) in accordance with Section 8.10(b)(iv) of the Fourth A&R Company LLC Operating Agreement without the prior written consent of the other Parties.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.11 Amendments; Waivers. Subject to the provisions of applicable Law, at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Company, Parent, Acquiror and Merger Sub; provided that, without the further approval of the stockholders of the Company and the sole stockholder of Merger Sub, no such amendment or waiver shall be made or given after the Company Stockholder Approval that requires the approval of the stockholders of the Company or the sole stockholder of Merger Sub under the DGCL, as applicable, unless the required further approval is obtained. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent, Acquiror and Merger Sub, on the other hand, may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent, Acquiror or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent, Acquiror and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third-Party Beneficiaries. Except for (a) the right of the Company Indemnified Parties to enforce the provisions of Section 6.9 (Indemnification and Insurance), which, after the Effective Time, shall be for the benefit of each Company Indemnified Party, such Company Indemnified Party’s heirs, executors or administrators and each Company Indemnified Party’s representatives, (b) at and after the Effective Time, the rights of the holders of shares of Class A Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and any rights of holders of shares of Class A Common Stock to dividends or other distributions declared in accordance with the terms of Section 6.1(a)(ii) with a record date prior to the Closing Date to which holders of shares of Class A Common Stock as of such record date become entitled and that remain unpaid as of the Closing Date, (c) at and after the Effective Time, the rights of the holders of Company Options and Company Restricted Stock Units to receive the payments contemplated by the applicable provisions of Section 3.3, in each case in accordance with the terms and conditions of this Agreement, (d) the right of the Company, on behalf of holders of Class A Shares (each of whom shall be an express third-party beneficiary of this Agreement solely to the extent required for this clause (d) to be enforceable) to pursue claims for damages, costs, expenses and liabilities of any kind suffered by such persons in the event of a Willful Breach of this Agreement by Parent, Acquiror or Merger Sub of their obligations hereunder, which may include, in addition to any other remedies available at law or in equity, a payment from Parent, Acquiror or Merger Sub in an amount representing, or based on the loss of, the premium the holders of Class A Shares would be entitled to receive pursuant to the terms hereof (provided that (x) such holders shall not be entitled to pursue such damages, costs, expenses, liabilities or other relief on their own behalf, and the Company, in its sole and absolute discretion, shall have the sole and exclusive authority to pursue and enforce such rights on behalf of such holders and (y) any amounts received by the Company in connection therewith may be retained by the Company, as contemplated by the DGCL), (e) the rights of the Debt Financing Sources contemplated by Section 9.15, and (f) the rights of the Company Related Parties under Section 8.3(d), each of Parent, Acquiror, Merger Sub and the Company agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Each of the persons identified in clauses (a) through (f) of this Section 9.13 shall be an express third-party beneficiary of this Agreement in accordance with such clauses and the provisions referenced therein; provided that the persons named in clauses (a), (b) and (c) of this Section 9.13 shall be entitled to enforce their rights under this Agreement only from and after the Effective Time. In the event of a Willful Breach by Parent, Acquiror or Merger Sub, Parent, Acquiror and Merger Sub shall be liable for all damages, costs, expenses and liabilities suffered by the Company, which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs. For the avoidance of doubt, nothing in this Section 9.13 shall eliminate any claims that holders of Company Common Stock may have under the Exchange Act.

Section 9.14 Interpretation.

(a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (iv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vi) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; (vii) the word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date; (viii) references to “written” or “in writing” include in electronic form; (ix) the phrase “has had” shall refer only to the period covered by such representation or warranty; (x) a reference to any person includes such person’s successors and permitted assigns; (xi) references to “$” shall mean U.S. dollars; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (xiv) references in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date; (xv) the phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to immediately prior to the execution and delivery of this Agreement, unless the context requires otherwise; and (xvi) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the Parties has participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

(c) This Agreement has been prepared in the English language only. Where a German term has been inserted with respect to a certain English term, such German term shall be authoritative for the interpretation throughout this Agreement.

(d) Notwithstanding anything in this Agreement or any of the other Transaction Agreements to the contrary, the Parties agree that the Debt Financing is the responsibility of Parent, Acquiror and Merger Sub and not the Company or any Company Subsidiary and that (a) the Company makes no representations or warranties relating to the Debt Financing (including whether the Company has authorized the Debt Financing or whether any of the transactions contemplated by the Debt Financing conflict with or violate any obligation of the Company or any Company Subsidiary or Contract to which the Company or any Company Subsidiary is a party), (b) except for Section 6.12, none of the covenants of the Company in this Agreement or any other Transaction Agreement require the Company to take any action relating to the Debt Financing, (c) for purposes of the representations and warranties and covenants and obligations of the Company hereunder, the transactions contemplated by this Agreement or the other Transaction Agreements shall not include the Debt Financing and (d) the Company is not making any representations or warranties with respect to the Fourth A&R Company LLC Operating Agreement under Section 4.3(f)(i) or (ii).

Section 9.15 Financing Parties. Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Opco Debt Financing Sources, arising out of or relating to, this Agreement, the Opco Debt

Financing or any of the agreements (including the Opco Debt Financing Letters and definitive debt financing agreements) entered into in connection with the Opco Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees that service of process upon such person in any such proceeding shall be effective if notice is given in accordance with Section 9.7, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of improper venue or forum non conveniens to the maintenance of such action in any court, (e) agrees that notwithstanding anything to the contrary contained herein, none of the Company, any of its Affiliates or any of their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and Representatives shall have any rights or claims against any Opco Debt Financing Source relating to or arising out of this Agreement, the Opco Debt Financing, the Opco Debt Financing Letters, any definitive debt financing agreement related thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise; provided that nothing in this Section 9.15 shall limit the rights of Parent, Acquiror, Merger Sub, the Surviving Corporation or their respective Affiliates under any definitive debt financing agreement from and after the Closing, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY OPCO DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE OPCO DEBT FINANCING, THE OPCO DEBT FINANCING LETTERS, ANY DEFINITIVE DEBT FINANCING AGREEMENT RELATED THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) agrees that no Opco Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Opco Debt Financing, the Opco Debt Financing Letters, any definitive debt financing agreement related thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (h) agrees that the Opco Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section 9.15 (and such provisions shall not be amended in any respect that is adverse to the Debt Financing Sources without the prior written consent of the applicable Debt Financing Sources). This Section 9.15 shall not limit the rights of the parties to the Debt Financing under the Debt Financing Letters or other definitive debt financing agreements or the rights of the parties to the Company Credit Agreements.

Section 9.16 Certain Special Committee Matters. Prior to the Closing, any (a) waiver, consent or approval by the Company under this Agreement shall only be effective if it was approved by the Special Committee and (b) determination as to whether any condition to the obligations of the Company set forth in Section 7.1 or Section 7.3 has been satisfied (and any disputes relating thereto or arising therefrom), and any enforcement or any defense of any enforcement of any rights under this Agreement by the Company, including pursuant to Section 8.1, Section 8.3, Section 9.5 or Section 9.13, shall be controlled by the Special Committee. For the avoidance of doubt, prior to the Closing, this Agreement shall not be amended or modified without the prior written consent of the Special Committee (in addition to the other consents required pursuant to Section 9.11).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

UTZ BRANDS, INC.

By:	/s/ Howard Friedman
Name: Howard Friedman
Title: Chief Executive Officer

IDAHO USA, INC.

By:	/s/ Johan van Winkel
Name: Johan van Winkel
Title: Chief Executive Officer

By:	/s/ Henrik Bauwens
Name: Henrik Bauwens
Title: Chief Financial Officer and Secretary

IDAHO MERGER SUB, INC.

By:	/s/ Johan van Winkel
Name: Johan van Winkel
Title: Chief Executive Officer

By:	/s/ Henrik Bauwens
Name: Henrik Bauwens
Title: Chief Financial Officer and Secretary

INTERSNACK GROUP GMBH & CO. KG

By:	/s/ Johan van Winkel
Name: Johan van Winkel
Title: Executive Chairman

By:	/s/ Henrik Bauwens
Name: Henrik Bauwens
Title: Managing Director

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

UTZ BRANDS, INC.

[•], 2026

FIRST: The name of the corporation is Utz Brands, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 838 Walker Road, Suite 21-2, Dover, Kent County, DE 19904. The name of its registered agent at that address is Registered Agent Solutions, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, each having a par value of $0.01 per share.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors (the “Board of Directors”).

2. The directors shall have concurrent power with the stockholders to adopt, amend or repeal the bylaws of the Corporation (as amended and restated from time to time, the “Bylaws”).

3. The number of directors constituting the Corporation’s Board of Directors shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

4. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been so adopted, amended or repealed.

SIXTH: The following provisions of this Article SIXTH shall apply with respect to matters arising prior to or on [•], 2026, whether asserted or claimed prior to, at or after such date, and shall continue in effect for such matters until [•], 2032:

1. To the fullest extent permitted by law, no director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article SIXTH shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing prior to such amendment or repeal.

SEVENTH: The followings provision of this Article SEVENTH shall apply with respect to matters arising after [•], 2032:

1. No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL or (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Article SEVENTH shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. All references in this Article SEVENTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

FORM OF BYLAWS OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

BYLAWS

OF

UTZ BRANDS, INC.,

a Delaware corporation

Adopted as of [•], 2026

AMENDED AND RESTATED

BYLAWS

OF

UTZ BRANDS, INC.

(hereinafter called the “Corporation”)

ARTICLE X

OFFICES

Section 10.1 Registered Office. The registered office of the Corporation shall be 838 Walker Road, Suite 21-2, Dover, Kent County, DE 19904. The name of its registered agent at that address is Registered Agent Solutions, Inc.

Section 10.2 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE XI

MEETINGS OF STOCKHOLDERS

Section 11.1 Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 11.2 Annual Meetings. The annual meeting of stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the annual meeting of stockholders.

Section 11.3 Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there be one, (ii) the Chief Executive Officer, (iii) the Chief Financial Officer, (iv) the President, if there be one, (v) any Vice President, if there be one, (vi) the Secretary or (vii) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote on the matter for which such special meeting of stockholders is called. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 11.4 Notice. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in accordance with Section 232 of the DGCL, and such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of such meeting and, in the case of a special meeting of stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by law, notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of such meeting.

Section 11.5 Adjournments and Postponements. Any meeting of the stockholders may be adjourned or postponed from time to time by the chairman of such meeting or by the Board of Directors, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are (i) with respect to an adjourned meeting, (a) announced at the meeting at which the adjournment is taken, (b) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (c) set forth in the notice of meeting given in accordance with Section 2.4, or (ii) with respect to a postponed meeting, are publicly announced. At the adjourned or postponed meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or postponement is for more than thirty (30) days, notice of the adjourned or postponed meeting in accordance with the requirements of Section 2.4 shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment or postponement, a new record date for stockholders entitled to vote is fixed for the adjourned or postponed meeting, the Board of Directors shall fix a new record date for notice of such adjourned or postponed meeting in accordance with Section 2.11, and shall give notice of the adjourned or postponed meeting to each stockholder of record entitled to vote at such adjourned or postponed meeting as of the record date fixed for notice of such adjourned or postponed meeting.

Section 11.6 Quorum. Unless otherwise required by the DGCL, other applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in Section 2.5, until a quorum shall be present or represented.

Section 11.7 Voting. Unless otherwise required by law, the Certificate of Incorporation or the bylaws of the Corporation, as amended and restated from time to time (these “Bylaws”), any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock present at the meeting in person or represented by proxy and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 2.11(a), each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 2.8. The Board of Directors, in its discretion, or the chairman of a meeting of the stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 11.8 Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three (3) years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(i) A stockholder, or such stockholder’s authorized officer, director, employee or agent, may execute a document (as defined in the DGCL) authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished in the manner permitted by the DGCL (including by electronic signature (as defined in the DGCL)) by the stockholder or such stockholder’s authorized officer, director, employee or agent.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

(iii) The authorization of a person to act as proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

Section 11.9 Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be executed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228(d) of the DGCL. A consent must be set forth in writing or in an electronic transmission. No consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner required by this Section 2.9 within sixty (60) days of the first date on which a consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. If the person is not a stockholder of record when the consent is executed, the consent shall not be valid unless the person is a stockholder of record as of the record date for determining stockholders entitled to consent to the action. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 2.9.

Section 11.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, not later than the tenth (10th) day before each meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be arranged in alphabetical order, and show the address of each stockholder and the number of shares registered in the name of each stockholder; provided that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 11.11 Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix, as the record date for stockholders entitled to notice of such adjourned meeting, the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions of this Section 2.11.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with Section 228(d) of the DGCL. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 11.12 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by Section 2.10 or the books and records of the Corporation, or to vote in person or by proxy at any meeting of stockholders. As used herein, the stock ledger of the Corporation shall refer to one (1) or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder and all issuances and transfer of stock of the Corporation are recorded in accordance with Section 224 of the DGCL.

Section 11.13 Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if there shall be one, or if there shall not be a Chairman of the Board of Directors or in his or her absence, the Chief Executive Officer. The Board of Directors shall have the authority to appoint a temporary chairman to serve at any meeting of the stockholders if the Chairman of the Board of Directors or the Chief Executive Officer is unable to do so for any reason. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by stockholders.

Section 11.14 Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman of the Board of Directors or the Chief Executive Officer shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall execute and deliver to the Corporation a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

ARTICLE XII

DIRECTORS

Section 12.1 Number and Election of Directors. The Board of Directors shall consist of not less than one nor more than fifteen members, each of whom shall be a natural person, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 3.2, directors shall be elected by a plurality of the votes cast at each annual meeting of stockholders and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation.

Section 12.2 Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board of Directors or any committee thereof resulting from the death, resignation or removal of a director, or from an increase in the number of directors constituting the Board of Directors or such committee or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.

Section 12.3 Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation except as may be otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws.

Section 12.4 Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if there be one, the Chief Executive Officer, or by any director. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the Chief Executive Officer or any director serving on such committee. Notice of any special meeting stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) not less than twenty-four (24) hours before the date of the meeting, by telephone, or in the form of a writing or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 12.5 Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman of such meeting. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 12.6 Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, if there be one, the Chief Executive Officer or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect when delivered or, if such resignation specifies a later effective time or an effective time, determined upon the happening of an event or events, in which case, such resignation takes effect upon such effective time. Unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 12.7 Quorum. Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the vote of a majority of the directors or committee members, as applicable, present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 12.8 Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person, whether or not then a director, may provide, through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event) no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 12.9 Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.

Section 12.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority to (a) approve, adopt or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopt, amend or repeal any of these Bylaws. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 12.11 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board of Directors designating a committee, such committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committees and members of committees in Section 3.10, every reference in these Bylaws to a committee of the Board of Directors or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

Section 12.12 Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

Section 12.13 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes such contract or transaction.

ARTICLE XIII

OFFICERS

Section 13.1 General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a Chief Financial Officer and a Secretary. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 13.2 Election. The Board of Directors, at its first meeting held after each annual meeting of stockholders (or action by written consent of stockholders in lieu of the annual meeting of stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 13.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 13.4 Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation. Except where by law the signature of the Chief Executive Officer is required, the Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.

Section 13.5 Chief Executive Officer. The Chief Executive Officer shall, subject to the oversight and control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and, if the Chief Executive Officer is also a director, the Board of Directors. If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board of Directors.

Section 13.6 Vice Presidents. At the request of the Chief Executive Officer or in the Chief Executive Officer’s absence or in the event of the Chief Executive Officer’s inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 13.7 Chief Financial Officer. The Chief Financial Officer shall have the custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the Chief Executive Officer taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Chief Financial Officer and of the financial condition of the Corporation. If required by the Board of Directors, the Chief Financial Officer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Chief Financial Officer and for the restoration to the Corporation, in case of the Chief Financial Officer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Chief Financial Officer’s possession or under the Chief Financial Officer’s control belonging to the Corporation.

Section 13.8 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 13.9 Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 13.10 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Chief Financial Officer, and in the absence of the Chief Financial Officer or in the event of the Chief Financial Officer’s inability or refusal to act, shall perform the duties of the Chief Financial Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Financial Officer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 13.11 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE XIV

STOCK

Section 14.1 Form of Certificates. Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares.

Section 14.2 Signatures. In the event the Board of Directors determines that the shares of capital stock of the Corporation shall be certificated pursuant to Section 5.1, any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 14.3 Lost Certificates. In the event the Board of Directors determines that the shares of capital stock of the Corporation shall be certificated pursuant to Section 5.1, the Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

Section 14.4 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock (if and as applicable), only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock (if and as applicable), every certificate exchanged, returned or surrendered to the Corporation shall be marked “Canceled,” with the date of cancellation, by the Secretary or Assistant Secretary (if there be one) of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 14.5 Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 14.6 Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 14.7 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE XV

NOTICES

Section 15.1 Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given in writing directed to such director’s, committee member’s or stockholder’s mailing address (or by electronic transmission directed to such director’s, committee member’s or stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such director’s, committee member’s or stockholder’s address or (c) if given by electronic mail, when directed to such director’s, committee member’s or stockholder’s electronic mail address unless such director, committee member or stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the under applicable law, the Certificate of Incorporation or these Bylaws. Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to Section 232(e) of the DGCL, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. The Corporation may give notice by electronic mail in accordance with the first sentence of this Section 6.1 without obtaining the consent required by the second sentence of this Section 6.1. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (y) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

Section 15.2 Waivers of Notice. Whenever any notice is required, by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders of the Corporation or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by law, the Certificate of Incorporation or these Bylaws.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 3.8), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 16.2 Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 16.3 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 16.4 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE XVII

INDEMNIFICATION

Section 17.1 Exculpation and Indemnification for Pre-Closing Matters. The provisions set forth on Annex A shall apply with respect to matters occurring prior to or on the date of adoption of these Bylaws, whether asserted or claimed prior to, at or after such date, and shall continue in effect for such matters until such date that is six (6) years following the date of adoption of these Bylaws. Notwithstanding anything to the contrary in this Article VIII, Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9 Section 8.10, Section 8.11, Section 8.12 and Section 8.13 shall solely apply with respect to actions or inactions occurring following the date of adoption of these Bylaws.

Section 17.2 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 8.4, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 17.3 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.4, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 17.4 Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.2 or 8.3, as the case may be. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 17.5 Good Faith Defined. For purposes of any determination under Section 8.4, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 8.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.2 or 8.3, as the case may be.

Section 17.6 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 8.4, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 8.2 or 8.3. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.2 or 8.3, as the case may be. Neither a contrary determination in the specific case under Section 8.4 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 8.6 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 17.7 Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Corporation or by persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 17.8 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.2 and Section 8.3 shall be made to the fullest extent permitted by law. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or these Bylaws shall not be eliminated or impaired by an amendment to or repeal or elimination of a provision of the Certificate of Incorporation or these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.2 or Section 8.3 but whom the Corporation has the power or obligation to indemnify, under the provisions of the DGCL, or otherwise.

Section 17.9 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII. For purposes of this Section 8.9, insurance shall include any insurance provided directly or indirectly (including pursuant to any fronting or reinsurance arrangement) by or through a captive insurance company in accordance with the requirements of Section 145(g) of the DGCL.

Section 17.10 Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 17.11 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 17.12 Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.6), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 17.13 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE XVIII

AMENDMENTS

Section 18.1 Amendments. These Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws of the Corporation may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new bylaws of the Corporation be contained in the notice of a meeting of the stockholders or Board of Directors, as the case may be, called for the purpose of acting upon any proposed alteration, amendment, repeal or adoption of new bylaws of the Corporation. All such alterations, amendments, repeals or adoptions of new bylaws of the Corporation must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office. Any amendment to these Bylaws adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Section 18.2 Entire Board of Directors. As used in this Article IX and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

* * *

Adopted as of: [•], 2026

ANNEX A

Indemnification and Exculpation for Pre-Closing Matters

Section 1. Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 3 of this Annex A with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 2. Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Annex A, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Annex A (which shall be governed by Section 3 of this Annex A) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Annex A or otherwise.

Section 3. Claims.

If a claim under Section 1 or 2 of this Annex A is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Annex A or otherwise shall be on the Corporation

Section 4. General.

(a) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Annex A, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Annex A, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(b) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Annex A, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Annex A. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 4(b) of this Annex A, entitled to enforce this Section 4(b) of this Annex A.

For purposes of this Section 4(b) of this Annex A, the following terms shall have the following meanings:

(1)

The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2)

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 5. Contract Rights.

The rights conferred upon indemnitees in this Annex A shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Annex A that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6. Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. Indemnification and Advancement of Expenses for Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Annex A with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 8. Certain Definitions. Solely for the purposes of this Annex A, the following definitions shall apply:

(a) “advancement of expenses” shall have the meaning set forth in Section 2 of this Annex A.

(b) “Board” means the Board of Directors of the Corporation, as may be designated from time to time.

(c) “Corporation” means Utz Brands, Inc.

(d) “DGCL” means the General Corporation Law of the State of Delaware.

(e) “ERISA” means the Employee Retirement Income and Security Act of 1974, as amended.

(f) “final adjudication” shall have the meaning set forth in Section 2 of this Annex A.

(g) “indemnitee” shall have the meaning set forth in Section 1 of this Annex A.

(h) “indemnitee-related entities” shall have the meaning set forth in Section 4(b)(1) of this Annex A.

(i) “jointly indemnifiable claims” shall have the meaning set forth in Section 4(b)(2) of this Annex A.

(j) “proceeding” shall have the meaning set forth in Section 1 of this Annex A.

(k) “undertaking” shall have the meaning set forth in Section 2 of this Annex A.

EXHIBIT C

FAMILY STOCKHOLDERS

[Omitted]

C-1